                                                      Registration No. 333-


                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D. C. 20549

                                    Form S-1

                             REGISTRATION STATEMENT

                                      Under

                           THE SECURITIES ACT OF 1933

                       GREYSTONE DIGITAL TECHNOLOGY, INC.
             (Exact name of registrant as specified in its charter)

                                   -----------

                Delaware                               84-1107140
     -------------------------------                 ---------------
     (State or other jurisdiction of                 (I.R.S.Employer
     incorporation or organization)                  Identification
                                                           Number)

                          (Primary Standard Industrial
                           Classification Code Number)
                                      8711

                  4950 Murphy Canyon Road, San Diego, CA 92123
         --------------------------------------------------------------
           (Address of principal executive offices including zip code)

                                 (858) 874-7000
               --------------------------------------------------
              (Registrant's telephone number, including area code)

                                ----------------

                                Richard A. Smith
                             Chief Executive Officer
                       GreyStone Digital Technology, Inc.
                             4950 Murphy Canyon Rd.
                               San Diego, CA 92123
                                 (858) 874-7000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                 ---------------

                        Copies of all communications to:

       Carolyn Harris                                Aaron A. Grunfeld
      General Counsel                        Resch Polster Alpert & Berger LLP
GreyStone Digital Technology, Inc.           10390 Santa Monica Blvd., 4th Fl.
     4950 Murphy Canyon Rd.                      Los Angeles, CA 90025-5058
      San Diego, CA 92123                             (310) 277-8300
       (858) 874-7000
                               ------------------

Approximate date of commencement of proposed sale to public: From time to time after the effective date of the registration statement, as determined by market conditions.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] ____________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] ____________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                         CALCULATION OF REGISTRATION FEE
----------------------------------------------------------------------------------------------------------------
                                                       Proposed Maximum
Title of Each Class             Amount of             Aggregate Offering          Proposed Maximum
Of securities                  Shares to be               Price Per              Aggregate Offering            Amount of
Registered                      Registered                  Share                       Price              Registration Fee
-----------------------        ------------           ------------------         ------------------        ----------------
Common Stock
Issuable upon
Conversion of
Series A
Convertible Preferred
Stock                           1,875,000(1)           $         5.00(2)         $    9,375,000                 $  2,475
----------------------          ---------              --------------            --------------                 --------
Common Stock
Issuable upon
Exercise of Warrants
Issued to Series A
Preferred Stockholders          1,875,000(1)           $         5.38(3)         $   10,087,500                 $  2,663
----------------------          ---------              --------------            --------------                 --------
Common Stock
Issuable upon Exercise
of Warrants                     2,093,550(4)           $4.95 - $10.00(5)         $   15,570,410                 $  4,111
----------------------          ---------              --------------            --------------                 --------
Total                                                                                                           $  9,249
-----                                                                                                           --------

----------
(1) Represents the maximum number of securities that could be issued in the transaction described in the registration statement increased by 50% reserve to allow for possible adjustments provided in the Series A Convertible Preferred Stock transaction agreement.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act of 1933, as amended; based on the average of the last bid and asked prices of GreyStone common stock on the over-the-counter market on July 17, 2000.

(3)     Exercise price of the Warrants.

(4) The number of shares of Common Stock issuable upon exercise of warrants pursuant to registration rights provisions of certain warrants.

(5)     Range of exercise prices of warrants with registration rights.

        The registrant hereby amends the registration statement on this date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall become effective in accordance with Section 8(a) of the Securities Act of 1993 or until the registration statement shall become effective on this date as the Commission, acting pursuant to said Section 8(a), may determine.

This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any state where an offer or sale is not permitted.


                                      SUBJECT TO COMPLETION, DATED July 21, 2000

PROSPECTUS

                       GREYSTONE DIGITAL TECHNOLOGY, INC.

                        5,843,550 Shares of Common Stock


        All of the shares of common stock being sold in this offering are for the accounts of selling security holders. We will not receive any of the proceeds from the sale of shares of common stock, by the selling security holders. We will receive the exercise prices with respect to the exercise of any warrants. If all of the warrants were exercised we could receive net proceeds of approximately $25,657,910. See "Selling Security Holders".

        The selling security holders may sell the shares of common stock, preferred stock and warrants to or through underwriters, and also may sell them directly to other purchasers or through agents from time to time in the over-the-counter market. Sales may be made at fixed prices, which may be changed, negotiated prices, or at market prices prevailing at the time of sale.

        Our common stock is quoted on the National Association of Securities Dealers Over-the-Counter Bulletin Board under the symbol GSTN. At present, GreyStone has not registered, nor intends to register, preferred stock or any warrants themselves. The market for GreyStone securities is limited to the company's common stock.

        On July 17, 2000 the average of the last bid and asked prices of our common stock in the Over-the-Counter market as reported by the NASD was $5.00.

                                   -----------

          Investing in our common stock involves a high degree of risk.
                    See "Risk Factors" beginning on page 6"

                                   -----------

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense. July 21, 2000

                                Table Of Contents

 Prospectus Summary ....................................................       1

 Risk Factors ..........................................................       6

 Forward-Looking Statements ............................................      13

 How We Intend to Use any Proceeds from this Offering ..................      14

 Price Range of Common Stock ...........................................      14

 Dividend Policy .......................................................      14

 Capitalization ........................................................      15

 Selected Financial Data ...............................................      17

 Management's Discussion and Analysis of
  Financial Condition and Results of Operations ........................      20

 Business ..............................................................      25

 Management ............................................................      42

 Certain Relationships and Related Transactions.........................      51

 Principal Stockholders.................................................      55

 Selling Security Holders ..............................................      56

 Plan of Distribution ..................................................      58

 Description of Securities .............................................      58

 Shares Eligible for Future Sale .......................................      60

 Legal Matters .........................................................      60

 Experts ...............................................................      61

 Where Can You Find More Information About Us ..........................      61

 Index To Financial Statements .........................................     F-1

                               PROSPECTUS SUMMARY

        This summary highlights selected information contained elsewhere in this prospectus. This summary may not contain all of the information that you should consider before investing in our company. You should read the entire prospectus carefully, including risk factors, and our financial statements, before making an investment decision.

OVERVIEW

        GreyStone is a software development and systems integration company. Specifically, we develop real-time, interactive, and networked three-dimensional (3-D) visual and aural software, simulated "virtual" environments, and "Info-Space" applications that we market to customers in government and commercial markets. We also provide our customers with supporting engineering services in order to add value to the software applications that we sell to our customers.

        We commenced business in San Diego, California in 1989 in order to provide the United States military and its contractors with software and engineering services for applications in highly advanced military hardware (fighting aircraft, missiles, ships, and vehicles) and training simulators. Our defense customers have included the U.S. Navy, Army and Air Force, Lockheed Martin, Logicon, Hughes Aircraft, and the Defense Advanced Research Projects Agency (DARPA), and others. These customers use GreyStone's products and services in aerial, mechanized, and naval combat, electronic warfare, mission planning and support, training, battlefield command, control, communications, computers, and intelligence ("C4I"), and unmanned aerial vehicles ("UAVs").

        In 1994, we initiated a long-term program to develop multi-player (collaborative) real-time, interactive, and networked 3-D entertainment content ("Titles") to run on high-end 3-D multimedia home-based personal computers ("PCs") and new PC-based open architecture arcade amusement machines ("OA3Ms"). During 1998 we developed our first PC-based entertainment Title, XS-G(TM), to sell to the OA3M entertainment market.

        In December 1999 we transitioned from operating as a privately-held company to a publicly-traded company with the completion of a merger with a company with no previous operations which was traded on the Over-the-Counter Bulletin Board. GreyStone Technology, Inc.'s operations continue today as a wholly-owned subsidiary of GreyStone Digital Technology, Inc. (formerly Express Capital Concepts, Inc.). All references to "GreyStone's" operations in the description of the company's business in this prospectus are those of the wholly-owned subsidiary, under which all of GreyStone Digital Technology, Inc.'s operations are currently conducted.

        Our principal office is located at 4950 Murphy Canyon Road, San Diego, California 92123. Our telephone number at this office is (858) 874-7000; fax number is (858) 874-7019, and our website is www.gstone.com. Information contained at our website is not part of this prospectus.

                                  The Offering

Common stock offered by preferred
stockholders upon conversion,
by preferred stockholders upon exercise
of warrants and by other warrant-
holders upon exercise...............         5,843,550 Shares of common stock


                                             Of the 5,843,550 shares of common stock being offered, up to
                                             1,875,000 shares are to be issued from time to time upon
                                             conversion of preferred stock; up to 1,875,000 shares are to be issued from time to time upon exercise of warrants held by series A preferred stockholders; and 2,093,550 shares are to be issued from time to time upon exercise of other
                                             warrants which provide for registration rights.

Common stock outstanding prior
   to this offering ................         16,278,179 shares

Common stock to be outstanding
   after the offering ..............         22,121,729 shares assuming the conversion of 5,000 shares of preferred stock into 1,875,000 shares of common stock at the current conversion rate of $4.00 per share (including a 50%
                                             reserve for additional shares), and assuming the exercise of
                                             1,875,000 warrants held by series A convertible preferred
                                             stockholders at $5.38 per share (also including a 50%
                                             reserve), 861,800 warrants at $4.95 per share, 250,000
                                             warrants at $6.00 per share, 6,500 warrants at $8.00 per
                                             share, and 975,250 warrants at $10.00 per share. The common stock issued upon conversion of all preferred stock and the exercise of all warrants being registered by this prospectus would represent 28% of our outstanding common shares.

Anti dilution provisions ...........         The conversion rate of the series A convertible preferred
                                             stock and the exercise price per share and number of shares of common stock issuable upon exercise of the warrants held by the series A preferred stockholders are subject to
                                             adjustment in the event of a common stock dividend, a
                                             subdivision or combination of outstanding shares of common stock or in the event of any recapitalization,
                                             reclassification, consolidation, merger or similar event.

Use of proceeds.....................         This offering is being made by selling security holders and we will not receive any of the proceeds of these sales. We may receive cash proceeds to extent any of the warrants are exercised.

NASD OTC
Bulletin Board Symbol ..............         GSTN

        The number of shares of common stock to be outstanding after this offering is based upon the number of shares outstanding as of June 30, 2000 and does not include the following:

        - 550,000 shares of common stock subject to options issued at an exercise price of $6.00 per share under our 1991 stock option plan and 1,775,762 shares of common stock subject to options issued at an exercise price ranging from $3.80 to $6.80 per share under our 1994 stock option plan,

        - 450,000 shares of common stock reserved for issuance under our 1991 stock option plan, and 233,238 shares of common stock reserved for issuance under our 1994 stock option plan,

        - 1,790,000 shares of common stock subject to options issued at an exercise price ranging from $.275 to $4.95 outside of either stock option plan,

        - Subject to approval by the company's shareholders at the September, 2000 annual meeting of shareholders, 2,000,000 additional shares of common stock reserved for issuance under our 1994 stock option plan and 4,000,000 shares of common stock reserved for issuance under our 2000 stock option plan.

        - Other warrants to purchase 5,415,546 shares at exercise prices ranging from $4.95 to $12.00 per share.

        Please see capitalization, shares eligible for future sales, and description of securities for a more complete discussion regarding the outstanding shares of common stock, preferred stock, warrants, and options to purchase common stock and related matters.


Summary financial data

        The following summary financial data information should be read in conjunction with our financial statements and their related notes and Managements Discussion and Analysis of Financial Condition and Results of Operations included in this prospectus. The statement of operations data for the years ended March 31, 2000, 1999, and 1998 is derived from, and is incorporated by reference to, the audited financial statements included in this prospectus. The statement of operations data for the years ended March 31, 1997 and 1996 have been derived from audited financial statements not included in this prospectus. The balance sheet data at March 31, 2000 are derived from, and incorporated by reference to, our audited financial statements included in this prospectus.

                                                     YEARS ENDED MARCH 31,
                              -------------------------------------------------------------------
                                 2000          1999          1998          1997          1996
                              -----------   -----------   -----------   -----------   -----------
STATEMENT OF OPERATIONS
  DATA:
Revenues....................  $ 1,908,182   $ 2,105,517   $ 2,112,566   $ 2,336,371   $ 2,065,260
                              -----------   -----------   -----------   -----------   -----------
Expenses:
  Cost of revenues..........    1,206,647     1,274,177     1,181,728     1,621,166     1,404,976
  Marketing and sales.......      781,203       853,190       662,503       720,213       663,373
  Research and
     development............    1,009,923     1,093,145     1,254,297     1,978,505     3,146,960
  General and
     administrative.........    3,482,042     2,044,392     3,420,898     2,087,877     3,040,119
                              -----------   -----------   -----------   -----------   -----------
          Total expenses....    6,479,815     5,264,904     6,519,426     6,407,761     8,255,428
                              -----------   -----------   -----------   -----------   -----------
Loss from operations........   (4,571,633)   (3,159,387)   (4,406,860)   (4,071,390)   (6,190,168)
Net interest expense
  (income)..................      (84,407)       99,944       201,941       615,240       507,518
                              -----------   -----------   -----------   -----------   -----------
Net loss....................  $(4,487,226)  $(3,259,331)  $(4,608,801)  $(4,686,630)  $(6,697,686)
                              ===========   ===========   ===========   ===========   ===========
Basic net loss per share....  $      (.29)  $     (0.23)  $     (0.34)  $     (0.41)  $     (0.63)
Basic weighted average
  number of shares
  outstanding...............   15,398,789    14,131,416    13,435,377    11,408,158    10,617,417

                                                         AS OF MARCH 31,
                                -----------------------------------------------------------------
                                   2000         1999         1998          1997          1996
                                ----------   ----------   -----------   -----------   -----------
BALANCE SHEET DATA:
Cash and cash equivalents.....  $  167,299   $  795,480   $     5,083   $    14,224   $     6,276
Working capital
  (deficiency)................    (395,577)    (805,406)   (1,826,674)   (7,151,324)   (7,151,834)
Total assets..................   1,647,482    1,276,922       915,156     1,336,505     1,791,115
Long-term debt, net of current
  portion.....................         -0-          -0-           -0-           -0-     1,207,965
Total stockholders' equity
  (deficiency)................     657,390     (524,441)   (1,314,457)   (6,199,575)   (7,109,133)

                                  RISK FACTORS

        Investing in our common stock involves a high degree of risk. You should consider the following risk factors, together with the other information carefully in this prospectus, when evaluating an investment in our common stock. If any of following risks occur, our business, operations or financial condition would likely suffer. The trading price of our common stock could decline and you may lose all or part of your investment. The risks and uncertainties described below are not the only ones facing us. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations.


        RISKS RELATED TO GREYSTONE'S OPERATIONS

GREYSTONE'S REVENUES ARE PRINCIPALLY GENERATED FROM SALES AND SERVICES TO THE U.S. GOVERNMENT AND ITS CONTRACTORS.

        To date, substantially all of GreyStone's revenues have come from sales and services to U.S. government agencies and contractors. GreyStone's contracts are subject to funding limitations for the convenience of the government. Cancellations or delays of government projects or activities will have a significant impact on GreyStone's results of operations and financial condition. Because GreyStone tends to work on only a few projects at any time, cancellations or delays can affect GreyStone more adversely than larger companies.

        It is possible that the U.S. government may spend less money on military-related technology in the future or that GreyStone in any event will not be successful in attracting new government business in the future. While the total amount of expenditures should remain in the billions of dollars and GreyStone believes that an increasing proportion of these expenditures will be budgeted to software and related technologies, there can be no assurance that the purchases by the U.S. government or its contractors will remain at or above current levels. Any inability by GreyStone to offset declines in government business with sales to the commercial market or other governments would affect GreyStone materially and adversely.

GREYSTONE'S GOVERNMENT CONTRACTS CAN BE TERMINATED AT ANY TIME.

        All government contracts and, in general, subcontracts under them may be terminated at any time at the convenience of the United States Government. Government contracts also may be canceled if the necessary funds are not appropriated by Congress. Since Congress normally appropriates funds only one fiscal year at a time, longer term government contracts are usually only partly funded at any time. If any of GreyStone's government contracts or subcontracts were to be terminated or canceled, GreyStone generally would only be entitled to receive payment for work completed and allowable termination or cancellation costs. Termination or cancellation of GreyStone's contracts or subcontracts could have a material adverse effect on GreyStone.

GREYSTONE'S ENTERTAINMENT BUSINESS HAS GENERATED LIMITED REVENUES AND ITS VALUE IS DIFFICULT TO EVALUATE.

        In 1993, GreyStone decided to create commercial entertainment products using technologies developed in connection with its government business. Before March 31, 1997, GreyStone generated revenues of approximately $796,000 from its entertainment products. Since that date, while developing and testing the new products on lower cost computer platforms, GreyStone has had no material amount of revenues from its entertainment products. GreyStone continues to invest in its commercial entertainment products. No assurance can be given that these products will be successful or that GreyStone will have material revenues from these products over the next 12 months or at all.

GREYSTONE'S CONTINUED INABILITY TO SUCCESSFULLY MARKET XS-G COULD ADVERSELY AFFECT GREYSTONE'S BUSINESS AND RESULTS OF OPERATIONS.

        GreyStone started marketing its current game, XS-G, during the first calendar quarter of 1999. To date, GreyStone has not consummated any sales of XS-G. GreyStone's continued inability to sell XS-G could have a material adverse effect on its business and results of operations.

GREYSTONE MAY INCUR ADDITIONAL LOSSES AS IT CONTINUES TO MARKET AND DEVELOP ITS ENTERTAINMENT PRODUCTS.

        GreyStone has incurred losses in each fiscal year since 1993 when it embarked on the development of entertainment products. These losses have been primarily due to the lack of any significant entertainment revenues, substantial research expenses and other costs incurred in the development and introduction of its government and entertainment products. GreyStone has yet to generate significant revenues from these products and there can be no assurance of significant sales or any profits from of its entertainment products.

GREYSTONE WILL NEED ADDITIONAL CAPITAL IN THE FUTURE, WHICH MAY NOT BE AVAILABLE ON ACCEPTABLE TERMS.

        To finance its business plan and negative cash flow GreyStone has continually needed to obtain debt and equity financing on a private basis. Cash deficiencies in the past have required GreyStone to defer payment of its then due obligations and impeded its operations and development. Although GreyStone has been able to fund operations by selling shares and borrowing, there is no assurance that it can continue to do so.

        GreyStone obtained approximately $3,250,000, $2,425,000, and $3,153,000 in the fiscal years ended March 31, 2000, 1999 and 1998, respectively, from private placements of common stock, obtained approximately $1,704,000 from the exercise of stock options and warrants in fiscal year 2000, and eliminated approximately $999,000 and $5,633,000 of debt in fiscal years 1999 and 1998 by obtaining the creditors agreements to convert the debt into common stock. The proceeds of the cash sales were used primarily to fund cash used in operating activities in excess of revenues. On May 22, 2000 GreyStone obtained net proceeds of $4,450,000 from the private placement sale of 5,000 shares of preferred stock at a price of $1,000 per share to a group of accredited investors. As a result, after paying certain debt and operational obligations GreyStone's cash position increased from $167,299 on March 31, 2000 to approximately $3,900,000 on May 31, 2000. On March 31, 2000, GreyStone's total current assets were $594,515 and total liabilities were $990,092, which resulted in a working capital deficiency of $395,577.

        No assurance can be given that additional equity capital or borrowings will be available to GreyStone on favorable terms, if at all. Nor is there any assurance that GreyStone's results from operations will improve, or that its financial condition will continue to improve.

        GreyStone presently anticipates that its expenditures will continue to exceed its revenues from its operations if there is not a significant improvement in its revenue. If GreyStone's revenue does not increase substantially, and if there are any significant delays in raising additional capital, then GreyStone may face the risk of not having enough cash or other resources to continue to operate its current business plan. Without increased revenues, or the ability to raise additional capital, GreyStone could be compelled to curtail or even cease operations. If this were to happen, GreyStone shareholders could lose all or part of their investment.

GREYSTONE'S QUARTERLY RESULTS ARE LIKELY TO FLUCTUATE SIGNIFICANTLY AND MAY BE BELOW THE EXPECTATIONS OF ANALYSTS AND INVESTORS.

        GreyStone's quarterly revenues, operating results and cash flows vary. Factors which cause this fluctuation include:

        - the uncertainty in timing of the payments on government contracts;

        - the reduction in size, delay in starting-time, interruption, or termination of one or more significant projects or contracts during a quarter;

        - the delays in the research, development and introduction of new products; and

        - general economic conditions which may affect the ability of GreyStone to sell its products to the government, government contractors and in the entertainment markets.

        The timing of payments on government contracts depends on government project schedules. When a project does not start on time or proceeds slowly GreyStone's financial condition and results of operations can be harmed. Because a majority of GreyStone's operating expenses, including salaries, depreciation and rent, are largely fixed before a quarter begins, GreyStone has only a limited ability to protect itself from these delays. GreyStone believes that quarterly revenues and operating results are likely to vary significantly in the future and that period-to-period comparisons of its revenues and operating results are not necessarily meaningful and should not be relied upon as indications of future performance.

GREYSTONE WILL NOT BE ABLE TO ACCURATELY PREDICT THE SUCCESS OF ITS FUTURE OPERATIONS AND YOU SHOULD NOT RELY ON GREYSTONE'S FORWARD-LOOKING STATEMENTS.

        Forward-looking statements have been made in the "Company Business" section and elsewhere in this document. Forward-looking statements are all those which are not about historical fact, and include, but are not limited to, information concerning:

        -       business strategy, future operations and results of operations;

        -       the ability of GreyStone to continue its operations

        - the ability of GreyStone's shareholders to sell their shares in the over-the-counter market;

        -       the ability of GreyStone to raise additional capital; and

        - other statements which include "believes," "expects," "anticipates," "intends," "estimates" or similar expressions.

        While these statements are based on GreyStone's current expectations, they are subject to important risks and uncertainties and should not be relied on as predictions of what will happen. Factors that may cause actual results to differ from the statements which have been made include, but are not limited to, the other risk factors discussed in this document. Forward-looking statements should not be seen as representations that they will be realized, and GreyStone is assuming no obligation to update them if they should become aware that the statements may not be realized.

GREYSTONE DEPENDS ON KEY ENGINEERING, TECHNICAL, AND OTHER PERSONNEL SKILLED IN GOVERNMENT CONTRACTING AND MAY HAVE DIFFICULTY RETAINING AND ATTRACTING THESE SKILLED EMPLOYEES IN THE FUTURE.

        GreyStone's future success depends to a significant extent on the continued service of its senior management and other key employees. The loss of any of these individuals could have a material adverse effect on GreyStone's business and results of operations. GreyStone also believes that its future success will depend, in large part, on its ability to attract and retain highly skilled employees in a variety of disciplines. Competition for such employees within the computer industry is intense, and there can be no assurance that GreyStone will be successful in attracting and retaining such personnel.

GREYSTONE MAY BE HELD LIABLE FOR A PRODUCT LIABILITY CLAIM.

        Testing, producing, marketing and using GreyStone's products may entail a risk of product liability. While GreyStone maintains product liability insurance in amounts that it believes adequate, there can be no assurance that GreyStone will be able to maintain such insurance at reasonable costs or in sufficient amounts. An inability to maintain adequate insurance or to otherwise protect GreyStone against potential product liability could prevent or inhibit the commercialization of GreyStone's products. In addition a product liability claim or recall could have a material adverse effect on GreyStone's business and results of operations.

WE MAY ENGAGE IN FUTURE ACQUISITIONS THAT DILUTE OUR STOCKHOLDERS' EQUITY AND CAUSE US TO INCUR DEBT OR ASSUME CONTINGENT LIABILITIES.

        We may pursue acquisitions that could provide new technologies or products. Future acquisitions may involve the use of significant amounts of cash, potentially dilutive issuances of equity or equity-linked securities, the incurrence of debt, or amortization expenses related to goodwill and other intangible assets.

        In addition, acquisitions involve numerous risks, including:

        - difficulties in the assimilation of the operations, technologies, products and personnel of the acquired company;

        - the diversion of management's attention from other business concerns;

        - risks of entering markets in which we have no or limited prior experience; and

        -       the potential loss of key employees of the acquired company.

        In January 2000 we executed letters of intent to acquire two privately held companies and are presently in discussions relating to the acquisition of one of the companies. If the transaction is not completed, GreyStone could incur the risk of delay or possible loss of the money already given to the acquisition target company, and its president. See Strategic Business Acquisitions, page 36. In the event that such an acquisition does occur and we are unable to successfully integrate businesses, products, technologies or personnel that we acquire, our business, operating results or financial condition could be materially adversely affected.

WE DO NOT PLAN TO PAY CASH DIVIDENDS ON OUR COMMON STOCK.

        We have never paid cash dividends on our common stock and do not anticipate paying any cash dividends in the foreseeable future. We intend to retain future earnings, if any, to finance the growth and expansion of our business and for general corporate purposes.

        RISKS RELATED TO THE DIGITAL TECHNOLOGY MARKET

GREYSTONE'S MARKET IS CHARACTERIZED BY RAPID TECHNOLOGICAL CHANGE AND ITS

PRODUCTS AND SERVICES COULD BECOME OBSOLETE OR FAIL TO GAIN MARKET ACCEPTANCE.

        GreyStone's success will depend on its ability to develop and introduce products which keep pace with the technological advances in a number of different disciplines, and to respond to rapidly changing customer preferences and tastes. GreyStone must also introduce new and innovative entertainment products frequently to attract and maintain consumer interest. GreyStone can give no assurance that it will be successful in developing or marketing products that incorporate technological advances, or that adequately address changing customer preferences on a timely basis, if at all. Furthermore, even if GreyStone is able to successfully develop and market products that incorporate technological advances, we cannot assure that these products will gain customer acceptance. A market for our Virtual Info-Space may not develop and GreyStone may not be able to recover its development costs for Virtual Info-Space. The development costs may be significant.

GREYSTONE MAY EXPERIENCE DELAYS IN PRODUCT INTRODUCTION OR DEFECTS IN SOFTWARE CODE WHICH COULD ADVERSELY AFFECT ITS BUSINESS AND RESULTS OF OPERATIONS.

        GreyStone could experience delays in new product introductions. GreyStone's new products could contain undetected or unresolved errors in the software code base when they are first introduced or when newer versions of the earlier products are released. Despite extensive testing, GreyStone may not detect all software errors in its new products and product upgrades. Delays in product introductions and undetected errors in software could result in an inability of GreyStone products to gain market acceptance. GreyStone's inability to resolve these issues could have a negative effect on business and operations.

FUTURE GROWTH FOR GREYSTONE'S ENTERTAINMENT PRODUCTS DEPENDS ON THE UNCERTAIN DEMAND FOR 3-D SOFTWARE.

        The market for 3-D software applications is new and is changing rapidly. GreyStone believes that growth of the market for 3-D software has been restricted by:

        - the high costs of the hardware components necessary for 3-D software;

        - an insufficient understanding of the software design and development process for engaging 3-D software; and

        -       competition from other forms of out-of-home entertainment.

        Because GreyStone's future growth depends on, among other things, the growth in demand for 3-D software, if the 3-D software market fails to develop in a timely manner, or at all, GreyStone's results of operations may suffer. In addition, there can be no assurance that, to the extent the 3-D software market develops, GreyStone's products will be accepted by customers.

ENTERTAINMENT AND GOVERNMENT MARKETS ARE INTENSELY COMPETITIVE AND GREYSTONE MAY NOT BE ABLE TO COMPETE SUCCESSFULLY.

     Competition in the Entertainment Market

        GreyStone's competitors range from small companies with limited resources to large companies with greater financial, technical and marketing resources than GreyStone. GreyStone believes that it competes against the following well established companies, among others, in the interactive entertainment markets: Disney, Atari, Electronic Arts, Inc., Lucas Arts Entertainment Company, Sony, Sega, Nintendo, Atari, WMS Industries, Inc. ("Williams"), Midway Games, Inc., and Namco, Inc. GreyStone expects that the number of its competitors will increase. GreyStone also believes that large entertainment and computer companies are increasing their focus on the interactive 3-D software entertainment market, which will further stimulate competition.

        GreyStone plans to develop products for the in-home entertainment market, which is a highly competitive market. Companies that have been in the market longer, have greater financial resources and brand recognition as well as greater consumer loyalty than GreyStone, are able to make larger investments in research and development and engage in more extensive marketing and promotional campaigns. These companies may also be able to carry larger inventories, adopt more aggressive pricing policies, have more extensive channels of distribution, and generally make better and more attractive offers to customers.

        GreyStone believes that the following well established companies are some, but not all, of its principal competitors in the in-home entertainment markets: Acclaim Entertainment Inc., Broderbund Software, Inc., Eidos Interactive, Inc., Electronic Arts, Interplay Productions, Midway, Namco Limited, Nintendo, Sony, and Williams.

     Competition in the Government Market

        GreyStone competes against established corporations that have substantially greater resources than GreyStone. GreyStone has often worked closely with several companies as a sub-contractor, but we cannot assure that GreyStone will be successful in maintaining or enhancing these relationships in the future. GreyStone considers its principal competitors for government products and services to include SAIC, Cubic Corporation, Logicon, TRW and others. We cannot assure that GreyStone will be able to compete with these and other companies for future government contracts. Even if GreyStone is awarded contracts, we cannot assure that the contracts will be on terms favorable to GreyStone.

     Factors Affecting Competition

        GreyStone believes that competition will intensify in the future, and that its ability to compete successfully depends on a number of factors, including:

        -       GreyStone's market presence;

        - the reliability and quality of its software products and the hardware on which GreyStone's software products operate;

        - the pricing and timing of services and products by GreyStone and its competitors;

        - GreyStone's ability to retain and attract qualified and experienced engineering and other technical personnel,

        -       GreyStone's ability to react to changes in the market; and

        -       industry and economic trends.

        While GreyStone believes that its products may compare favorably to those offered by competitors, there can be no assurance that GreyStone's products will gain market acceptance or that they will compete successfully. Moreover, competitors might develop products or technologies that will have broader market acceptance than GreyStone's or make GreyStone's products non-competitive for other reasons. GreyStone believes that the game industry is consolidating, which may lead to the creation of larger, better-financed competitors. If GreyStone is not able to compete effectively with other 3-D software vendors, GreyStone's business and results of operations will be harmed.

GREYSTONE DEPENDS LARGELY ON ITS INTELLECTUAL PROPERTY, FOR WHICH LEGAL PROTECTION MAY NOT BE AVAILABLE NOR SUFFICIENT.

        GreyStone relies on a combination of patent, trade secret, contract, copyright and trademark law to protect its products and technology. As of the date of this report, GreyStone had one patent issued, one registered copyright and two registered trademarks.

        While GreyStone generally enters into confidentiality and/or license agreements with its employees, customers and potential customers and limits access and distribution of its products, documentation and other proprietary information, there can be no assurance that these steps will be sufficient to prevent the theft or independent third party development of its technology.

IF TECHNOLOGY OR INTELLECTUAL PROPERTY OF GREYSTONE INFRINGES ON THE INTELLECTUAL PROPERTY OF OTHERS, GREYSTONE MAY INCUR LIABILITIES AND EXPENSE AND MAY BE REQUIRED TO STOP USING THE INFRINGING TECHNOLOGY.

        While GreyStone believes that its technology does not infringe upon the intellectual property rights of other parties, we cannot assure that third parties will not assert infringement claims against GreyStone. If any such claims are asserted and upheld, we could experience a material adverse effect on our business and results of operations.

        RISKS RELATING TO SECURITY MARKETS

THERE HAS BEEN LIMITED PUBLIC MARKET FOR GREYSTONE STOCK, AND THE STOCK PRICE IS LIKELY TO BE HIGHLY VOLATILE.

        GreyStone's common stock is quoted on the OTC-BB. Its total average daily trading volume during the 20 day trading period preceding the date of this prospectus was 35,470 shares with an average daily total quoted trading value of $173,862 (based on the daily high bid price). We cannot assure that the trading volume or price for GreyStone common stock will increase in the near future.

THE MARKET PRICE OF GREYSTONE'S COMMON STOCK MAY BE SUBJECT TO SIGNIFICANT FLUCTUATIONS.

        Some factors which may cause fluctuation include:

        - changes in the business, operations, financial results and prospects of GreyStone;

        -       announcements of new products by competitors;

        -       general trends in the commercial software entertainment market;

        - fluctuations in the stock market that are unrelated to the operating performance of particular companies;

        - more shares of GreyStone stock being available for sale after the registration of preferred stock conversion shares and shares underlying options and warrants;

        -       general market and economic conditions; and

        - other factors, such as the exercise of warrants, options, or sale of new common or preferred shares.

BECAUSE 54% OF THE OUTSTANDING STOCK OF GREYSTONE IS BENEFICIALLY OWNED BY DIRECTORS AND OFFICERS AS A GROUP, OTHER INVESTORS WILL HAVE LITTLE INFLUENCE OVER MANAGEMENT DECISIONS.

        As of March 31, 2000, directors and executive officers of GreyStone, as a group, beneficially owned approximately 54% of the outstanding stock of GreyStone (including shares underlying exercisable options and warrants to purchase GreyStone stock). Richard A. Smith, GreyStone's founder owns directly and with his spouse, approximately 41% of the outstanding stock. As a result, the current directors and executive officers of GreyStone, if acting together, would be able to control most matters requiring the approval of the stockholders of GreyStone. The voting power of these stockholders can delay or prevent a change in control of GreyStone.

GREYSTONE'S BOARD OF DIRECTORS WILL HAVE BROAD DISCRETION IN ISSUING PREFERRED STOCK, WHICH MAY HAVE AN ADVERSE EFFECT ON THE RIGHTS OF THE HOLDERS OF COMMON STOCK.

        The board of directors of GreyStone is authorized to issue 3,000,000 shares of preferred stock without any vote or action by the stockholders of GreyStone. The board of directors have the authority to issue preferred stock in one or more series and to fix the rights, preferences, and restrictions thereof, including:

        -       Dividend rights and rates,

        -       Conversion rights,

        -       Voting rights,

        -       Terms of redemption,

        -       Redemption prices,

        -       Liquidation preferences, and

        - The number of shares constituting a series or the designation of such series.

        GreyStone believes the power to issue preferred stock provides desirable flexibility in connection with possible acquisitions or other corporate purposes. However, the issuance of preferred stock could have the effect of delaying, deferring or preventing a change of control of GreyStone without further actions by the stockholders. In addition, it may adversely affect the market price of the common stock and the voting rights of the holders of common stock.

                           FORWARD-LOOKING STATEMENTS

        This prospectus contains forward-looking statements that involve risks and uncertainties, which may include statements about management's intentions, plans, hopes, beliefs, expectations or projections of the future. These forward-looking statements involve risks and uncertainties, including without limitation, acceptance of the company's products and services; additional financing requirements; anticipated sources of funds to fund our operations following the date of this prospectus; the impact of competitive products or pricing; technological changes; the effect of economic conditions; the ability to successfully commercialize the company's entertainment products; the company's dependence on key engineering, technical, and other personnel skilled in government contracting; plans for hiring additional personnel; the ability of the government to terminate contracts and subcontracts at any time; and other risks and uncertainties detailed from time to time in the company's reports filed with the Securities and Exchange Commission.

        When used in this prospectus, the words "expects," "anticipate," "intends," 'plans," 'believes," "seeks," "estimates," and similar expressions are generally intended to identify forward-looking statements. Because these forward-looking statements involve risks, actual results could differ materially from those expressed or implied by these forward-looking statements for a number of reasons, including those discussed under "risks factors" and elsewhere in this prospectus. We assume no obligation to update any forward-looking statements.

              HOW WE INTEND TO USE ANY PROCEEDS FROM THIS OFFERING

        Selling security holders are making this offering and we will not receive any of the proceeds of these sales. We may receive cash proceeds to the extent any warrants are exercised. If all of the warrants were exercised we could receive net proceeds of approximately $25,657,910. Any proceeds will be used for working capital and general corporate purposes. Pending the use of any proceeds they will be invested in short term investment grade, interest-bearing securities. We estimate our expenses in connection with this offering will be approximately $75,000.

                           PRICE RANGE OF COMMON STOCK

        Our common stock has traded on the Nasdaq OTC Bulletin Board under the symbol GSTN since December 1999 when GreyStone completed its merger with Express Capital Concepts, Inc. (trading symbol EXCC), a company formed in 1988 with the purpose of merging with a company such as GreyStone. Upon the completion of the merger, the stock underwent at one-for-41.66667 share (reverse) stock split. The numbers below before December 1999 give effect to the split.

        The table below sets forth the high and low bid range of quotations for our common Stock for the quarters indicated as reported by the Nasdaq:

                      FISCAL YEAR 1999                        HIGH BID    LOW BID
                      ----------------                        --------    -------
First Quarter to 6/30/98....................................  $16.927     $9.115
Second Quarter to 9/30/98...................................  $16.927     $5.417
Third Quarter to 12/31/98...................................  $18.229     $6.250
Fourth Quarter to 3/31/99...................................  $31.250     $7.813

                      FISCAL YEAR 2000                        HIGH BID    LOW BID
                      ----------------                        --------    -------
First Quarter to 6/30/99....................................  $20.833     $7.917
Second Quarter to 9/30/99...................................  $20.833     $7.917
Third Quarter to 12/31/99...................................  $41.667     $9.115
Fourth Quarter to 3/31/00...................................  $13.250     $4.875


        These over-the-counter market quotations reflect inter dealer prices without retail markup, markdown or commission, and may not necessarily represent actual transactions.

        On July 17, 2000 the last bid price reported on the Nasdaq OTC Bulletin Board for our common stock was $5.00 per share. On June 30, 2000, we had 16,278,179 shares of common stock outstanding. We had approximately 380 stockholders of record.

                                 DIVIDEND POLICY

        We have never declared or paid cash dividends on our common stock. The current policy of the Board of Directors is to retain any earnings to provide for the development and growth. Consequently, no cash dividends are expected to be paid in the foreseeable future on shares of common stock. The holders of the preferred stock are entitled to receive an annual preferred dividend at the rate of 8% per year, payable at the option of the company in cash or shares of common stock. No dividends may be paid on any shares of common stock unless and until all accumulated and unpaid dividends on the preferred stock have been declared and paid in full. The current policy of the Board of Directors is to retain any earnings for our operations, and there is no intention of paying cash dividends on the outstanding preferred shares.

                                 CAPITALIZATION

        The following table sets forth our capitalization as of March 31, 2000. Our capitalization is presented:

        - on an actual basis; and
        - as adjusted to reflect the issuance of 1,875,000 shares of common stock (including 50% reserve for issuance of additional shares) $.001 par value upon the conversion of 5,000 shares of Series A convertible preferred stock $.001 par value and the issuance of 3,968,550 shares of common stock $.001 par value upon the exercise of warrants at a price of $4.95 to $10.00 per share, resulting in additional common stock of $5,844 (5,843,550 shares at $.001 par value) and additional paid in capital of $25,657,910 from the exercise of warrants.

                                                                                        March 31,2000
                                                                               -------------------------------
                                                                                   Actual          As Adjusted
                                                                               ------------       ------------
Short-term debt                                                                $    990,092       $    990,092
Long-term debt                                                                            0                  0
                                                                               ------------       ------------
         Total                                                                      990,092            990,092
                                                                               ============       ============
Stockholders' equity
         Preferred Stock; Authorized 3,000,000 ($0.001 par value)
            shares authorized; none issued or outstanding                                 0                  0
         Common stock;  30,000,000 ($0.001 par value) shares authorized;
            16,278,179 shares issued and outstanding.                                16,278             22,122

Additional paid-in capital                                                       39,816,415         65,474,325
Subscriptions receivable from equity transactions                                (1,510,792)        (1,510,792)
Accumulated deficit                                                             (37,664,511)       (37,664,511)
                                                                               ------------       ------------
Total stockholders' equity                                                     $    657,390       $ 26,321,144
                                                                               ------------       ------------
         Total capitalization                                                  $   (332,702)      $ 25,331,052
                                                                               ============       ============

The number of shares of common stock reflected as issued in the table above, both on an actual basis and on an adjusted basis does not reflect the following:

        - 550,000 shares of common stock subject to options issued at an exercise price of $6.00 per share under our 1991 stock option plan and 1,775,762 shares of common stock subject to options issued at an exercise price ranging from $3.80 to $6.80 per share under our 1994 stock option plan,

        - 450,000 shares of common stock reserved for issuance under our 1991 stock option plan, and 233,238 shares of common stock reserved for issuance under our 1994 stock option plan,

        - 1,790,000 shares of common stock subject to options issued at an exercise price ranging from $.275 to $4.95 outside of either stock option plan,

        - Subject to approval by the company's shareholders at the ____________, 2000 annual meeting of shareholders, 2,000,000 additional shares of common stock reserved for issuance under our 1994 stock option plan and 4,000,000 shares of common stock reserved for issuance under our 2000 stock option plan.

        - Other warrants to purchase 5,415,546 shares at exercise prices ranging from $4.95 to $12.00 per share.

                             SELECTED FINANCIAL DATA

The selected financial data as of March 31, 2000, 1999, 1998, 1997 and 1996 and for each of the years in the five year period ended March 31, 2000 have been derived from the Company's audited financial statements. The selected data set forth below is qualified in its entirety by reference to and should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements and related notes thereto included elsewhere in this report.

                                                     YEARS ENDED MARCH 31,
                              -------------------------------------------------------------------
                                 2000          1999          1998          1997          1996
                              -----------   -----------   -----------   -----------   -----------
STATEMENT OF OPERATIONS
  DATA:
Revenues....................  $ 1,908,182   $ 2,105,517   $ 2,112,566   $ 2,336,371   $ 2,065,260
                              -----------   -----------   -----------   -----------   -----------
Expenses:
  Cost of revenues..........    1,206,647     1,274,177     1,181,728     1,621,166     1,404,976
  Marketing and sales.......      781,203       853,190       662,503       720,213       663,373
  Research and
     development............    1,009,923     1,093,145     1,254,297     1,978,505     3,146,960
  General and
     administrative.........    3,482,042     2,044,392     3,420,898     2,087,877     3,040,119
                              -----------   -----------   -----------   -----------   -----------
          Total expenses....    6,479,815     5,264,904     6,519,426     6,407,761     8,255,428
                              -----------   -----------   -----------   -----------   -----------
Loss from operations........   (4,571,633)   (3,159,387)   (4,406,860)   (4,071,390)   (6,190,168)
Net interest expense
  (income)..................      (84,407)       99,944       201,941       615,240       507,518
                              -----------   -----------   -----------   -----------   -----------
Net loss....................  $(4,487,226)  $(3,259,331)  $(4,608,801)  $(4,686,630)  $(6,697,686)
                              ===========   ===========   ===========   ===========   ===========
Basic net loss per share....  $      (.29)  $     (0.23)  $     (0.34)  $     (0.41)  $     (0.63)
Basic weighted average
  number of shares
  outstanding...............   15,398,789    14,131,416    13,435,377    11,408,158    10,617,417

                                                         AS OF MARCH 31,
                                -----------------------------------------------------------------
                                   2000         1999         1998          1997          1996
                                ----------   ----------   -----------   -----------   -----------
BALANCE SHEET DATA:
Cash and cash equivalents.....  $  167,299   $  795,480   $     5,083   $    14,224   $     6,276
Working capital
  (deficiency)................    (395,577)    (805,406)   (1,826,674)   (7,151,324)   (7,151,834)
Total assets..................   1,647,482    1,276,922       915,156     1,336,505     1,791,115
Long-term debt, net of current
  portion.....................         -0-          -0-           -0-           -0-     1,207,965
Total stockholders' equity
  (deficiency)................     657,390     (524,441)   (1,314,457)   (6,199,575)   (7,109,133)

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

        Except for the historical information contained herein, the following contains forward-looking statements that involve risks and uncertainties. GreyStone's actual results in future periods could differ materially from those discussed here. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in Item 1 "Business" and "Factors which may effect future performance", as well as those discussed elsewhere and any document incorporated herein by reference. Also see GreyStone's financial statements included herein.

OVERVIEW

        In December 1999, GreyStone Technology, Inc., a privately held company merged with Express Capital Concepts, Inc., a company which had no previous operations and was traded on the Over-the-Counter Bulletin Board. GreyStone Technology, Inc.'s operations continue today as a wholly-owned subsidiary of GreyStone Digital Technology, Inc., (formerly Express Capital Concepts, Inc.) All references to "GreyStone's" operations in this report are those of the wholly-owned subsidiary, under which all of GreyStone Digital Technology, Inc.'s operations are currently conducted.

        GreyStone designs, develops and markets real-time, interactive, and networked three dimensional software. It develops and delivers its 3-D software principally for defense (i.e., training and simulation) and entertainment applications. GreyStone applies its skills and experience in using real-time distributed and networked interactivity, 3-D graphics, artificial intelligence and physics-based behavioral modeling to create software which enables participants to interact realistically in a simulated environment. The same skills can be applied to create interactive products for education, "edutainment", medicine and transportation.

        GreyStone's operations are divided into three business units utilizing similar technology -- the Government Strategic Business Unit ("SBU"), the Commercial SBU, and the newly created Info-Space Business Unit. Since GreyStone commenced business in 1989 and until the fiscal year ending March 31, 1993 it earned all of its revenues from work performed on government contracts. During the fiscal year ending March 31, 1994, GreyStone's commercial SBU began to apply its technical expertise and knowledge to the development of products and services suited to commercial application and uses in order for GreyStone to achieve greater size and growth. GreyStone has suffered losses every year since 1993. As of March 31, 2000, GreyStone had an accumulated deficit of $37,664,511. GreyStone's losses have resulted principally from costs incurred in developing products and from general and administrative expenses associated with operations. Additional losses may be incurred as GreyStone develops its products.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS FOR THE YEARS ENDED MARCH 31, 2000 AND 1999

        Revenues for the year ended March 31, 2000 were $1,908,182, as compared to $2,105,517 for the year ended March 31, 1999. During both of these periods, the Government SBU generated essentially all revenues, with $1,850,883 of revenue in the current year and $2,090,902 in the previous year, while Commercial SBU revenue was $57,299 in the current year and $14,615 in the previous year. The sales decline in the Government SBU between years was the result of a delay in funding of government contracts. As a result, the company redirected a portion of its engineering staff to product development efforts in support of RAGE(TM) version 2.x product release. Commercial SBU revenues in the current year were the result of work done by GreyStone on a special project for Legoland Windsor

Park Ltd. Although revenues are expected from the sale of commercial entertainment products, GreyStone expects to incur additional losses as it continues to develop and market its entertainment products.

        Cost of revenues declined 5% to $1,206,647 for the current year compared to $1,274,177 for the previous year. As a percentage of revenues, costs of revenues were 63% in the current year compared to 61% in the previous year. Cost of revenues increased in the current year due to an increase in material/subcontract costs for computers and software tools in support of contractual work. Additionally, travel costs were higher as a result of GreyStone's support of overseas military experiments.

        The components that make up the cost of revenues include burdened labor, direct travel, other direct costs, direct material, subcontracts and applicable SBU burden. These cost components can vary in amount from period to period and are highly dependent on such factors as the nature of the work performed, location and duration of the work (company vs. contractor site), who performed the work (company personnel vs. subcontractors) and who provided any required equipment (company vs. customer).

        Marketing and sales expenses were $781,203 or 41% of revenues in the current year compared to $853,190 or 41% of revenues for the previous year. Although there is a net decline of $71,987 in the current year, Government SBU marketing and sales expenses actually increased by $69,787, while Commercial SBU marketing and sales expenses decreased by $141,744. Marketing and sales expenses result from bid and proposal activity as well as attendance at trade shows, company product demonstrations and in-house marketing related activities. These types of expenses vary from period to period and are highly dependent upon the extent and manner in which the company focuses its efforts regarding potential future opportunities during the reporting period.

        Research and development expenses declined to $1,009,923 for the current year compared to $1,093,145 for the previous year. Although there was a net decline of $83,222 in company research and development expenses, Government SBU research and development expenses increased by $335,410 as a result of development efforts on RAGE(TM) version 2.x. A decline of research and development expenses in the Commercial SBU of $418,632 reflects the completion of the development of the XS-G(TM) game.

        General and administrative expenses increased to $3,482,042 compared to $2,044,392 for the previous year, resulting in an increase of $1,437,650. General and administrative increases were the result of legal, accounting and other related costs associated with the completion of the business combination with Express Capital Concepts, Inc. in December 1999 and becoming a publicly trading and reporting company. Additionally, there was an increase in general and administrative expenses of approximately $600,000 in the current year that was associated with the granting of warrants and stock options.

        Interest expense was $10,260 for the current year compared to $99,944 for the previous period, a decline of $89,684 and reflects the paying down and/or conversion of certain company indebtedness to equity.

        The net loss of $4,487,226 increased by $1,227,895 or 38% from the $3,259,331 net loss reported in the previous year. In summary, during the current year, revenues were down by $197,335 or 9%, while total expenses, including interest, increased by $1,125,227 or 21%.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS FOR THE YEARS ENDED MARCH 31, 1999 AND 1998.

        Revenues for the year ended March 31, 1999 were $2,105,517 as compared to $2,112,566 for the year ended March 31, 1998. During both these time periods, essentially all revenues were generated by the Government SBU, except for

$14,615 of commercial SBU revenue generated in the current period. This commercial revenue was the result of work performed by GreyStone for Intel, in support of the open architecture adaptation of the XS-G game. Although the SBU realized little growth during these periods, in October 1998 and March 1999, GreyStone was awarded significant contracts for follow-on and new business tasks. These contracts allow GreyStone to report directly to its end government customers instead of its previous role as a subcontractor reporting to an intermediate prime contractor. It was during both these reporting periods that GreyStone was developing and market testing its latest entertainment product, XS-G(TM). GreyStone expects to incur substantial additional losses in the current fiscal year as it continues to market and develop its entertainment products.

        Accounts receivable on March 31, 1999 was $200,477, a decrease of $197,379 from the $397,856 reported at March 31, 1998. During the first calendar quarter in 1998, GreyStone was awarded a new contract by the U.S. Navy. The initial payments for the newly awarded contract were delayed due to program start up difficulties on the part of the U.S. Navy, thereby causing an increase in the accounts receivable balance at March 31, 1998. For the year ended March 31, 1999, the program start up difficulties had been resolved and the accounts receivable balances had improved significantly. GreyStone did not change any payment terms nor collection policies during either of the reporting periods.

        Costs of revenues increased approximately 8% to $1,274,177 for the year ended March 31, 1999, compared to the $1,181,728 for the previous year. During the previous reporting period, GreyStone had generated sales from its RAGE(TM) software product for which there were no costs of revenues, since the development of RAGE had been previously expensed as incurred in prior periods. The components of costs that make up the cost of revenues may include burdened labor, direct travel, other direct costs, direct material, subcontracts and applicable SBU burden. These cost components can vary in amount and type from period to period and are highly dependent on such factors as the nature of the work performed, location and duration of the work performed, (company versus customer site), personnel performing the work (company personnel versus subcontractors) and who will provide any required equipment to perform the work (company furnished versus government furnished equipment).

        Marketing and sales expenses were $853,190 or 41% of revenues for the year ended March 31, 1999 compared to $662,503 or 31% of revenues for 1998. The increase in the Government SBU reflects the expenses associated with seeking additional contract awards. In general, marketing and sales expenses resulted from bid and proposal activity as well as attendance at trade shows, company product demonstrations and in-house marketing related activities. These types of expenses vary from period to period and are highly dependent upon the extent and manner in which the company focuses its efforts regarding potential future opportunities during the reporting period.

        Research and development expenses declined by 13% to $1,093,145 for the year ended March 31, 1999, as compared to $1,254,297 for 1998. The decline of research and development expenses was in the Commercial SBU and reflects the completion of development of the XS-G game and shift to field testing and software fine-tuning.

        General and administrative expenses declined to $2,044,392 for the year ended March 31, 1999, compared to $3,420,898, a reduction of $1,376,506 or 40%. General and administrative reductions were achieved through a reduced number of employees and lower depreciation costs. During 1999, the company incurred a $408,866 non-cash compensation expense that was associated with the granting of options and warrants. During the previous reporting period, a $548,940 compensation expense associated with the granting of options and warrants was recognized as well as an $804,000 debt conversion expense.

        Interest expense was $99,944 for the year ended March 31, 1999, compared to $201,941 for 1998, a decline of $101,997 or 51% and reflects the paying down and/or conversion of certain company indebtedness to equity during 1999 and 1998.

        The net loss of $3,259,331 in 1999 decreased by $1,349,470 or 29% from the $4,608,801 net loss reported in 1998. During the current period, revenues were essentially flat, while total expenses decreased by $1,254,522 or 19% and interest expense declined by $101,997 or 51%.

LIQUIDITY AND CAPITAL RESOURCES

        GreyStone has incurred losses in each fiscal year since 1993, and as of March 31, 2000, GreyStone had an accumulated deficit of $37,664,511. To finance its business plan and historic negative cash flow, GreyStone has continually needed to obtain debt and equity financing on a private basis and to satisfy creditors with stock rather than by payment in cash to enable it to develop its commercial entertainment products. These losses have been primarily due to lack of any significant entertainment revenues, substantial research and development programs expenses, and other costs incurred through the development and introduction of GreyStone's entertainment products. Almost all of GreyStone's sales have been in the government business area, which provides low profit margins from which GreyStone has not been able to recover the costs of its research and development programs. Although revenues are expected from the sale of entertainment products, GreyStone may incur additional losses as it continues to market and develop its entertainment products. No assurance can be given that GreyStone will ever derive material revenues from entertainment products or that sale of such products will ever be profitable.

        GreyStone's cash position was $795,480 on March 31, 1999 and declined to $167,299 on March 31, 2000. GreyStone has operating loss carry-forwards at March 31, 2000 of approximately $33,120,000 which are available to reduce future federal income taxes and operating loss carry-forwards of approximately $9,890,000 available to reduce future state taxable income tax. However, the net deferred tax assets arising from net operating loss carry-forwards will only benefit shareholders when, and if, GreyStone returns to profitable operations. At March 31, 2000 GreyStone had a working capital deficiency of $395,577. On May 22, 2000 GreyStone completed the sale of $5,000,000 in convertible preferred stock to a group of private investors. After payment of commissions and legal fees, the company received net proceeds of $4,450,000 which will be used for general corporate purposes.

        GreyStone believes it has adequate facility capacity in place to perform the government programs. Hardware and software purchase requirements for the government programs are not expected to be material. Although GreyStone believes that its government operation may be profitable over the next 12 months, there is no assurance that GreyStone will become profitable in the near future. GreyStone has yet to generate any significant revenue from its entertainment products and there can be so assurance it will be able to generate any significant entertainment revenue in the future.

        Since GreyStone was founded, management has focused on the goal of developing and making available software products using common technology for both the government and commercial markets. Since 1993, GreyStone has consistently generated revenues from its government business. However, since embarking on the development of its entertainment products GreyStone has generated substantial net losses and negative cash flows from it's operating activities. GreyStone has not capitalized its development costs, but rather has expensed them. GreyStone has had a continued need to obtain debt and equity financing on a private basis to enable it to develop its products. In the fiscal year that ended March 31, 2000 GreyStone raised approximately $3,250,000 from the sale of stock in private placements and approximately $1,704,000 from the exercise of stock options and warrants. GreyStone obtained approximately

$2,425,000 and $3,153,000 in the fiscal years ended March 31, 1999 and 1998, respectively, from sales of common stock, and issued common stock upon the conversion of approximately $999,000 and $5,633,000 of debt in such fiscal years. The proceeds of the sales of stock were used primarily to fund cash used in operating activities of approximately $4,085,000, $2,446,000, and $3,221,000 in the fiscal years ended March 31, 2000, 1999, and 1998, respectively. Management anticipates that in the future it will need to continue to obtain debt or equity financing and, if GreyStone is unable to generate significant sales of its commercial entertainment products, then GreyStone faces the risk of not having enough money or other resources to continue to operate its current business plan and will need to raise additional money. If additional money is needed and is not available, then GreyStone could be forced to cease development of commercial entertainment products entirely and focus its resources on expanding its government business.

                                    BUSINESS

OVERVIEW

        GreyStone is a software development and systems integration company. Specifically, we develop real-time, interactive, and networked three-dimensional (3-D) visual and aural software, simulated "virtual" environments, and "Info-Space" applications that we market to customers in government and commercial markets. We also provide our customers with supporting engineering services in order to add value to the software applications that we sell to our customers.

        We commenced business in San Diego, California in 1989 in order to provide the United States military and its contractors with software and engineering services for applications in highly advanced military hardware (fighting aircraft, missiles, ships, and vehicles) and training simulators. Our defense customers have included the U.S. Navy, Army and Air Force, Lockheed Martin, Logicon, Hughes Aircraft, and the Defense Advanced Research Projects Agency (DARPA), and others. These customers use GreyStone's products and services in aerial, mechanized, and naval combat, electronic warfare, mission planning and support, training, battlefield command, control, communications, computers, and intelligence ("C4I"), and unmanned aerial vehicles ("UAVs").

        In 1994, we initiated a long-term program to develop multi-player (collaborative) real-time, interactive, and networked 3-D entertainment content ("Titles") to run on high-end 3-D multimedia home-based personal computers ("PCs") and new PC-based open architecture arcade amusement machines ("OA3Ms"). During 1998 we developed our first PC-based entertainment Title, XS-G(TM), to sell to the OA3M entertainment market.

        In December 1999 we transitioned from operating as a privately-held company to a publicly-traded company with the completion of a merger with a company with no previous operations which was traded on the Over-the-Counter Bulletin Board. GreyStone Technology, Inc.'s operations continue today as a wholly-owned subsidiary of GreyStone Digital Technology, Inc. (formerly Express Capital Concepts, Inc.). All references to "GreyStone's" operations in this report are those of the wholly-owned subsidiary, under which all of GreyStone Digital Technology, Inc.'s operations are currently conducted.

        During the next business year our Commercial Business Unit plans to introduce our proprietary OA3M "Mercury" motion based entertainment system running with the XS-G game and to create a new Title for play upon our Mercury entertainment system. The group also plans to adapt XS-G for play upon new digital home entertainment devices including affordable powerful 3-D PCs. The Government Business Group will continue providing engineering services relating to the sale of its visualization product, RAGE. Marketing targets remain focused on Battlefield Visualization applications, and the introduction of a new UAV Toolkit product for intelligence collection platforms and systems. These opportunities result from new strategic relationships that have been established for international market penetration. The next business year will launch GreyStone's "Virtual Info-Space" Business Unit which will apply much of the underlying technology developed by the Commercial and Government Business Units to the internet where digital information from various sources is acquired in real-time, then integrated and transformed to create a human-centered intuitive 3-D synthetic visual and aural world that can be distributed real-time through the web.

OUR CURRENT MARKETS, PRODUCTS, AND SERVICES

        We have developed and marketed software products that are targeted at two active markets: defense preparation and digital based entertainment. For the defense preparation market, we develop software products that are used in combat and training simulations and provide support services that contain the cost and increase the effectiveness of defense operations and defense preparation. For the digital entertainment market, we develop software products for use in PC based arcade amusement machines that could also be used in PC based in-home entertainment appliances.

GOVERNMENT BUSINESS

     Overview

        We founded GreyStone in 1989 in order to provide the U.S. military and contractors with software and engineering services for applications in highly advanced military hardware and training simulators. Our virtual environments employ real-time simulation, intelligent agent and advanced visualization technologies that create a battle-space in which a commander and soldier alike can assess, command, and shape the dynamics of the battle as well as experiment with various contingencies to test skill and enhance judgment. Virtual environments are used to provide knowledge of the battle-space not available previously without deploying live troops and millions of dollars of equipment.

        Specifically, we provide customers real-time, 2-D and 3-D, distributed and networked virtual environments for collaborative mission planning/rehearsal/reconstruction, testing, training, prototype development and operational assessments. We take a systems approach to providing a solution for our customers so our virtual environment blend into their systems; our products and services augment capabilities already inherent in systems. While many say that we produce "great pictures" in the form of geospecific, high-resolution virtual environments, we prefer to think of our work as information management and information presentation. Using real-time, distributed architectures and intelligent agent/knowledge management technology, we exploit data to make it more useful, understandable and compelling.

     Government Products and Services

        From the beginning in 1989, we have built our government business on key technologies used to create virtual environments and the experience of qualified individuals -- engineers as well as experienced war-fighters -- who understand the requirements and utility of virtual environments for training and combat operations. GreyStone has modeling and simulation professionals, advanced systems integrators, mission-planning specialists, intelligent agent experts, software developers with defense industry experience, and experienced former military personnel who continue to provide the government customer with an alternative to deploying troops and systems to the field.

        GreyStone has a legacy of software development and engineering services for high-performance military systems that are immersive, interactive, and intelligent and which function in real-time. GreyStone has been able to adapt its military software products for application across several mission areas: planning, advanced simulations, aerial combat, battlefield command and control, and, most recently, in the arenas of intelligence, surveillance and reconnaissance systems. GreyStone's defense products are applied to some of the world's most advanced military hardware and training simulators for aerial combat, combat simulation, electronic warfare, mission planning and support, battlefield C4I, and unmanned aerial vehicles (UAVs).

RAGE

        Military personnel use GreyStone's Real-time Advanced Graphics Environment, RAGE(TM), to reproduce realistic combat scenarios in a modern and dynamic theatre of operations. The U.S. government uses RAGE in command centers throughout the world to visualize and distribute, in real-time, information regarding forces and systems situations and conditions. GreyStone also provides, on a contract basis, advanced engineering and software development services to the military and its contractors.

        GreyStone's RAGE software product has been used in over 70 joint military exercises and advanced technology demonstrations worldwide. RAGE provides customers real-time, 2/3D, distributed and networked virtual environments for collaborative decision-making, situation awareness, mission planning/rehearsal/ reconstruction, testing, training, prototype development and operational assessments.

        Since RAGE is the primary software running the real-time enhanced virtual world simulation during an exercise, each site requires a RAGE license sale. With each exercise, GreyStone is paid for other engineering services it performs, such as modifications to RAGE, custom databases, and the creation of unique interfaces required of each application, in addition to providing both field and home-office services during the exercise. The system has been useful for UAV concept of employment and operational utility demonstrations in over 60 large-scale live Joint and Army exercises and force modernization Advanced Warfighting Experiments.

UAV TOOLKIT

        We have integrated RAGE(TM) real-time 3D visualization software with Virtual Prototypes Inc.'s (VPI) line of high-fidelity modeling and simulation products to produce the UAV Toolkit. This partnership provides a turn-key solution for customers who need an advanced, flexible set of tools to satisfy their unmanned systems requirements at greatly reduced costs and acquisition time. The partnership leverages GreyStone's experience in using RAGE to provide virtual environments for all phases of UAV development, testing, and training, together with VPI's robust software tools for similar aerospace applications and its well-established international distribution channels.

        Our companies have cooperated informally on software development and configuration, in military field exercises, and at trade shows, which demonstrated the individual products that comprise the UAV Toolkit. As the UAV industry continues to grow, we expect to increase the integration of our simulation software products into this market, setting a new standard for the cost, production and time-to-market of UAV solutions.

DEFENSE ENGINEERING SERVICES AND PROJECTS

        GreyStone has provided engineering services to the military services and their contractors including services to:

        Lockheed Martin -- Projects have included DARPA's Pilot's Associate Program, On-board software to support the F-22 Advanced Tactical Fighter, Joint Strike Fighter program technical trade studies, F-22 Mission Support System, and F-22 Internal Research and Development

        DARPA -- Warbreaker Mission Planning Program, Virtual Reality Device Assessment and selection for carrier force operations, and Battlefield Awareness Data Dissemination program

        Logicon -- Design of mission planning and support module for the F-117A Stealth Fighter.

        U.S. Air Force Armstrong Laboratory -- Advanced cockpit technology (visualization, intelligent systems, cockpit controls, displays, simulators, weapon systems)

        Department of Defense -- Virtual Unmanned Aerial Vehicle Program, Multiple Unified Simulation Environment project, and the Virtual Airborne Reconnaissance -- Low program


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

        U.S. Army -- Live Multi-force Training Exercises (more than thirty exercises), and Live Joint and Army force modernization Advance Warfighting Experiments

        Joint Strike Fighter Program Office -- Joint Strike Fighter C4I Support Plan

        U.S. Navy SPAWAR Systems Center -- San Diego -- Joint Countermine Operations and Synthetic Theater of War Simulation

     Defense Backlog

        As of June 28, 2000 the Company's backlog of approximately $1,087,000 was entirely attributed to awards made to the Government Business Unit. GreyStone's backlog at March 31, 2000 was $405,354, and at March 31, 1999 it was $82,845. All of the backlog is expected to be completed within the company's fiscal year 2001, ending March 31, 2001. All U.S. Government contracts are subject to termination at the convenience of the Government, whereupon the company would only be paid for work completed up to the termination date.

        Within the past 12 months, GreyStone has been awarded contracts for the following programs:

        BATTLEFIELD VISUALIZATION AND ADVANCED SIMULATION TECHNOLOGY: In March 1999, GreyStone was awarded a five-year delivery-order contract with a ceiling of $15.1 million. During the business year ended March 31, 2000, GreyStone has been awarded the following individual delivery orders for a total value of approximately $1,785,000

        -       Joint Medical Operations -- Telemedicine

        -       Unmanned Aerial Vehicle Simulation

        -       Fleet Battle Experiment Echo

        -       Joint Forces System Engineering Support

        -       Joint Forces Information Technology

        -       FBE-F UAV Simulation

        -       Pacific Warrior 99

        -       Vehicle Control Simulation System

        -       Experimental Operations Support

        -       Information Technology Engineering

        -       Command and Control Visualization

        -       FBE-G UAV Simulation

        -       Cobra Gold Exercise Support

        After the March 31, 2000 reporting period, and through June 28, 2000, GreyStone has been awarded additional delivery orders totaling approximately $811,000 for UAV simulation support, Joint Semi-Automated simulation support in designing a future naval ship and modeling and simulation architecture evaluation. As of June 28, 2000 we have proposals are outstanding which total approximately $135,000 for commercial off-the-shelf software product evaluation for Department of Defense applications.

        JOINT STRIKE FIGHTER AND LOCKHEED-MARTIN F-22: As a subcontractor to Delfin Systems, Inc., GreyStone was awarded a $225,000 contract to provide follow-on technical support to the Joint Strike Fighter Program Office. Over the past 12 months, GreyStone has provided program coordination, system and requirement analyses and operational concept development for this next generation aircraft. Proposals totaling approximately $275,000 have been submitted for follow-on systems engineering support to the Joint Strike Fighter Program Office. GreyStone also supports Lockheed-Martin in the development of multi-role support concepts for the U.S. Air Force's F-22 fighter.

        INFORMATION WARFARE IDIQ: The Veridian Engineering, Inc. team, including GreyStone as a subcontractor, was awarded a three-year delivery order contract with a ceiling of $38.1 million to provide engineering services in support of developmental efforts for information warfare systems located at the Naval Air Warfare Center Weapons Division, Point Mugu, California. The three-year base contract has provisions for a two-year option, bringing the total potential value of the award to more than $65 million. The government customer performs information warfare systems requirements, analysis, development and deployment for naval aviation. As part of this contract, the Veridian team will support the ongoing development and integration of information warfare systems under the common architecture of the Defense Information Infrastructure Common Operating Environment. The Veridian team's work will include systems integration, hardware and software analyses, requirements development and prototype development including hardware and software design, integration, testing and evaluation. The team's additional tasks include performance specification studies, interface and integration studies and analyses, electromagnetic studies and analyses, modeling and simulation, and concept of operations analyses.

        U.S. ARMY AVIATION and MISSILE COMMAND OMNIBUS 2000: GreyStone, as part of a large team lead by the Computer Sciences Corporation, has been selected to participate in the $2.5 billion U.S. Army Aviation and Missile Command OMNIBUS 2000 Support Services program. The OMNIBUS 2000 program will replace about 60 separate support services contracts formerly awarded by the government. The U.S. Army Aviation and Missile Command develops, acquires, fields and sustains aviation and missile systems, which supports the readiness of the Army's technologically superior systems on the battlefield.

     Government Business Strategy

        We have focused our core software products and services on Command, Control, Communications, Computers and Intelligence (C4I) and modeling and simulation. In addition to software license sales, GreyStone provides, on a contract basis, advanced engineering and software development services to the military and its contractors. Our strategy the past year has been to:

                - Pursue large and growing opportunity in simulation, modeling and training: We have focused software products and services in the government-defined growth areas of simulation, advanced visualization and artificial intelligence and taken advantage of the government's mandate for commercial-off-the-shelf (COTS) solutions applications.

                - Penetrate New Markets Via Strategic Relationships: We have a joint technology, development, sales and marketing agreement with Canadian-based Virtual Prototypes Inc., to leverage approaches and offer integrated solutions to the modeling and simulation marketplace worldwide. We announced this agreement in February, 2000. We also pursued an aggressive teaming strategy with large and small businesses to gain access to new customers. We chose incumbent contractors whose technology complimented ours or for whom our virtual environments offered a competitive advantage in renewing their contracts. We also accepted teaming agreements with new firms in the interest of participating in larger multiple contracts for a variety programs that we might not normally access. We engaged in teaming and ongoing relationships with PRC Litton,

        CSC Nichols, Motorola, SAIC, others, all of which have a loyal customer base for which our technology adds new solutions.

               - Gain Access to New Technologies: Much of GreyStone's current capabilities and technology base has been achieved through targeting contracts from government research laboratories and organizations in order to gain access to emerging technologies. This important segment of the government market often funds high-risk technology initiatives and supports GreyStone's strategy of applying its technology across all of our business areas and products. This has been true particularly in promoting GreyStone's role in optimizing commercial image generator technology. As the government customer seeks lower cost platforms and workstations to host virtual environments, they are funding continued development of the software products on these new, more affordable hardware systems.

        GreyStone has been able to offer our government customers the same real-time, distributed, networked virtual environment performance a year before the Defense Department required systems migrate to PCs because the technology base at GreyStone was already operating on PCs to satisfy GreyStone's commercial customers in the PC software games business. This common technology base applied to both commercial and government markets creates a synergy in the company that helps us pull the most innovative and cost-effective methods for sharing data and displaying data used in the commercial industry. Additionally, GreyStone has been a beta site for Intel and SGI for testing their platforms, displays and software tools.

COMMERCIAL BUSINESS

     Overview

        We first began to develop entertainment software experiences in 1993, primarily in response to other companies who were aware of our work in building real-time simulations for defense customers. At that time, we were asked to build several high-quality, real-time 3-D demonstrations and promotions for commercial purposes. These simulations could only run on very expensive and powerful graphics oriented workstations. These experiences include:

        1993 -- with Silicon Graphics -- "THE PTERANODON" experience, a fantasy-flying ride that debuted at the SIGGRAPH Convention. "THE PTERANODON" experience was nominated for the 1994 Computer World/Smithsonian award for Media, Arts and Entertainment.

        1994 -- for Hiram Walker's Cutty Sark Scots Whisky -- "VIRTUAL VOYAGE", a sailing experience that received the 1995 Interactive Media and Marketing Award.

        In 1994 and 1995, we first began to develop commercially available 3-D digital entertainment experiences and research platforms to take advantage of the rapidly growing market for 3-D digital entertainment products. These experiences combined real-time interactivity, real-time simulation and provided the participant with a collaborative and immersive 3-D digital entertainment experience. They also integrated one or more "seats" to provide players with multiple sensory inputs, including visual displays, sound output devices and, in some cases, mechanical apparatus to generate motion. These experiences include:

        1995 -- for GreyStone -- "MAGBALL(R)", a 3-D multi-player sports game that combined ice hockey and futuristic bumper cars. The CyberEdge Journal nominated MagBall as "Virtual Reality Product of the Year". We sold several MagBall Systems to customers such as Disney World in Orlando, Florida, Monte Carlo Resort and Casino in Las Vegas, Nevada, and the XS New York entertainment center located at Times Square in New York City.

        From time to time, we have been asked to engage in special projects with other companies where we gain public recognition. We have developed and demonstrated many such systems as promotions and creations for commercial clients and direct sales. These special projects gave us the opportunity to pioneer many new developments. For example, the Pteranodon experience was first exhibited simultaneously at the 1993 COMDEX Computer Show in Las Vegas and the International Association of Amusement Parks and Attractions (IAAPA) show in Los Angeles. This early simultaneous demonstration allowed participants at the COMDEX show in Las Vegas to compete in real-time with participants in Los Angeles at the IAAPA show by linking the computers over a telephone line. This linking demonstrated real-time distributed interactive simulation technology, which enables complex real-time simulation from diverse locations using standard communications, infrastructure and protocols. We believe that this demonstration was the first interstate shared commercial interactive real time 3-D digital reality experience. Other experiences in this category include:

        1996 -- as a corporate sponsor for STARBRIGHT, a non-profit foundation chaired by Steven Spielberg and General Norman Schwartzkopf, we modified and provided our Pteranadon to support their Virtual Reality Pain Management Program in conjunction with the Pediatric Pain Program at UCLA Children's Hospital. The Pteranadon was also exhibited at Universal Studios during the opening of "Jurassic Park The Ride" in June 1996.

        1997 -- for the Intel Corp -- "CANYON RUNNER" experience. An armed aircraft multi-player chase experience that supported Intel's Pentium II demonstration at the Computer Game Developers Conference. At the Conference, Intel announced hardware specifications for coin-operated video games based on the Pentium II, and used our Canyon Runner to highlight and demonstrate the capabilities of the Pentium II processor.

        At present, the price of PCs capable of supporting our entertainment software has declined to a level that allows us to provide high-quality entertainment content at prices competitive with traditional PC-based entertainment products. Accordingly, we can deliver a simulated experience with compelling digital entertainment to customers at competitive prices. Experiences in this category include:

        1998 -- for GreyStone -- "XS-G(TM)" experience. A fast paced collaborative combat racing experience that integrates our simulation software and colorful and complex 3-D Graphics.

        We are a founding member of the Intel Open Arcade Architecture Forum ("OAAF") that was formed to create a PC reference platform for game arcades, location-based entertainment, and high-end visual entertainment for the home. Our entertainment software uses the capability of Intel's most advanced microprocessors and PC architecture.

        We believe that the demand for digital entertainment will continue to grow given the increasingly powerful multimedia capability of PCs, and the growing popularity of the Internet. Despite the many technological advances that have been made in producing, processing and delivering digital entertainment, we believe that consumers will expect digital entertainment products to have increasingly sophisticated features. These features include more realistic graphics and special effects, user control of more complicated or subtle character movements and real-time interactivity with other humans.

OUR DIGITAL ENTERTAINMENT MARKET-SPACE

        Digital entertainment is created, stored, and can be distributed electronically in a multimedia format complete with high-quality sound, rich 3-D graphics and animation, and it can be further enhanced by multi-sensory human-computer interfaces and artificial intelligence. These high fidelity, realistic experiences have found early success in the arcade markets and are increasingly distributed on in-home CD-ROM and game console cartridges. Leading-edge digital entertainment products can also be released online to capitalize on the tremendous current interest in the Internet and the World Wide Web, and in special narrow-band networks. In addition, digital entertainment products have recently been released as broadcast television and cable programming, home videos, and even full-length feature movies.

        Digital entertainment combines the best elements of traditional, mass-market, filmed entertainment, where creative artistry and engaging plot-lines can be leveraged by use of special technology advances that enable millions of consumers to interact with the content in a richer way. The market for digital entertainment has evolved and grown dramatically with the increasing proliferation and sophistication of PCs and game playing consoles, and with the widespread use of the Internet. Sales trends of PCs to home users have increased in recent years as a result of declining prices and increased functionality of PCs. The number of multimedia PCs used in-homes worldwide is widely expected to continue to grow, and many analysts have prepared predictions about PC growth trends.

        The multi-billion dollar market for interactive digital entertainment consists principally of:

              - The arcade market, or coin-op business, which includes out-of-home entertainment centers ranging from large destination-based theme and amusement parks, to smaller family focused centers, and location-based sports bars, casinos, and specialty theme centers;

              - The console game market, or consumer in-home video games, which includes the 32- and 64-bit, and the emerging 128-bit machines, and with sales dominated by companies such as Sega, Nintendo, and Sony; and

              - The PC game market, or packaged PC/multimedia software, which is heavily influenced by the increasing proliferation and sophistication of personal computers, their declining prices and increased functionality.

OUR DIGITAL ENTERTAINMENT PRODUCTS AND SERVICES

        We have developed digital entertainment experiences emphasizing new kinds of interactive sports (MAGBALL), high-energy, fast-paced, competitive "adrenaline" experiences (XS-G), and exploration-adventure type experiences (VIRTUAL VOYAGE). We intend to continue to develop software experiences that satisfy a demand for exciting attractions that promote social interaction and appeal to both genders and a broad range of age groups. We believe that if we develop our entertainment software products for play in entertainment centers as well as for the in-home entertainment market that we will generate broad consumer awareness and enthusiasm for our games and stimulate demand for our software in both entertainment markets. Our primary entertainment products for the next year are XS-G and new games currently in development, both to be hosted on our Mercury motion based entertainment system. The new games in development are targeted for the out-of-home market, specifically for the Mercury platform, and at the in-home market for console devices such as the Sony Playstation 2 and Microsoft's X-Box.

     The XS-G Game

        Our XS-G game is a fast paced collaborative combat racing experience that integrates our simulation software and colorful and complex 3-D Graphics. We believe that XS-G has potential to succeed in the high-end arcade market and for play on our OA3M "Mercury" motion based entertainment system. Currently Sony features our XS-G in their Metreon Entertainment Center in San Francisco and Circus-Circus features XS-G at the Monte-Carlo and Luxor Casinos in Las Vegas. We intend to continue to market and distribute XS-G to high-end entertainment providers as a featured game for play on our Mercury motion based entertainment system and also for play on home based PC appliances.

     The Mercury Entertainment System

        During this year we intend to market the Mercury motion based entertainment system using XS-G as a first featured game. In addition, a new game is currently under development that is designed specifically to take advantage of the exciting experience that the Mercury motion base provides. We intend to develop and sell XS-G, and new experiences, to high-end out-of-home entertainment locations for play upon powerful new PC based OA3M systems and our Mercury motion based system. Our Mercury system is designed to improve digital game industry economics and to attract game players from in-home game play to more active out-of-home motion based play.

OUR "INFO-SPACE" MARKET-SPACE

        During this year we plan to develop new products and services that exploit the growth and potential of the Internet and wireless communication technology. These products and services will be marketed to the e-based business market. We define "e-based businesses" as those companies that seek to apply the reach and efficiency of the Internet to enhance their competitive market position and operational effectiveness.

        The products and services we intend to offer can help businesses run "Info-Space" type applications on the Internet and to acquire, manage, and distribute information in a more valuable and useful way. We also intend to provide and market "Info-Space" hosting services that can enable significant communities of common interest to collaborate in real-time and to acquire, share, create, and distribute information through "Virtual-Info-Space" standard applications and custom services.

"INFO-SPACE" APPLICATIONS PRODUCTS AND SERVICES

        We define a "Virtual-Info-Space" application as an application of advanced digital technology that can provide our customers with the means to access and interact with the e-based information they require, when and where they need it, and in the form that they find most useful at the moment. Our "Virtual-Info-Space" customers would have a natural and immediate access to a site where they collaborate, create, and browse and use "intelligent agents" that analyze all of the data in the "Virtual-Info-Space" and help customers get the benefits they want in the form of presentation they prefer.

        Since the day of GreyStone's founding we have applied "Virtual-Info-Space" type applications of advanced digital technology to the demanding purposes that our defense customers have required. We called it something else, typically a virtual environment and at that time, the price that our defense customers paid for such applications was prohibitive for private commercial use. Also, the relevant technology was often restricted from commercial applications. We intend to use the experience we have in developing virtual environment applications working in the classified "defense world" and apply that experience to new applications that fit the requirements of commercial, private, and public entities.

        We are applying our internally developed application framework ("GreySim(TM)"), to build-up a prototype Virtual-Info-Space engine. This software engine is intended to be tailored to help e-based businesses exploit the potential of the Internet and to run and manage "Info-Space" type applications. As part of our "Virtual-Info-Space" product development program, we plan to provide hosting services and to contract with one or more initial "lighthouse" customers to fully develop and demonstrate the features and benefits of our "Virtual-Info-Space" applications operating on the Internet. We believe that our "Virtual-Info-Space" applications can help e-based businesses integrate and greatly improve the value of their e-commerce transactions, their communications and their management information. An important aspect of this approach will enable people to use wireless communications appliances and the Internet to communicate using 3-D graphics and sound.

        We intend to offer e-based businesses an ability to enhance their existing customer relationships, generate additional revenue opportunities, and reduce their cost of online communications. We intend to offer our e-based software products on both a licensed and a hosted basis. We intend also to offer implementation, customization and maintenance/management services to support our customers. Also, we will consider creating Online-services (a hosted application services). The online service could enable e-based businesses to rapidly and efficiently deploy an online customer communication system with less up-front investment in hardware, software and services.

OUR COMMERCIAL BUSINESS STRATEGY

     Our Entertainment Strategy

        We intend to provide digital entertainment products for the out-of-home entertainment market. Also, we believe that there is a rapidly growing population of appliances that is based on advanced PC and microprocessor capabilities. We expect that the advanced PC and Internet appliance population will grow into an established and substantial global market for GreyStone's entertainment software. We have developed software used in out-of-home entertainment centers that we believe can be used for in-home entertainment.

        We intend to evaluate our digital entertainment experiences for possible adaptation to play upon new digital in-home entertainment and Internet appliances. These appliances include affordable powerful PCs able to support sophisticated real-time, networked 3-D software. We believe that the growing presence of these powerful new PC-based devices has created an opportunity for us to exploit our knowledge and experience in creating powerful real-time, interactive and networked 3-D software and simulations.

        We believe that there is synergy between the out-of-home and in-home markets that can be exploited to cross-promote products, to increase revenues through ancillary merchandise sales, and to reduce costs. Some of the key elements of our strategy include:

               - We Plan to Widen Game Experiences and Build Brand Awareness. We believe that many existing 3-D digital product offerings fail to capture and retain wide market acceptance because they lack realism and fail to engender social interaction and passive entertainment among non-participants. Similarly, ride films and 3-D digital media adaptations of arcade games do not deliver high degrees of interactivity. We intend to design 3-D digital software experiences that foster repeat play and competition, and offer a diversity of experiences (from sports to high-adrenaline experiences) and entertainment to spectators. We plan to introduce a variety of new experiences that will attract repeat customers and establish GreyStone as a producer of quality digital entertainment among consumers and operators alike.

               - We Plan to Target Broad Markets; Emphasize Strategic Relationships. We expect to expand our product offerings to both the out-of-home and in-home markets through consistent application and adaptation of our core technologies. We intend to promote our products through strategic relationships with vendors, customers and merchandisers. As 3-D digital software experiences are deployed, we intend to cross-promote our products along with those of sponsors in the 3-D digital experience and through merchandising. We will pursue strategic relationships with companies that enjoy mass-market appeal, broad distribution capabilities or other strengths, which will complement GreyStone's abilities.

               - We Plan to Enhance Social Aspects of Digital Entertainment. We intend to design digital entertainment experiences that foster social interaction. Unlike many existing 3-D digital media or traditional arcade games, our XS-G product is designed for play among groups of participants and encourages multi-player and challenge play. We believe that this aspect of our technology, when combined with system features that enable spectator immersion, will increase the attractiveness and utilization of our 3-D digital software experiences.

               - We Plan to Develop Collaborative Immersive Experiences. In 1994, utilizing our core technology base, we began to develop commercially available 3-D digital entertainment experiences and research platforms to take advantage of the rapidly growing market for 3-D digital entertainment products. Our commercial content combined real-time interactivity, real-time simulation and provides the participant with a collaborative and immersive 3-D digital entertainment experience. These early platforms integrated one or more "seats" to provide players with multiple sensory inputs, including visual displays, sound output devices and, in some cases, mechanical apparatus to generate motion.

               - We Plan to Develop Open Architecture Entertainment Platforms. Starting in 1994, we designed and produced entertainment platforms that could take full advantage of our unique digital reality experiences and which would stimulate demand for our experiences. We believe that few commercially available platforms exist that enable the complete integration of all of the requisite technologies required to represent an immersive and networked interactive experience and are capable of exhibiting multiple digital entertainment experiences. We intend to complete development of our Mercury motion based system and market this platform in an OA3M configuration during the next year.

               - We Plan to Gain Experience and Recognition from Special Projects. From time to time, we have been asked to engage in special projects with and for other companies where we gain a certain of amount public recognition. As promotions and creations for commercial clients and direct sales we have developed and demonstrated several systems.

        We have received further requests to perform special projects and will consider working on special projects if they accelerate or benefit our entry into our markets, provide funded opportunities for our research and development of core technology and skills, fund an extension of our existing software capabilities, or otherwise appear to be in the best interest of GreyStone.

     Our "Virtual-Info-Space" Strategy

        The Internet and the emergence of web-based applications are moving the info-computing industry's "center of gravity" to the network from the PC. New "Internet Appliances", such as cell phones and Palm Pilots, need not use MS Windows and Intel Chips. Software applications will continue to move from the PC onto the Internet. Microsoft and Intel dominate PC standards by control of essential operating system and microprocessor technologies (the "toll bridges"). The Internet helps bypass the "toll bridges" and makes data and software services available to a wide variety of computing and communicating devices.

        We believe that the "Communications Model" exploits the largest potential of the Internet and will focus products and services on that market. The "Communication Model" is defined by services that improve communication of information among a community of common interests. As each member joins such a community of interest the value of joining the community grows exponentially. Our strategy plans to target our marketing efforts upon a few "lighthouse" customers who are concerned with communications within and among a growing community of common interest.

               - We Intend to Position GreyStone as a Market Leader. We intend to position ourselves as a leader in the e-based business software market for managing online customer communications by leveraging our ensemble of technology and software applications to establish GreyStone as the preferred solution. Furthermore, we intend to take advantage of our technology and our close relationships with key companies to position GreyStone as a market leader.

               - We Intend to Develop Products to Enter New Markets. We intend to develop e-based software products that include additional e-commerce and content management applications in order to join in an expanding Internet market environment. We intend to develop new software applications that we believe are needed to address this expanding environment and those applications integrate seamlessly with existing software applications that help e-based businesses establish broader and deeper customer relationships. Our initial e-based software applications are planed to integrate further to merge e-commerce transactions with customer communications in order to create additional revenue opportunities.

               - We Intend to Establish Technology Leadership with an Open, Scaleable Architecture. We intend to establish our developmental framework as a leading technology for e-based business products and services that manage online customer communications. To deliver the high performance required in this complex and rapidly changing e-based business environment we will continue to design modular, highly scaleable, easily customizable and readily integratable applications and systems. Emerging industry e-based standards will heavily influence our approach and third parties could be able to further develop and deploy new applications on top of our technology base. We plan to continue our research and development and develop and enhance an advanced framework that will efficiently handle the growing volume of online customer communications and provide increased functionality across a broad spectrum of e-based businesses.

STRATEGIC BUSINESS ACQUISITIONS

        We may acquire businesses and engage the best professional talents to achieve our objectives at a faster pace when these actions are likely to lower our risk and improve our profitability. To advance our strategy we will consider the acquisition of different businesses that can benefit from our ability to apply advanced digital technology to solve problems and communicate better. Certain businesses that integrate communication systems and simulation systems, or have established e-commerce reach, or address an established community of common interest, or have an established communications network may advance our strategic plan.

        In January GreyStone executed a letter of intent to buy a company that designs, builds, and sells forensic surveillance, mobile intelligence, and communications platforms on a customized contract basis primarily for domestic and international customers in law enforcement, intelligence and military services. As of the date of this prospectus, we are continuing our discussions concerning the details of the form of relationship. GreyStone believes that this transaction, if completed, will permit GreyStone to sell and expand its core technologies and products to a broad new spectrum of customers. Our two companies have teamed for the recent submittal of a proposal for forensic vehicles and command and control systems for a national security agency in South America.

        In support of the developing relationship between GreyStone and the target company, GreyStone loaned the president (who is the sole shareholder) of the company $500,000 in November 1999 and an additional $100,000 in February 2000. The loans were collateralized by all of the borrower's stock in the target company. In June 2000 GreyStone purchased finished goods inventory from the target company in the amount of $330,000 and paid the company $135,000 for the right to receive future payment on invoices to be generated by the company upon the completion of work in progress. Until the business combination is complete, GreyStone may agree to provide more money to the target company in an amount of up to approximately $500,000 during the remainder of calendar year 2000.

OUR STRATEGIC TECHNOLOGY UNIT

        Our research and development efforts are coordinated by the Strategic Technology Unit, whose responsibility is to develop and demonstrate advanced technologies for use in GreyStone's commercial and government products. These research and development projects include the exploration of basic technology alternatives, maturation of critical technology components, and the execution of cooperative technology ventures. The strategic technology unit directly impacts product improvement and reduction of costs through the incorporation of advanced technology.

        The Strategic Technology Unit is responsible for communication and coordination among GreyStone's software and hardware engineering personnel. The software engineering group includes engineers with significant design and development experience in object-oriented software, systems and dynamics modeling, real-time operating systems, network technology and protocols (including distributed simulation), intelligent systems design, advanced multi-sensory user interfaces, graphical design and databases, data acquisition and signal processing, and embedded systems. Hardware engineering includes engineers with significant experience in image generator design and applications, computer architecture, network technologies, display technologies, audio and video synchronization, computer buses, complex computer systems, user interface design and integration and design manufacturing. The software and hardware engineering personnel work together to develop and refine the tools necessary for the development of GreyStone's products.

        In addition to GreyStone-sponsored research and development, we perform contract research and development for various government agencies and contractors. As part of our product development strategy, we seek to identify commercial applications for new technologies developed under our defense contracts and retain title as permitted to developments made pursuant to government contracts. By coordinating the various technology research and development efforts, we maximize the growth and internal availability of our strategic intellectual property and experience. Key elements of our strategy are:

               - We Plan to Anticipate Advanced PC Technology that Drives Down Digital Entertainment Cost. Our technology strategy has allowed us to anticipate the push for real-time 3-D graphics on the PC platform. This strategy resulted in an early invitation from Intel to demonstrate our Canyon Runner game concept on the Pentium II processor at the Computer Game Developers Conference in April 1997. This demonstration provided us with an entree to the Open Arcade Architecture Forum ("OAAF") organized by Intel and added credibility to our existing strategy to introduce 3-D software titles to the arcade market on PC platforms and eventually sell those titles to the in-home market. By carefully monitoring the technical progress of 3-D graphics hosted on the PC platform, we advanced the development of our own 3-D simulation software foundation, GreySim, and maintained commonality with the evolving base of Application Development Interfaces from Microsoft. This technology strategy has allowed us to develop a diverse suite of real-time 3-D applications using a common software development architecture that fosters reuse and sound software development practices, capitalize on a growing base of software, hardware, and API support in the broadest segment of the computer market, and maintain compatibility with a broad spectrum of improving 3-D graphics hardware.

                We believe that these factors enable us to achieve reduced development costs and therefore, attain a wider market for our emerging products.

                - We Plan to Work Closely with Technical Leaders. Following the April 1997 Developers' Conference, Intel asked us to demonstrate our software in Intel's booth at the Electronic Entertainment Expo in June 1997. At the Entertainment Expo we revealed an early segment of XS-G, an interactive game that evolved from Canyon Runner. GreySim, which drives XS-G, permits us to develop our software across a wide range of platforms for both Commercial and Government business use. The GreySim foundation also permits a broad re-use of code, which we believe shortens development time and thus, time to market. The use of GreySim also ensures that software developed on top of the GreySim foundation will operate seamlessly with a variety of computers and peripheral devices, and readily take advantage of the increases in performance of newer equipment. We have a history of providing software solutions that are independent of hardware and operating systems that date back to early work with our RAGE product and our defense customers.

                The latest Intel architecture-based platforms make it possible for real-time 3-D entertainment content developers, like GreyStone, to create affordable arcade titles that leverage the power and graphics capability of the Pentium series while benefiting from the common hardware and software infrastructure that reaches all the way to the in-home market. We believe that these recent improvements in hardware performance enables a rapid transfer of high-end arcade software onto the latest home computers and with the use of GreySim, will reduce the time and cost of new content development for the Company.

                - We Plan to Apply Lessons From Digital Entertainment Product Development to Products Suited To Other Markets. We believe that our core set of technological capabilities and skills can be extended and applied to create interactive digital software products for other markets such as the Internet, education and "edutainment", health and medical, transportation, telecommunications, intelligence, law enforcement, and also for enterprise-spanning applications in design, engineering, finance, management information and manufacturing and process controls.

               We have some experience in these areas, especially with respect to the simulation of customer's designs, engineering, and product prototyping for the Intelligent Vehicle Highway System, the development of product concepts for the health/medical markets, and the production of advanced avionics in modern tactical jet aircraft.

               We also have years of experience in using engineering simulation for the rapid-prototyping and refinement of advanced avionics technologies, including "expert systems" that are embedded in the advanced avionics of modern tactical military aircraft.

MARKETING AND SALES

        GreyStone's marketing and sales activity in the commercial market to date has consisted primarily of participation in trade shows, distribution of marketing communications, market research and public relations activities designed to showcase GreyStone's technology and capabilities. GreyStone intends to promote its name, trademarks and products to create a recognizable brand of quality in each of its markets and to coordinate advertising and promotional opportunities to benefit itself and its licensees. GreyStone's marketing activities are also designed to demonstrate the capabilities of GreyStone's products, showing potential customers 3-D software environments that surpass those offered by competitors in functionality, realism and interactivity.

        In the government market, we market primarily through interaction with key military acquisition offices and laboratories, as well as with prime and subcontractors to the U.S. and other governments, availing them of GreyStone's expertise in simulation and 3-D digital reality software environments. GreyStone also participates in a number of trade shows focused on the government markets.

PRODUCTION

        GreyStone's production strategy for our Commercial entertainment systems is based upon outsourcing of basic component manufacturing and assembly and internal development of software. Components procured from or built by third parties may be shipped to GreyStone's headquarters, to be assembled and tested prior to shipment. GreyStone's headquarters include approximately 5,000 square feet allocated to prototype development and production of GreyStone's products.

RESEARCH AND DEVELOPMENT

        Our success will depend substantially upon our ability to timely develop and introduce new products and enhancements to our existing products that meet changing customer requirements and emerging industry standards. We have made and plan to continue to make substantial investments in research and development. In the year ended March 31, 2000, our research and development expenses were $1,009,923; $568,063 for the Government Business Segment, and $441,860 for the Commercial Business Segment. This compares to $1,093,145 in 1999 ($232,653 for Government and $860,492 for Commercial) and $1,254,297 in 1998 ($120,902 for Government and $1,133,395 for Commercial.)

        We have focused our development efforts on the development of RAGE, our visualization and simulation software, and the UAV Toolkit software for the Government sector, the XS-G game and the Mercury motion-based entertainment system for the Commercial sector, and the GreySim tools which support both business sectors.

        Research and development expenses primarily consist of salaries and related costs of employees engaged in ongoing research, design and development activities and subcontracting costs. As of March 31, 2000, we had 32 employees engaged in research and development. We are seeking to hire additional skilled development engineers. Our business, operating results and financial condition could be adversely affected if we encounter delays in hiring additional engineers.

COMPETITION

        GreyStone experiences substantial competition in its defense and entertainment markets and believes its principal competitive advantages to be its reputation and experience in its selected market areas, creativity in applying existing and GreyStone proprietary technology to new applications that meet customer requirements, technical assistance to its customers, and price.

        GreyStone believes that it has a competitive advantage with its government software product, RAGE, which has been identified by the government in several sole source award announcements as a requirement for award performance. While GreyStone believes that this competitive advantage may continue, for an unknown period of time, there is no guarantee that the government will continue to identify GreyStone's software as a continuing requirement for such awards.

        GreyStone competes against established corporations in the government market that have substantially greater financial and other resources than GreyStone. In the past, GreyStone has worked closely with several companies as a sub-contractor. No assurances can be given that GreyStone will be successful in maintaining or enhancing these relationships in the future. GreyStone considers the principal competitors for its government products and services to include Science Applications International Corporation (SAIC), Cubic Corporation,

Logicon, TRW and others. There can be no assurance that GreyStone will be able to compete with these and other companies for future government contracts or that such contracts, upon successful award, will be on terms favorable to GreyStone.

        The markets for interactive 3-D software products are still emerging, and we expect the number of competitors to increase. Companies having greater financial resources may be able to make greater investments in research and development, engage in more extensive marketing campaigns, carry large inventories, adopt more aggressive pricing policies and make more attractive offers to customers. We believe that large entertainment and computer companies are increasing their focus on the interactive 3-D software entertainment market, which will stimulate further competition.

        GreyStone's competitors range from small companies with limited resources to large companies with greater financial, technical and marketing resources. GreyStone considers the principal competitors in the interactive entertainment markets to include Broderbund Software, Inc., Electronic Arts, Inc., Interplay, LucasArts Entertainment Company, Sony, Sega, Nintendo, Namco, and Williams.

        GreyStone's future success in its government and commercial markets will depend upon, among other things, its ability to withstand competition from larger companies, to obtain and retain competent personnel to successfully accomplish its obligations under its various contracts and agreements and to productively extend its technological expertise to new applications. All of these factors are subject to uncertainty.

PATENTS AND PROPRIETARY RIGHTS

        GreyStone applies for patents, or other appropriate proprietary or statutory protection, when it develops valuable new or improved technology. As of March 31, 2000, GreyStone has one design patent as well as certain trademarks and copyrights. The status of patents involves complex legal and factual questions and the breadth of claims allowed is uncertain. There can be no assurance that its patent will afford effective protection against competitors with similar technology; nor can there be any assurance that patents issued to GreyStone will not be infringed upon or designed around by others or that others will not obtain patents that GreyStone would need to license or design around. If the courts uphold existing or future patents containing broad claims, the holders of such patents might be in a position to require companies to obtain licenses. There can be no assurance those licenses that might be required for GreyStone's products would be available on reasonable terms, if at all.

        In addition to patent and copyright law, GreyStone relies on trade secrets and proprietary know-how, which it seeks to protect in part by confidentiality agreements with its strategic partners, employees, consultants, vendors and licensees. GreyStone's agreements prohibit unauthorized disclosure or reverse engineering of GreyStone's systems. However, GreyStone expects that third parties may attempt to reverse engineer its technology. There can be no assurance that GreyStone's confidentiality agreements will not be breached or that GreyStone would have adequate remedies for any breach. The law concerning reverse engineering by a person or entity that has not signed a license agreement is currently uncertain. As a result, GreyStone may not have an adequate remedy if a competitor disassembles or reverse engineers products based on GreyStone's proprietary technology even if trade secret or copyright law protects GreyStone's technology.

        GreyStone relies in part on copyright laws to prevent unauthorized duplication or distribution of its software, written materials and audiovisual works. Existing copyright laws afford only limited protection, particularly in certain jurisdictions outside the United States where GreyStone may seek to license its technology.

        As used in this document, RAGE is a trademark of GreyStone. In June 1998 GreyStone applied for registration of XS-G as a trademark. Notice of allowance was issued in August 1999.

EMPLOYEES

        GreyStone had 42 full-time employees as of March 31, 2000. 32 of these employees are in research and product development related activities, one in manufacturing and nine in GreyStone's business sectors, finance and administration. GreyStone is not a party to any collective bargaining agreement, and GreyStone believes its relations with employees to be good.

PROPERTIES

        GreyStone leases approximately 27,600 feet of office and research and development space at 4950 Murphy Canyon Road, San Diego, California 92123. Our lease of this property expires on December 14, 2003. We believe that our current facilities will be adequate to meet our needs throughout the lease period.

LEGAL PROCEEDINGS

        From time to time, we may be involved in litigation relating to claims arising out of our operations. As of the date of this report, we are not a party to any legal proceedings that are expected, individually or in the aggregate, to have a material adverse effect on our business, financial condition or operating results. On May 22, 2000 GreyStone's wholly-owned subsidiary, GreyStone Technology, Inc., resolved an administrative complaint between the Commonwealth of Massachusetts and the subsidiary concerning a 1996 requirement for the subsidiary to make a notice filing relating to the private sale of stock by the subsidiary to investors who were Massachusetts residents. The subsidiary had not filed the notice as it believed it was eligible for a self-executing exemption. Under the consent order issued by the Commonwealth, the subsidiary agreed not to violate the state act and regulations, and to make a contribution of $5,000 to the Commonwealth of Massachusetts Investor Protection and Education Trust Fund.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

        The names, ages and positions of our executive officers and directors as of June 30, 2000 are listed below along with their business experience during the past five years. The business address of all of our executive officers is 4950 Murphy Canyon Road, San Diego, California 92123. Directors will be elected to serve until they resign or are removed, or are otherwise disqualified to serve, or until their successors are elected and qualified. Executive officers of GreyStone are appointed by the Board of Directors. No family relationships exist among any of the directors or executive officers of GreyStone.

Name                      Age       Position
----                      ---       --------
Richard A. Smith          53        President and Chief Executive
                                    Officer and Chairman of the Board

Thomas D. Aldern          46        Vice President of GreyStone
                                    Technology, Inc

Carl A. Beaudet           58        Vice President of GreyStone
                                    Technology, Inc.

Bernard J. Crowe          61        Vice President of GreyStone
                                    Technology, Inc.

Marshall B. Geller        48        Chief Financial Officer and
                                    Treasurer

Carolyn A. Harris         43        Vice President, General Counsel
                                    and Secretary

Jon M. Reynolds           59        Director

James W. Johnston         54        Director

Alan D. Stone             54        Director

Malcolm R. Currie, Ph.D.  73        Director

Richard A. Smith - (Chairman, Chief Executive Officer and President of GreyStone Digital Technology and Director of GreyStone Technology, Inc.) Mr. Smith is a founder of GreyStone where he has served continuously as its Chairman and Chief Executive Officer since its inception. Before founding GreyStone, Mr. Smith was employed from 1985 to 1989 with Titan Systems, Inc., a high technology systems engineering company in San Diego, California. From 1978 to 1985 he flew for Continental Airlines, and from 1969 to 1978 he was on active duty with the U.S. Navy, serving as a fighter pilot in Vietnam, and as an instructor and adversary pilot. In 1995, he retired as a Commander in the U.S. Naval Reserve. Mr. Smith holds a B.S. degree from South East Missouri State University and an M.S. degree from the University of Southern California.

Thomas D. Aldern - (Director of GreyStone Digital Technology and Vice President of GreyStone Technology, Inc.) Mr. Aldern has been GreyStone's Vice President, Government Systems and a member of the board of directors since joining GreyStone in 1989. From 1985 to 1989, Mr. Aldern supported projects for the Naval Ocean Systems Center and ARPA and was active in classified defense programs at Titan. From 1978 to 1985, Mr. Aldern was in the U.S. Navy as a F-14A Radar Intercept Officer and involved in projects concerning battlespace extension, aircraft tactics, and advanced sensor modeling. Mr. Aldern earned a B.S. in Systems Engineering from the U.S. Naval Academy and has completed numerous U.S. Navy Warfare courses such as Strike Leader Attack Training School, Navy Fighter Weapons School (TOPGUN) and U.S. Navy Electronic Warfare School.

Carl A. Beaudet - (Vice President of GreyStone Technology, Inc.) Mr. Beaudet joined GreyStone in 1989 as Vice President. He has been active in various areas of GreyStone's business development, administration and operations. Before joining GreyStone, Mr. Beaudet was a field office manager at Advanced Technology, Inc., an engineering services company, as well as a technical director for electronic warfare for that company's project activities at the Pacific Missile Test Center from January 1988 to December 1989. Before January 1988, Mr. Beaudet worked for five years at the Military Electronics and Avionics Division of TRW, Inc., a defense electronics and computer systems manufacturer, in San Diego, California where he managed the Operations Analysis department in support of a number of different programs and projects. Mr. Beaudet was a career Naval Flight Officer with 20 years' experience. Mr. Beaudet received a B.S. in Aeronautics and Astronautics from Purdue University and an M.S. in Aeronautical Engineering from the Naval Postgraduate School.

Bernard J. Crowe - (Vice President of GreyStone Technology, Inc.) Mr. Crowe has been GreyStone's Vice President of its Commercial Business Unit since 1992. Prior to joining GreyStone, Mr. Crowe was Vice President at Ball Corporation, Systems Engineering Division located in San Diego, California from 1990 to 1992 where he managed that company's development of products for military and commercial customers. From 1975 to 1990, Mr. Crowe was at TRACOR Flight Systems, Inc., an aerospace company where he was Director of the Simulation Product Department. In this capacity, he led over 20 engineers in developing real-time simulation products. Mr. Crowe received a B.S. from London University.

Marshall D. Geller - (Chief Financial Officer and Treasurer of GreyStone Digital Technology, Inc.) Mr. Geller joined GreyStone in 1994 as Controller and served in that position until November 1998 when he assumed his current duties. Prior to joining GreyStone, from 1982 until 1994, Mr. Geller worked for General Dynamics -- Convair Division in San Diego in the areas of financial planning, budgeting, overhead, and capital planning. Prior to that, Mr. Geller worked for an accounting firm in New York City. Mr. Geller received his B.A. and M.B.A. from Hofstra University in New York.

Carolyn A. Harris - (Vice President, General Counsel and Corporate Secretary of GreyStone Digital Technology, Inc.) Ms. Harris joined GreyStone in 1995 as Contracts Director and served as Assistant General Counsel and Assistant Secretary until 1998 when she assumed her current duties. From 1979 to 1994 she worked for Rockwell International Corporation's Rocketdyne Division in Los Angeles, California in the areas of financial management, advanced programs and contracts. Ms. Harris received her B.S. in Finance and Accounting from the University of Arizona, and her J.D. from Southwestern University School of Law.

Jon M. Reynolds - (Director of GreyStone Digital Technology, Inc.; Member of Audit Committee and Chairman of Executive Compensation Committee) Mr. Reynolds has been a member of the board of directors of GreyStone since February 1994 and served as GreyStone's President from April 1995 until January 1997. Mr. Reynolds was a Senior Vice President of Hoak, Breedlove & Wesneski & Co., Inc., an investment banking firm in Dallas, Texas from April 1998 until March 1999. Mr. Reynolds is also the president of The Pointe-Force Company, a private Dallas-based merchant banking concern. From 1985 until 1992 Mr. Reynolds was a director of Sun Coast Plastics, Inc., a company specializing in plastic molded closures and food service products, and from 1988 to 1992 Mr. Reynolds served as that company's Chairman and Chief Executive Officer. From 1984 through 1988 Mr. Reynolds also served as president of Mayfair Capital, a merchant banking company. In February 1983, Mr. Reynolds joined Rauscher Pierce Refsnes in Dallas. From 1971 through 1982, Mr. Reynolds worked in New York as an investment banker engaged in project and corporate finance at Salomon Brothers and at CS First Boston. Mr. Reynolds is a certified public accountant and holds an A.B. from Harvard College in economics. He received his MBA from Rutgers University.

James W. Johnston - (Director of GreyStone Digital Technology, Inc.; Chairman of Audit Committee and Member of Compensation Committee) Mr. Johnston is President and Chief Executive Officer of StoneMarker Enterprises, Inc., a consulting and investment company. He previously served as Vice Chairman of RJR Nabisco, Inc., a holding company, from 1995 to 1996. From 1989 to 1996, he also served as Chairman of R.J. Reynolds Tobacco Co., and was Chief Executive Officer of that company until 1995. Mr. Johnston was named a Director of RJR Nabisco Holdings Corp. in 1992 and Chairman of R.J. Reynolds Tobacco International Inc. in 1993. He retired from R.J. Reynolds in July 1996. Mr. Johnston began his business career with Ford Motor Co. In addition to Ford, he has held senior management positions at various subsidiaries of Northwest Industries, Inc. and Citibank N.A. Mr. Johnston serves on various boards, including the Sealy Corporation, AgriBioTech, Inc., and various non-profit organizations.

Alan D. Stone - (Director of GreyStone Digital Technology, Inc.; Member of Audit and Compensation Committees) Mr. Stone has served as President and Executive Vice President at Sega Enterprises, Inc., a leading video game and multimedia entertainment company, from October of 1991 through the present. During part of this time he served as President of Sega Gameworks, an arcade and location-based entertainment company. Prior to that, Mr. Stone served as Vice President, Sales and Marketing, for Nintendo of America, Inc., a video game entertainment company, that he co-founded in 1980. Mr. Stone received his BA from the University of California, Berkeley, and his MBA in finance and economics at the University of Washington, Seattle.

Dr. Malcolm R. Currie, Ph.D. - (Director of GreyStone Digital Technology, Inc.; Member of Audit Committee) Dr. Currie is currently Chairman Emeritus Hughes Aircraft Company and President & CIO of Currie Technologies, a manufacturer of proprietary electric bicycles. He is a member and former Chairman of the USC Board of Trustees. He is also Chairman of the Board of Constellation Communications (satellite communications) and serves as a director on the boards of Investment Co. of America (mutual fund), LSI Logic (semiconductors) (NYSE:
LSI), Moltech Corp. (advanced batteries), Inamed (medical devices) (Nasdaq-NM:IMDC) and the California Council of Science & Technology. Previously he served on the board of UNOCAL (NYSE: UCL) From 1972-1977 Dr. Currie served as Under Secretary (Director) of Defense Research and Engineering with responsibilities for all weapons R&D and acquisition programs for the DOD, including formulation, budgeting, execution and Congressional approval. After leaving DOD, Dr. Currie held industry senior management positions for sixteen years, which included President, Hughes Missile Systems Company; President and CEO of Delco Electronics Corporation, and Chairman and CEO of Hughes Aircraft Company. He also served as a member of the Defense Science Board from 1980-1982. Dr. Currie holds a Ph.D. in Engineering Physics from the University of California at Berkeley.

Board Composition

        Our Bylaws currently provide for the number of members of the Board of Directors to be set by the Board of Directors. The Board has currently set the number of members to be at least five an no more than seven. All directors hold office until the next annual meeting of our stockholders and until their successors have been elected and qualified. Our officers are appointed annually and serve at the discretion of the Board of Directors.

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

        GreyStone's Board of Directors has an Audit Committee and an Executive Compensation Committee. The members of the Audit Committee are Mr. Johnston, Chairman, and Messrs. Reynolds, Stone and Currie. This committee, which monitors GreyStone's basic accounting policies, reviews audit and management reports and makes recommendations regarding the appointment of the independent auditors, was appointed in March 2000. The first meeting of the committee was in May 2000. Dr. Currie became a board member in June 2000.

        The members of the Executive Compensation committee are Mr. Reynolds, Chairman, and Messrs. Stone and Johnston. This committee, which recommends to the Board the salary and incentive compensation of the Chief Executive Officer, held one meeting during fiscal 2000.


Board Compensation

        Beginning in fiscal year 2001, members of the Board who are not officers of the Company are compensated for their services as directors of GreyStone annually in the form of $5,000 in cash, $15,000 in GreyStone common stock and $5,000 in options to purchase GreyStone common stock annually for their services as directors of GreyStone. In addition, GreyStone compensates directors $500 per board meeting attended and reimburses directors for out-of-pocket expenses incurred in the performance of their duties as directors of GreyStone. All payments in the form of stock and options are to be issued under the 1994 Stock Option and Stock Bonus Plan of GreyStone Technology, Inc., or any of its successor plans. All stock and options are to be issued at the fair market value of the company's stock at the time of award, and awards will be made during the second fiscal quarter of each year.

EXECUTIVE COMPENSATION

     Summary Compensation Table

        The following table sets forth compensation awarded to, earned by, or paid to our Chief Executive Officer and our four other most highly compensated executive officers during the last three years whose total cash compensation exceeded $100,000 for the fiscal year ended March 31, 2000 (collectively, the "Named Executive Officers").

                                                               ANNUAL               LONG-TERM
                                                            COMPENSATION          COMPENSATION
                                                      -----------------------    ----------------    ALL OTHER
                                                      SALARY($)       Other($)       OPTIONS/      COMPENSATION
NAME AND PRINCIPAL POSITION                 YEAR        (A)             (B)       SARS (#) AWARDS     ($)(C)
-----------------------------               --------  ---------       --------   ----------------  ------------
Richard A. Smith........................    2000      250,000          18,000                        16,178
  Chairman, President and Chief             1999      250,000(1)       18,000                         2,150
  Executive Officer                         1998      227,500(2)       11,250       450,000(3)        2,600

Carl A. Beaudet ........................    2000      128,750                       215,000
  Vice President of GreyStone               1999      120,000
  Technology, Inc.                          1998      105,000

Bernard J. Crowe........................    2000      125,000                        20,000
  Vice President of GreyStone               1999      125,000
  Technology, Inc.                          1998      125,000

Thomas D. Aldern........................    2000      113,300                       215,000
  Vice President of GreyStone               1999      105,000
  Technology, Inc.                          1998       90,000

---------
(A) Amounts shown include cash compensation earned and received by executive officers as well as amounts earned but deferred at the election of those officers.

(B) Amounts shown represent car allowance as provided in Mr. Smith's employment agreement. No bonuses were earned during the report periods.

(C) Amounts shown represents reimbursement of tax preparation charges and estate tax planning legal fees as provided in Mr. Smith's employment agreement.

(1)     Includes $60,000 of salary that was earned but deferred.

(2)     Includes $37,500 of salary that was earned but deferred.

(3) During FY1998, incentive stock options to purchase 200,000 shares of GreyStone common stock at an exercise price of $4.95 per share which were originally issued in fiscal year 1997 were cancelled and non-statutory stock options to purchase 450,000 shares of GreyStone common stock at an exercise price of $4.95 per share were issued to Mr. Smith.

STOCK OPTIONS

        The following table contains information concerning the grant of stock options made during fiscal 2000 under GreyStone's stock option plans to the Named Executive Officers:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                     POTENTIAL REALIZABLE
                                                                                       VALUE AT ASSUMED
                                              INDIVIDUAL GRANTS                         ANNUAL RATES OF
                           -------------------------------------------------------        STOCK PRICE
                                      % OF TOTAL OPTIONS                               APPRECIATION FOR
                           OPTIONS        GRANTED TO        EXERCISE                    OPTION TERM(C)
                           GRANTED    EMPLOYEES IN FISCAL     PRICE     EXPIRATION   ---------------------
NAME                                        YEAR(A)          ($/SH)       DATE(B)      5%($)       10%($)
----                       --------   -------------------   ---------   ----------   ---------   ---------
Richard A. Smith.........        0                0%

Carl A. Beaudet..........   15,000              .92%         5.100     06/18/2009      48,110      121,921
                           200,000            12.31%         6.000     03/02/2010     754,674    1,912,491

Bernard J. Crowe.........   20,000             1.23%         5.100     06/18/2009      64,147      162,562

Thomas D. Aldern ........   15,000              .92%         5.100     06/18/2009      48,110      121,921
                           200,000            12.31%         6.000     03/02/2010     754,674    1,912,491

-------------
(A) In 2000, employees of GreyStone received stock options covering a total of 1,624,750 shares.

(B) The options were granted for a term of 10 years, subject to earlier termination in certain events related to termination of employment.

(C) Present value was calculated using an assumed annual compounded growth over the term of the option of 5% and 10%, respectively. Use of this model should not be viewed in any way as a forecast of the future performance of GreyStone's stock, which will be determined by future events and unknown factors.

OPTION EXERCISES AND HOLDINGS

        The following table sets forth information with respect to the Named Executive Officers concerning the exercise of options during the last fiscal year and unexercised options held as of the end of the fiscal year.


                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR,
                           AND FY-END OPTION VALUE(A)

VALUE OF UNEXERCISED

                               SHARES                    NUMBER OF UNEXERCISED         IN-THE-MONEY OPTIONS
                              ACQUIRED      VALUE        OPTIONS AT FY-END(#)             AT FY-END($)(C)
                                 ON        REALIZED   ---------------------------  ---------------------------
NAME                        EXERCISE(#)     ($)(B)    EXERCISABLE   UNEXERCISABLE   EXERCISABLE  UNEXERCISABLE
-----                       ------------   --------   -----------   -------------   -----------  -------------
Richard A. Smith..........        --            --      866,666        83,334        1,248,733         30,167

Carl A. Beaudet...........        --            --      258,334         6,666           76,117          1,413

Bernard J. Crowe..........        --            --      261,000         4,000          927,607          5,948

Thomas D. Aldern..........     2,500         9,188      255,834         6,666           72,399          1,413


-------------
(A) No SARs were owned or exercised by any of the Named Executive Officers during the last fiscal year.

(B) Market value of underlying securities on date of exercise, minus the exercise or base price.

(C) Market value of underlying securities at year-end, minus the exercise or base price.

EMPLOYEE BENEFIT PLANS

         1991 STOCK OPTION PLAN

        GreyStone's 1991 Stock Option Plan (the "1991 plan") was adopted by the Board of Directors in August 1991. A total of 1,000,000 shares of common stock have been reserved for issuance under the 1991 plan. The board of directors, or a Committee to whom the board has delegated authority, selects the employees, officers and directors of, and consultants to, GreyStone to whom options are granted (provided that incentive stock options may only be granted to employees of GreyStone), interprets and adopts rules for the operation of the 1991 plan and specifies other terms of such options. Options granted under the 1991 plan generally become exercisable at a rate of twenty percent (20%) of the shares subject to the option upon grant and twenty percent (20%) on each anniversary date of the grant until the options are fully vested.

        The maximum term of an incentive stock option under the 1991 plan is ten years, unless the employee owns more than 10% of company stock, whereupon the exercise period is limited to five years. If an optionee ceases to be an employee of GreyStone, the optionee may exercise only those option shares vested as of the date of termination and must effect such exercise within thirty (30) days of termination of service for any reason other than death or disability and six (6) months after termination due to death or disability. The exercise price of incentive stock options granted under the 1991 plan must be at least equal to 100% of the fair market value of the common stock of GreyStone on the date of grant, provided, however that such exercise price must be at least 110% of the fair market value of GreyStone's common stock if the optionee owns stock possessing more than 10% of the voting power of GreyStone's outstanding capital stock. The exercise price of non-qualified stock options must be at least equal to 85% of the fair market value of GreyStone's common stock on the date of grant. Payment of the exercise price may be made in cash unless the board of directors exercises its discretion to accept other types of consideration. The 1991 plan may be amended at any time by the board, although certain amendments would require shareholder approval. The 1991 plan will terminate in August 2001 unless earlier terminated by the board.

        Of the 1,000,000 shares available for issuance under the 1991 plan, 550,000 options to purchase shares are outstanding as of June 30, 2000, leaving 450,000 options available for issuance. The 550,000 shares were granted to three company founders in March, 2000. Options to purchase 200,000 shares were originally issued to the Company's CEO, Richard Smith in August 1991 as ISOs with an expiration date in August 1995. In March 1995, the Company extended the expiration date to August 2001, thereby effectively canceling the ISOs issued under the 1991 plan and reissuing them as new NSOs outside the plan, with other terms, including an exercise price of $0.275 per share, unchanged. See discussion below of non-plan options.

         1994 STOCK OPTION AND STOCK BONUS PLAN

        GreyStone's 1994 Stock Option and Stock Bonus Plan (the "1994 plan") was adopted by the board of directors in February 1994 and amended in May 1994. A total of 2,000,000 shares of common stock have been reserved for issuance under the 1994 plan. In June 1999 the board of directors approved an increase in the number of shares authorized to be issued under the 1994 plan subject to a favorable vote by majority in interest of GreyStone's shareholders. As of June 30, 1999, incentive stock options to purchase 1,766,762 shares and non statutory stock options to purchase 750,000 shares have been issued and are outstanding, The exercise prices on the outstanding options issued pursuant to the 1994 plan range from $3.825 per share to $6.80 per share.

        The board of directors, or a committee to whom the board has delegated authority, selects the employees, officers and directors of, and consultants to, GreyStone to whom options are granted (provided that incentive stock options may only be granted to employees of GreyStone), interprets and adopts rules for the operation of the 1994 plan and specifies other terms of such options. Options granted under the 1994 plan generally vest and become exercisable at a rate of twenty percent (20%) of the shares subject to the option on December 31 at the end of the first year and twenty percent (20%) on each successive December 31 until the options are fully vested.

        The 1994 plan also provides GreyStone with the right to repurchase any shares purchased by an optionee upon exercise of options within 90 days after the termination of the optionee's relationship with GreyStone. If GreyStone exercises its option to repurchase the option shares, the repurchase price will be equal to the higher of the original price or the then fair market value of the shares to be repurchased and GreyStone must repurchase all of the optionee's option shares. GreyStone also has a right of first refusal with respect to the sale of any option shares by an optionee for a period of 30 days after receiving notice of the proposed transfer by the optionee. These transfer restrictions do not apply to the transfer of option shares to certain related parties of an option, and terminate entirely upon an initial public offering by GreyStone raising at least $5,000,000.

        The maximum term of a stock option under the 1994 plan is ten years. If an optionee ceases to be an employee of GreyStone, the optionee may exercise only those option shares vested as of the date of termination and must effect such exercise within 30 days of termination of service for any reason other than death or disability and twelve months after termination due to death or disability. The exercise price of incentive stock options granted under the 1994 Plan must be at least equal to 100% of the fair market value of the common stock of GreyStone on the date of grant, or 110% if the optionee owns stock possessing more than 10% of the voting power of GreyStone's outstanding capital stock. The exercise price of non-qualified stock options must be at least equal to 85% of the fair market value of the common stock on the date of grant. Payment of the exercise price may be made in cash unless the board of directors exercises its discretion to accept other types of consideration.

        The 1994 plan also provides for awards of common stock to employees approved by the board of directors. As of June 30, 1998, stock awards were granted to seven employees of GreyStone for a total of 3,935 shares pursuant to the 1994 plan. There have been no stock awards since that date.

        The 1994 plan may be amended at any time by the board, although certain amendments would require shareholder approval. The 1994 plan will terminate in July 2004 unless earlier terminated by the board.

         NON-PLAN OPTIONS

        In 1995, GreyStone's board of directors extended the expiration date of options issued to its CEO, Richard Smith, as ISOs under the 1991 plan. The effect of this extension was to issue 200,000 NSOs, all of which were vested, with an expiration date of August 15, 2001, and an exercise price of $0.275 per share.

        In 1994, GreyStone granted to Mr. Richard Smith, GreyStone's Chairman and Chief Executive Officer, an incentive stock option to purchase up to 500,000 shares of common stock at an exercise price of $7.70 per share. In 1997, the board of directors cancelled the 500,000 incentive stock options and reissued them at an exercise price of $4.95. Three months later, in order to release incentive stock options to other employees under the plan, Mr. Smith agreed to have 200,000 of his incentive stock options cancelled and reissued to him as non-statutory stock options outside of the plan. The new options also carried a $4.95 per share exercise price.

        In 1992, GreyStone granted to Mr. Bernard Crowe, GreyStone's Vice President, Commercial Systems, an incentive stock option under the 1991 plan to purchase 20,000 shares of common stock at an exercise price of $1.00 per share. In July 1993, the number of shares subject to the option was increased to 200,000 shares. In July 1994, this option to purchase 200,000 shares was converted to a non-statutory option to purchase 200,000 shares of GreyStone common stock at the same exercise price per share.

        In addition, on July 10, 1997, the GreyStone board of directors authorized the grant of non-qualified options to a consultant to purchase 300,000 of common stock at an exercise price of $4.95 per share, and on August 16, 1997, the GreyStone board of directors authorized the grant of a non-qualified option to Mr. Smith to purchase 250,000 shares of common stock at an exercise price of $4.95 per share.

        During the fiscal year ended March 31, 1996 GreyStone granted to Joe Russell, Vice President, Corporate Secretary and General Counsel, an option to purchase 800,000 shares of common stock under the 1994 plan at an exercise price of $3.80 per share. The 1994 plan grant vested over a five year period and expired in 2006. In July 1997 GreyStone and Joe Russell agreed to cancel the 1994 plan grant and to reissue options to Joe Russell for 800,000 shares of common stock. The new Russell options provided for an expiration date ending 36 months from the date on which Mr. Russell left the employ of GreyStone but in no event later than the expiration date of the 1994 plan grant and only to the extent that any options had then vested. Mr. Russell left the employ of GreyStone in July 1998. As of that date Mr. Russell had vested the right to purchase 640,000 shares under the new Russell options. These options expire in July 2001.

                2000 STOCK OPTION PLAN

               In May 2000, the Board of Directors authorized the preparation of GreyStone's 2000 Stock Option Plan, subject to stockholder approval. Four million shares of common stock will be reserved for issuance under the 2000 Stock Option Plan.

               The 2000 Plan is administered by the Board of Directors, which has the discretion to delegate the responsibility to the Compensation Committee of the Board of Directors, which would make recommendations relating to the 2000 Plan for the Board's approval. Subject to the terms of the 2000 Plan, the Board may select participants to receive awards, determine the types of awards and terms and conditions of awards, and interpret provisions of the 2000 Plan. The term of each stock option is fixed by the Board and may not exceed 10 years from the date of grant. The Board determines at what time or times each option may be exercised and the period of time, if any, after retirement, death, disability or termination of employment during which options may be exercised. Options may be made exercisable in installments. The exercisability of options may be accelerated by the Board. The Board of Directors may terminate or amend the Plan at any time and for any reason. However, amendments will be submitted for stockholder approval to the extent required by the Internal Revenue Code or other applicable laws.

        The 2000 Plan permits the granting of options to purchase shares of common stock intended to qualify as incentive stock options under the Internal Revenue Code and stock options that do not qualify as incentive stock options. The exercise price of each stock option may not be less than 100% of the fair market value of our common stock on the date of grant. In the case of certain 10% stockholders who receive incentive stock options, the exercise price may not be less than 110% of the fair market value of our common stock on the date of grant.


CERTAIN TRANSACTIONS

         Founders Stock Restriction Agreement and Promissory Notes

        In order to provide incentives for certain founders of GreyStone, GreyStone sold shares to three persons in August 1991 in exchange for certain promissory notes bearing interest at 8.2% per annum (the "Founders Notes"). The Founders Notes are secured by these shares. All of the shares of common stock owned by these Founders are subject to a stock restriction agreement dated August 16, 1991 among GreyStone, the Founders, GreyStone's chief executive officer Richard A. Smith, and Mr. Smith's wife. The stock restriction agreement contains certain prohibitions on transfer of any common stock owned by the individuals, a right of first refusal in favor of GreyStone upon a proposed sale of the common stock and a covenant not to compete by each individual upon a sale of such individual's stock which is subject to the stock restriction agreement. In May l992, GreyStone reacquired certain of these shares from the three individuals and reduced the principal balances of the Founders Notes. The founders were compensated in March 2000 for the 1992 reacquisition by the issuance of a total of 550,000 options to purchase additional shares of common stock at an exercise price of $6.00 per share under the company's 1991 Stock Option Plan. The Founders Notes mature on the earlier of

        -   August 16, 2001,

        - ninety (90) days after the termination of the Stock Restriction Agreement,

        -   the dissolution, bankruptcy or insolvency of GreyStone or

        -   GreyStone's initial public offering of its securities.

        In December 1999 the founders notes were amended to reduce the collateral requirements to one-half of the founders' shares in order to provide for the founders to make gifts of some of their shares to their family members. In March 2000 the Founders and the Company terminated the stock restriction agreement and the founders' notes were amended to establish the maturity date of founders' notes to be August 16, 2001. The outstanding principal balances and the number of shares of common stock securing the Founders Notes as of June 30, 2000 were: Carl A. Beaudet -- $195,000/400,000 shares; Thomas D. Aldern -- $35,000/80,000 shares; and David C. Vineyard -- $97,500/200,000 shares.

         Services Agreement and Loans from and to Director Jon Reynolds

        In July and September 1993 GreyStone borrowed $100,000 and $50,000 from Kenwood Capital Limited Partnership. Kenwood is affiliated with Jon M. Reynolds, a director of GreyStone. GreyStone has repaid the loans in full, in cash and by issuing 14,286 shares of GreyStone common stock at a price of $7.00 per share.

        On November 22, 1993, GreyStone issued warrants to The Pointe Force Company to acquire the aggregate of 400,000 shares of common stock of GreyStone at an exercise price of $10.00 per share. The Pointe Force warrants terminate on November 22, 2003. As of the date of this prospectus, none of the Pointe Force warrants had been exercised.

        In March 1996, GreyStone and Pointe Force entered into a services agreement which provides for Pointe Force, through its agent Jon Reynolds, who was at the time an officer and director of GreyStone, to provide continuing general financial and management advisory services to GreyStone, including the services of Mr. Reynolds as the president and chief operating officer of GreyStone. In the services agreement, GreyStone acknowledged that it owed Pointe Force for services rendered through March 31, 1996 under a previous agreement in the aggregate sum of $92,954.14 and that for the period commencing April 1, 1996 GreyStone would accrue compensation to Pointe Force in the amount of $10,000 per month until the earlier of Mr. Reynolds' ceasing to perform services as president and chief operating officer of GreyStone or thirty (30) days after GreyStone's receipt of an infusion of debt or equity in an amount of not less than $2 million (the "Capital Infusion"). The parties agreed that upon receiving the Capital Infusion,

        - GreyStone would pay as soon as reasonably practical to Pointe Force the sum of $92,954.14 plus the sum of $10,000 per month from April 1, 1996 until 30 days after the Capital Infusion,

        - Pointe Force and Reynolds would cease to be entitled to any further compensation; and

        - the parties would negotiate in good faith a compensation package for Mr. Reynolds in accordance with the parties' understanding and agreement on the future involvement of Mr. Reynolds with GreyStone.

        The services agreement terminated upon his resignation as president and chief operating officer of GreyStone effective as of January 1, 1997. In addition to the Point Force warrants, on March 29, 1996, GreyStone granted Point Force warrants to purchase 100,000 shares of common stock. Effective, January 1, 1997, all of these warrants were fully vested. Each of these warrants has a term of ten years from date of issuance and as exercisable at $10 per share.

        Commencing in July 1999, Mr. Reynolds' services to GreyStone resumed under an agreement with The Pointe-Force Company, Inc., an entity controlled by Mr. Reynolds' spouse. Mr. Reynolds provides consulting services to GreyStone in the areas of mergers and acquisitions, strategic planning, corporate financing, and relations with the investment community. Under this one-year advisory services agreement, we pay Mr. Reynolds $11,000 per month, exclusive of expenses.

        GreyStone loaned $20,000 on August 6, 1999, $10,000 on September 22, 1999, and $20,000 on November 17, 1999 to The Pointe-Force Company, Inc. and its principal, GreyStone director Jon Reynolds. The loans are for a one year term and bear interest at a rate of 8.75%.

         Loans from and Guarantees by Richard Smith

        Between December 1994 and December 1995, Richard A. Smith, GreyStone's chief executive officer, borrowed in excess of $2,700,000 from various persons and loaned those funds to GreyStone ("Smith Loans"). The notes which Mr. Smith delivered to those individual lenders ("Creditor Notes") bear interest at the rate of 9% per annum and contain a provision which enables the holders to convert the amount owed into shares of GreyStone's common stock owned by Mr. Smith at the rate of $4.50 per share, except that the loans from three creditors for the aggregate amount of $147,500 bear interest at the rate of 18.0% per annum and are convertible at the option of the holder on maturity into shares of GreyStone's common stock owned by Mr. Smith at the rate of $7.14 per share. The Smith Loans are evidenced by promissory notes issued by GreyStone in favor of Richard Smith and have substantially the same terms as the Creditor Notes, with the exception that the Smith Notes do not contain the right to convert the principal amount of the loans into shares of GreyStone common stock. During calendar year 1996, holders of Creditor Notes in the aggregate principal amount of $385,880 plus unpaid accrued interest either converted their respective notes into shares of GreyStone's common stock owned by Mr. Smith or were paid in full. In March 1997, GreyStone expressed its desire to satisfy its obligation to repay the Smith Notes by assuming the obligation of Mr. Smith to repay the Creditor Notes, and agreed that if the creditors desired to convert their respective Creditor Notes into shares of GreyStone's common stock, then GreyStone would permit such conversion from the authorized shares of GreyStone, provided that the creditors exercising their conversion rights concurred. As of March 31, 1999, creditors holding an aggregate of $2,597,399 in outstanding principal of the Creditor Notes plus unpaid accrued interest were either paid in full or had agreed to the assumption of the debt by GreyStone and the conversion of such debt at $4.50 per share.

        From time to time through March 31, 1997, GreyStone made cash advances to Mr. Smith in the cumulative amount of $122,629. Since April 1, 1997, interest has accrued at a rate of 9% per year. As of March 31, 1999, a total of $21,955 in interest had accrued for a total balance of $144,584.

        In the quarter ended March 31, 1999, Mr. Smith elected to forego having GreyStone repay its obligations to him evidenced by outstanding notes payable of $216,485 and accrued interest of $16,877. In return, GreyStone agreed to forgive advances to Mr. Smith of $122,629, plus accrued interest of $21,955. Mr. Smith agreed to contribute the difference totaling $88,778 to GreyStone. This amount has been included in additional paid in capital.

        Beginning in 1989 and from time to time subsequently, GreyStone has borrowed money or leased equipment under terms which required GreyStone's Chief Executive Officer, Richard Smith, personally to guarantee GreyStone's repayment performance. In January 1995, GreyStone leased internal computer network equipment for a three year period, during which GreyStone was obligated to make $57,886 in payments. The lease provided for GreyStone's payment obligations to be guaranteed personally by Mr. Smith. The lease has been fully paid. In February 1995, GreyStone leased a phone call processing system for a five year period during which GreyStone was obligated to make payments of $75,517. The lease provided for GreyStone's payment to be guaranteed personally by Mr. Smith. The lease has been fully paid. In December 1998, GreyStone borrowed $200,000 from an individual for a period of five weeks. The terms of the note provided for a personal collateralized guarantee by Mr. Smith. The note was repaid by GreyStone before the maturity date.

         Employment Agreements

        GreyStone has entered into employment agreements with five of its executive officers (including Mr. Smith). The original terms of two of the employment agreements have expired. These employment agreements continue on a month-to-month basis but may be terminated by either party with written notice to the other. The original term of Mr. Smith's employment agreement expires August 16, 2000. This employment agreement will continue for two years in the absence of written notice to the contrary from the other party.

                             PRINCIPAL STOCKHOLDERS

        The following table presents information regarding beneficial ownership of GreyStone common stock as of June 30, 2000 that includes:

        - each person known by GreyStone to be the beneficial owner of more than 5% of the outstanding GreyStone common stock;

        -       each director of GreyStone;

        - GreyStone's chief executive officer and the four most highly compensated executive officers of GreyStone in business year 2000 other than the chief executive officer;

        -       all directors and executive officers of GreyStone as a group.

                                                                               AMOUNT AND
                                                                                NATURE OF     PERCENT
                                                                               BENEFICIAL       OF
IDENTITY OF OWNER OR GROUP(A)(B)                              TITLE OF CLASS   OWNERSHIP(C)   CLASS(D)
--------------------------------                              --------------   -----------    -------
Richard A. Smith. ..........................................    Common Stock     3,866,753     22.6
Catherine F. Smith..........................................    Common Stock     3,000,087     18.9
Thomas D. Aldern............................................    Common Stock     1,055,034      6.4
Carl A. Beaudet.............................................    Common Stock       848,348      5.1
Jon M. Reynolds.............................................    Common Stock       517,286      3.1
James W. Johnston...........................................    Common Stock       317,778      1.9
Bernard J. Crowe............................................    Common Stock       261,000      1.6
Alan D. Stone...............................................    Common Stock             0        0
Malcolm R. Currie, Ph.D. ...................................    Common Stock             0        0
All directors and executive officers as a group
  (10 Persons)..............................................    Common Stock    10,122,901     53.7%

-------------

(A) The address of each owner is: c/o GreyStone Digital Technology, Inc., 4950 Murphy Canyon Rd., San Diego, California 92123.

(B) The information regarding beneficial ownership of GreyStone common stock has been presented according to rules of the SEC and is not necessarily indicative of beneficial ownership for any other purpose. Under the SEC rules, beneficial ownership of GreyStone common stock includes any shares as to which a person has sole or shared voting power or investment power and also any shares which a person has the right to acquire within 60 days through the exercise of any stock option or other right. Under California and some other state laws, personal property owned by a married person may be community property that either spouse may manage and control. GreyStone has no information as to whether any shares shown in this table are subject to such community property laws.

(C)     Including 866,666, 255,834, 258,334, 500,000, 240,000, 261,000, and
        2,558,534 shares subject to outstanding options or warrants held by Messrs. Smith, Aldern, Beaudet, Reynolds, Johnston, and Crowe and all directors and officers as a group, respectively, which are currently exercisable or may become exercisable within 60 days after June 30, 2000.

(D) Percentage of beneficial ownership as to any person as of a particular date is calculated by dividing the number of shares beneficially owned by that person by the sum of the number of shares outstanding as of such date and the number of shares as to which that person has the right to acquire voting or investment power with respect to their shares.

                            SELLING SECURITY HOLDERS

        An aggregate of up to 1,250,000 shares of our common stock may be offered by Series A Convertible Preferred Stockholders upon the conversion of their preferred stock to common stock, up to 1,250,000 shares of common stock by Series A Convertible Preferred Stockholders upon the exercise of their warrants, and up to an additional 2,093,550 shares may be offered hereby by persons holding warrants with registration rights. All of these securities offered by Series A Convertible Preferred Stockholders were acquired by the holders in a private placement which granted registration rights with respect to the common stock issuable upon conversion of the preferred stock and for the warrants issued to the purchasers of the preferred stock. In addition, this offering covers 1,250,000 shares representing 50% of the conversion shares and exercise shares in accordance with the agreement between GreyStone and the preferred stockholders to allow for any additional shares that may be issuable to the preferred stockholders according to the terms of the Series A Convertible Preferred Stock Agreement, Certificate of Designation, and Warrants. None of the sellers of securities has, or has had within the past three years, any position, office or other material relationship with us or any of our predecessors or affiliates, except as noted. The following tables reflect these persons' or entities' ownership of preferred stock and warrants to purchase common stock.

                                Shares Beneficially Owned                       Shares Beneficially Owned
                                   Prior to the Offering                            After the Offering
                               ---------------------------   Number of Shares   -------------------------
Name                            Number (1)    Percent (2)     Being Offered       Number       Percent
--------------------------     ------------  -------------   ----------------   ----------   ------------
The Keshet Fund L.P.                75,000         0.5           75,000 (3)          0            *
Keshet L.P.                        137,500         0.8          137,500 (3)          0            *
Talbiya B. Investments Limited       37,500        0.2           37,500 (3)          0            *
Nesher Limited                      50,000         0.3           50,000 (3)          0            *
Esquire Trade & Finance Inc.       500,000         3.1          500,000 (3)          0            *
Celeste Trust Reg.                 500,000         3.1          500,000 (3)          0            *
The Endeavour Capital Fund S.A.     600,000        3.7          600,000 (3)          0            *
The Gross Foundation               125,000         0.8          125,000 (3)          0            *
The Hewlett Fund                    25,000         0.2           25,000 (3)          0            *
West Capital & Associates Inc.       50,000        0.3           50,000 (3)          0            *
Burns Participation Corp.           50,000         0.3           50,000 (3)          0            *
Amro International, S.A.           150,000         0.9          150,000 (3)          0            *
Candid Investments Ltd.            200,000         1.2          200,000 (3)          0            *
Chathams Rowe Venture Partners      986,750        6.1          986,750 (4)          0            *
John Lowy                          192,400         1.2          192,400 (4)          0            *
Barry Mitchell                       4,090           *            4,090 (4)          0            *
John Osborne                         2,104           *            2,104 (4)          0            *
Michael C. Pocaterra               264,000         1.6          264,000 (4)          0            *
The Pointe-Force Company           400,000         2.5          400,000 (4)(5)       0            *
The Private Financing Group        243,806         1.5          243,806 (4)          0            *

--------

(1) Represents number of shares to be issued upon conversion of preferred stock purchased in private placement and the number of shares to be issued upon exercise of warrants. Excludes 1,250,000 shares being registered as a 50% reserve for additional shares which may be issued to series A convertible preferred stockholders upon the occurrence of certain events.

(2) The ownership percentages are calculated based on the assumption that all shares issuable to the Selling Shareholder upon the exercise of warrants by such shareholder (but only such shareholder) have been issued and is based on 16,278,179 shares of common stock outstanding on June 30, 2000.

(3) The shares being offered for sale consist of shares of common stock issued to such shareholder upon conversion of Series A Preferred Stock into common stock and exercise of warrants issued to the Series A Convertible Preferred Stockholders.

(4) The shares being offered for sale consist of shares of common stock issuable upon the exercise of warrants which carry registration rights.

(5) The Pointe-Force Company is an entity controlled by the spouse of GreyStone Director Jon Reynolds. Mr. Reynolds is the president of Pointe-Force. These warrants include a cash less exercise feature.

 * Less than one percent of the outstanding shares of common stock.

                              PLAN OF DISTRIBUTION

        The sellers of securities may sell the shares being offered hereby:

        - through dealers or in ordinary broker transactions, in the over-the-counter market or otherwise,

        - at the market, or through market makers or into an existing market for the securities,

        - in other ways not involving market makers, or established trading markets, including direct sales to purchasers or effected through agents, or

        - in combinations of any methods of sale. Sales may be made at fixed prices, which may be changed, at market prices prevailing at the time or sale or at negotiated prices.

        If a dealer is utilized in the sale of the securities in respect of which the prospectus is delivered, the sellers of securities will sell their securities to the dealer, as principal. The dealer may then resell these securities to the public at varying prices to be determined by the dealer at the time of resale.

        Sales of securities at the market and not at a fixed price, which are made into an existing market for the securities, will be made by the sales of securities to or through a market maker, acting as principal or as agent. Other sales may be made, directly or through an agent, to purchasers outside existing trading markets.

        A selling broker may act as agent or may acquire the securities or interests therein as principal or pledgee and may, from time to time, effect distributions of these securities.

        The sellers of securities and broker-dealers, if any, acting in connection with the sale of the securities might be deemed to be underwriters within the meaning of Section 2 (11) of the securities Act and any commission received by them and any profit on the resale of the securities might be deemed to be underwriting discounts and commissions under the Securities Act.


                            DESCRIPTION OF SECURITIES

        The authorized capital stock of GreyStone consists of 30,000,000 shares of common stock, par value $0.001 and 3,000,000 shares of preferred stock, par value $0.001. No other class of capital stock has been authorized. As of June 30, 2000, there were 16,278,179 shares of GreyStone's common stock outstanding held by approximately 380 shareholders of record, and 5,000 shares of Series A preferred stock had been issued to 13 holders. The following description of our capital stock is based upon, and is qualified in its entirety by reference to our articles of incorporation, as amended and our by-laws as amended.

        Common Stock - Subject to such rights as may thereafter be established with respect to GreyStone preferred stock, holders of GreyStone common stock have one vote for each share held of record. All shares of GreyStone common stock participate equally in such dividends as may be declared and, in the event of dissolution, in the assets of GreyStone remaining after payment of all debts and liabilities and after satisfaction of any rights which may be established with respect to shares of GreyStone preferred stock. Holders of GreyStone common stock have no pre-emptive or other rights to subscribe for additional shares or conversion rights, and there are no redemption or sinking fund provisions. The outstanding shares of GreyStone common stock are validly issued, fully paid and non-assessable.

        Preferred Stock - The Company's certificate of incorporation and bylaws permit the board of directors of GreyStone to issue GreyStone preferred stock from time to time in one or more series, without any vote or action by the GreyStone stockholders. The board of directors can fix the number of shares, voting powers, designation, dividend rights, conversion rights, terms of redemption, liquidation rights and other preferences, powers and special or relative rights of each such series and the qualifications, limitations and restrictions thereon, and increase or decrease the number of shares of each such series (but not below the number of shares of such series then outstanding).

        In May, 2000 our board of directors authorized the issuance of up to 5,000 shares of Series A Convertible Preferred Stock of which 5,000 shares were issued and sold in a private placement at $1,000 per share for aggregate proceeds of $5,000,000, less fees and expenses of $550,000.

        Every share of preferred stock purchased can be converted into 250 shares of common stock. The preferred stockholders may convert at a price of the lesser of $4.00 per share or eighty percent of the volume weighted average market price per share of our common stock for the previous 250,000 shares traded prior to conversion. If the latter method results in a conversion price below $4.00, GreyStone has the option to redeem the preferred stock at a price of 122.5% of the price paid for the preferred stock. Conversion of the Series A preferred stock to common stock is mandatory after three years. We are required to pay dividends on the shares of preferred stock at the rate of 8.00% per year. The dividends are payable at the election of GreyStone in cash or common stock.

        The holders of the preferred stock will not be entitled to vote, except that the affirmative vote of at least a majority of the outstanding shares of preferred stock, voting as a class, shall be required to authorize, the creation and issuance of any class or series of securities ranking senior to, or on parity with, the preferred stock or any matter with respect to the declaration and payment of dividends or distribution of assets on liquidation, dissolution, or winding up of our company.

        In the event of any voluntary liquidation, dissolution, or winding up of our company, before payment or distribution of our assets may be set apart to the holders of common stock or any stock ranking junior to the preferred stock, the holders of the preferred stock will be entitled to receive, out of our assets legally available therefore, a liquidating distribution per share equal to the redemption price on the date of the liquidation, plus any accumulated and unpaid dividends. If, upon any voluntary or involuntary liquidation, dissolution or winding up of our company, our assets are insufficient to make full payment of a liquidating distribution per share plus all accumulated and unpaid dividends to the holders of the preferred stock, and similar payments on any other class of stock ranking on a parity with the preferred stock upon liquidation, then the holders of the preferred stock and other shares shall share ratably in any distribution of our assets in proportion to the full respective distributable amounts to which they are entitled.

        Additional provisions of the series A convertible preferred stock can be found in the purchase agreement and the attachments thereto, which are provided as an exhibit to this prospectus.

WARRANTS

        As of June 30, 2000, GreyStone had issued and outstanding warrants to acquire an aggregate of 8,759,096 shares of common stock, including 1,255,050 at an exercise price of $4.95 per share, 1,325,000 shares at $5.38 per share,

2,148,837 shares of common stock at an exercise price of $6.00 per share, 95,000 shares of common stock at an exercise price of $7.00 per share, 200,000 shares at $7.80 per share, 787,698 shares of common stock at an exercise price of $8.00 per share, 2,696,620 shares of common stock at an exercise price of $10.00 per share and 250,891 shares at an exercise price of $12.00 per share. As of June 30, 2000, warrants to purchase 7,741,097 shares of common stock were immediately exercisable. The holders of warrants to purchase an aggregate of 3,343,550 shares of common stock of GreyStone are entitled to certain registration rights with respect to the underlying shares.

        For every conversion share, we granted one common stock warrant exercisable at $5.38 per share. Half of the warrants are callable by GreyStone. We may call one half of the callable warrants if the market price per share of our common stock is equal or greater than 200% of the warrant exercise price for 20 consecutive trading days and if each of those days has a trading volume of at least 150,000 shares. We may call the remaining half of the callable warrants when the market price is equal to or greater than 250% of the warrant exercise price for 20 trading days with volume of at least 150,000 shares. In connection with the series A convertible preferred stock purchase, this prospectus covers the sale of an additional 625,000 shares issuable by the GreyStone upon exercise of the series A preferred stockholders' warrants, which amount represents 150% of the shares issuable under the terms of the series A preferred stock warrant agreement.

REGISTRATION RIGHTS

        Certain holders or warrants to purchase GreyStone common stock have been granted the entitlement to have GreyStone register under the Securities Act the shares of common stock issuable upon the holders' exercise of the warrants. Under the agreements, if GreyStone proposes to register any of its securities under the Securities Act, either for its own account or for the account of other securityholders, the holders are entitled to notice of the registration and are entitled to include, at GreyStone's expense, their shares within the registration statement, provided, among other conditions, that the underwriters of any offering have the right to limit the number of such shares included in the registration. All outstanding warrants which were entitled to registration rights on the closing day of the series A convertible preferred stock have been included in the registration statement of which this prospectus is a part.

TRANSFER AGENT AND REGISTRAR

        The transfer agent and registrar for our preferred stock and our common stock is Corporate Stock Transfer, Inc., 3200 Cherry Creek Drive South, Suite 430, Denver, CO 80209, and its telephone number is (303) 282-4800.

                         SHARES ELIGIBLE FOR FUTURE SALE

        In addition to the 5,843,550 total shares covered by this prospectus, an aggregate of 4,115,762 shares issuable upon the exercise of employee and other stock options at price ranging from $0.275 to $6.80 per share and 5,415,546 shares of other warrants not included in this registration statement are restricted securities, as that term is defined under Rule 144 promulgated under the Securities Act. In addition, 10,122,901 shares held by management, employees, and the directors may be control securities as that term is define under Rule 144. In general, under Rule 144 as currently in effect, subject to the satisfaction of conditions of Rule 144, a person, including an affiliate of GreyStone (or persons whose shares are aggregated), who has owned restricted securities of GreyStone beneficially for a least one year is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of 1% of the total number of outstanding shares of the same class or, if the common stock is quoted on NASDAQ, the average weekly trading volume during the four calendar weeks preceding the sale. A person who has not been an affiliate of our company for at least the three months immediately preceding the sale and who has beneficially owned restricted shares of common stock for at least two years is entitled to sell these shares under Rule 144 without regard to any of the limitations described above. Market sales of a substantial number of shares of common stock, or the availability of these shares for sale in the public market, could adversely affect prevailing market prices of the common stock.

                                  LEGAL MATTERS

        The validity of the securities stock offered hereby is being passed upon for us by Resch Polster Alpert & Berger LLP, Los Angeles, California. In December 1999 members of the firm were issued warrants to purchase 200,000 shares of common stock at an exercise price of $7.80 per share.

                                     EXPERTS

        Our financial statements as of March 31, 2000 and 1999 and for each of the years in the three-year period ended March 31, 200 have been included herein and in the registration statement in reliance upon the report of J.H. Cohn, LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                  WHERE CAN YOU FIND MORE INFORMATION ABOUT US

        We have filed with the Securities and Exchange Commission in Washington, D.C. a registration statement on Form S-1 under the Securities Act with respect to the securities offered in this prospectus. This prospectus does not contain all the information set forth in the registration statement and exhibits and schedules thereto. For further information about our securities, and us we refer you to the registration statement and to the exhibits and schedules filed with it. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete; we refer you to those copies of contracts or other documents that have been filed as exhibits to the registration statement. Anyone may inspect a copy of the registration statement without charge at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain copies of all or any portion of the registration statement by writing to the SEC's Public Reference Room, 450 Fifth Street, N.W., Washington, D.C. 20549, and paying prescribed fees. You may obtain information on the operation, of the Public Reference Room by calling the SEC at 1-800-SEC-0300. In addition, the SEC maintains a Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding our statements that we electronically file with the SEC.

        We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and therefore we file reports, proxy statements and other information with the SEC. You can inspect and copy the reports, proxy statements and other information that we file at the public reference facilities maintained by the SEC at the Public Reference Room, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the SEC's regional offices located at 7 World Trade Center, Suite 1300, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You can also obtain copies of these materials from the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The SEC also makes electronic filings publicly available on its Web site within 24 hours of acceptance.

                       GREYSTONE DIGITAL TECHNOLOGY, INC.
                                 AND SUBSIDIARY

                                     INDEX

                                                               PAGE
                                                              ------
Report of Independent Public Accountants....................     F-2
Consolidated Balance Sheets
  March 31, 2000 and 1999...................................     F-3
Consolidated Statements of Operations
  Years Ended March 31, 2000, 1999 and 1998.................     F-4
Consolidated Statements of Stockholders' Equity (Deficiency)
  Years Ended March 31, 2000, 1999 and 1998.................   F-5/7
Consolidated Statements of Cash Flows
  Years Ended March 31, 2000, 1999 and 1998.................     F-8
Notes to Consolidated Financial Statements..................  F-9/20

                                     * * *

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders and Board of Directors
  GreyStone Digital Technology, Inc.

     We have audited the accompanying consolidated balance sheets of GREYSTONE DIGITAL TECHNOLOGY, INC. (Formerly GreyStone Technology, Incorporated) AND SUBSIDIARY as of March 31, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity (deficiency) and cash flows for each of the three years in the period ended March 31, 2000. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of GreyStone Digital Technology, Inc. and Subsidiary as of March 31, 2000 and 1999, and their consolidated results of operations and cash flows for each of the three years in the period ended March 31, 2000, in conformity with generally accepted accounting principles.

/s/ J.H. COHN LLP
San Diego, California
May 11, 2000, except as to Note 16
  for which the date is June 9, 2000

                       GREYSTONE DIGITAL TECHNOLOGY, INC.
                                 AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS
                            MARCH 31, 2000 AND 1999

                                     ASSETS

                                                                  2000            1999
                                                              ------------    ------------
Current assets:
  Cash and cash equivalents.................................  $    167,299    $    795,480
  Accounts receivable, net of allowance for doubtful
     accounts of $40,000 for March 31, 2000 and 1999........       372,981         200,477
  Other current assets......................................        54,235
                                                              ------------    ------------
          Total current assets..............................       594,515         995,957
Notes receivable, including accrued interest of $16,077.....       616,077
Related party notes receivable, including accrued interest
  of $21,137................................................        71,137
Equipment, furniture and leasehold improvements, net of
  accumulated depreciation and amortization of $2,302,999
  and $2,112,335............................................       278,075         176,827
Other assets................................................        87,678         104,138
                                                              ------------    ------------
          Totals............................................  $  1,647,482    $  1,276,922
                                                              ============    ============

                    LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)
Current liabilities:
  Accounts payable and accrued expenses.....................  $    970,092    $  1,130,553
  Short-term notes payable..................................                       402,000
  Loans payable to officers.................................                       140,810
  Notes payable to principal stockholder....................        20,000         128,000
                                                              ------------    ------------
          Total liabilities.................................       990,092       1,801,363
                                                              ------------    ------------
Commitments and contingencies
Stockholders' equity (deficiency):
  Preferred stock, $.001 par value; 3,000,000 shares
     authorized; none issued or outstanding
  Common stock, $.001 par value; 30,000,000 shares
     authorized; 16,278,179 and 14,621,937 shares issued and
     outstanding............................................        16,278      30,596,760
  Additional paid-in capital................................    39,816,415       2,383,584
  Subscriptions receivable from equity transactions.........    (1,510,792)       (327,500)
  Accumulated deficit.......................................   (37,664,511)    (33,177,285)
                                                              ------------    ------------
          Total stockholders' equity (deficiency)...........       657,390        (524,441)
                                                              ------------    ------------
          Totals............................................  $  1,647,482    $  1,276,922
                                                              ============    ============

                See Notes to Consolidated Financial Statements.

                       GREYSTONE DIGITAL TECHNOLOGY, INC.
                                 AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                   YEARS ENDED MARCH 31, 2000, 1999 AND 1998

                                                         2000           1999           1998
                                                      -----------    -----------    -----------
Revenues............................................  $ 1,908,182    $ 2,105,517    $ 2,112,566
                                                      -----------    -----------    -----------
Expenses:
  Cost of revenues..................................    1,206,647      1,274,177      1,181,728
  Marketing and sales...............................      781,203        853,190        662,503
  Research and development..........................    1,009,923      1,093,145      1,254,297
  General and administrative........................    3,482,042      2,044,392      3,420,898
                                                      -----------    -----------    -----------
          Totals....................................    6,479,815      5,264,904      6,519,426
                                                      -----------    -----------    -----------
Loss from operations................................   (4,571,633)    (3,159,387)    (4,406,860)
                                                      -----------    -----------    -----------
Other income (expense):
  Interest income, including $35,900 from related
     parties........................................       94,667
  Interest expense, including $2,800, $8,500 and
     $40,500 on loans from principal stockholder....      (10,260)       (99,944)      (201,941)
                                                      -----------    -----------    -----------
          Totals....................................       84,407        (99,944)      (201,941)
                                                      -----------    -----------    -----------
Net loss............................................  $(4,487,226)   $(3,259,331)   $(4,608,801)
                                                      ===========    ===========    ===========
Basic net loss per share............................  $      (.29)   $      (.23)   $      (.34)
                                                      ===========    ===========    ===========
Basic weighted average number of shares
  outstanding.......................................   15,398,789     14,131,416     13,435,377
                                                      ===========    ===========    ===========

                See Notes to Consolidated Financial Statements.

                       GREYSTONE DIGITAL TECHNOLOGY, INC.
                                 AND SUBSIDIARY

          CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIENCY)
                   YEARS ENDED MARCH 31, 2000, 1999 AND 1998

                                                                          SUBSCRIPTIONS
                                        COMMON STOCK         ADDITIONAL    RECEIVABLE
                                  ------------------------    PAID-IN      FROM EQUITY    ACCUMULATED
                                    SHARES       AMOUNT       CAPITAL     TRANSACTIONS      DEFICIT         TOTAL
                                  ----------   -----------   ----------   -------------   ------------   -----------
Balance, April 1, 1997..........  12,241,404   $18,092,078   $1,345,000     $(327,500)    $(25,309,153)  $(6,199,575)
Common stock sold for cash, net
  of selling expenses of
  $588,355......................     734,197     3,153,031                                                 3,153,031
Common stock issued upon
  conversion of convertible
  notes payable.................     712,556     4,010,500                                                 4,010,500
Common stock issued to reduce
  balance of notes payable to
  principal stockholder.........     198,088       891,396                                                   891,396
Common stock issued to pay for
  accrued interest..............     147,359       731,287                                                   731,287
Common stock issued to pay for
  services......................      35,279       158,765                                                   158,765
Warrants issued to purchase
  common stock..................                                 84,140                                       84,140
Grant of compensatory stock
  options to purchase common
  stock.........................                                448,000                                      448,000
Stock options to purchase common
  stock granted to
  non-employees.................                                 16,800                                       16,800
Net loss........................                                                            (4,608,801)   (4,608,801)
                                  ----------   -----------   ----------     ---------     ------------   -----------
Balance, March 31, 1998.........  14,068,883   $27,037,057   $1,893,940     $(327,500)    $(29,917,954)  $(1,314,457)
                                  ==========   ===========   ==========     =========     ============   ===========

                See Notes to Consolidated Financial Statements.

                       GREYSTONE DIGITAL TECHNOLOGY, INC.
                                 AND SUBSIDIARY

          CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIENCY)
                   YEARS ENDED MARCH 31, 2000, 1999 AND 1998

                                                                               SUBSCRIPTIONS
                                             COMMON STOCK         ADDITIONAL    RECEIVABLE
                                       ------------------------    PAID-IN      FROM EQUITY    ACCUMULATED
                                         SHARES       AMOUNT       CAPITAL     TRANSACTIONS      DEFICIT         TOTAL
                                       ----------   -----------   ----------   -------------   ------------   -----------
Balance, April 1, 1998...............  14,068,883   $27,037,057   $1,893,940     $(327,500)    $(29,917,954)  $(1,314,457)
Common stock sold for cash...........     400,288     2,424,610                                                 2,424,610
Common stock issued upon exercise of
  stock options......................       3,000        11,400                                                    11,400
Common stock issued upon conversion
  of convertible notes payable.......       6,667        30,000                                                    30,000
Common stock issued to pay short-term
  notes payable......................     116,042       920,000                                                   920,000
Common stock issued to reduce balance
  of notes payable to principal
  stockholder........................       5,557        25,000                                                    25,000
Common stock issued to pay for
  accrued interest...................       4,625        23,693                                                    23,693
Common stock issued to pay for
  services...........................      16,875       125,000                                                   125,000
Warrants issued to purchase common
  stock..............................                                392,066                                      392,066
Stock options to purchase common
  stock granted to non-employees.....                                 16,800                                       16,800
Effect of principal stockholder's
  debt forgiveness...................                                 80,778                                       80,778
Net loss.............................                                                            (3,259,331)   (3,259,331)
                                       ----------   -----------   ----------     ---------     ------------   -----------
Balance, March 31, 1999..............  14,621,937   $30,596,760   $2,383,584     $(327,500)    $(33,177,285)  $  (524,441)
                                       ==========   ===========   ==========     =========     ============   ===========

                See Notes to Consolidated Financial Statements.

                       GREYSTONE DIGITAL TECHNOLOGY, INC.
                                 AND SUBSIDIARY

        CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIENCY (CONCLUDED)
                   YEARS ENDED MARCH 31, 2000, 1999 AND 1998

                                                                          SUBSCRIPTIONS
                                      COMMON STOCK          ADDITIONAL     RECEIVABLE
                                -------------------------     PAID-IN      FROM EQUITY    ACCUMULATED
                                  SHARES        AMOUNT        CAPITAL     TRANSACTIONS      DEFICIT         TOTAL
                                ----------   ------------   -----------   -------------   ------------   -----------
Balance, April 1, 1999........  14,621,937   $ 30,596,760   $ 2,383,584    $  (327,500)   $(33,177,285)  $  (524,441)
Common stock sold for cash net
  of selling expenses of
  $201,207....................     575,283      3,250,470                                                  3,250,470
Common stock issued upon
  conversion of notes payable
  to principal stockholder....      11,111         50,000                                                     50,000
Common stock issued to pay for
  accrued interest............       4,296         19,332                                                     19,332
Warrants issued to purchase
  common stock................                                  549,400                                      549,400
Stock options to purchase
  common stock granted to non-
  employee....................                                   50,400                                       50,400
Common stock issued upon
  exercise of warrants........     335,905      1,694,452                                                  1,694,452
Common stock cancelled upon
  exercise of recission
  offer.......................      (1,000)        (4,500)                                                    (4,500)
Common stock issued upon
  exercise of warrants in
  exchange for stock
  subscriptions receivable....     248,147      1,232,792                   (1,232,792)
Collection of subscription
  receivable..................                                                  49,500                        49,500
Common stock issued upon
  completion of merger
  agreement...................     480,000            480           179                                          659
Change in par value of common
  stock to $.001 per share....                (36,823,510)   36,823,510
Common stock issued upon
  exercise of options.........       2,500              2         9,342                                        9,344
Net loss......................                                                              (4,487,226)   (4,487,226)
                                ----------   ------------   -----------    -----------    ------------   -----------
Balance, March 31, 2000.......  16,278,179   $     16,278   $39,816,415    $(1,510,792)   $(37,664,511)  $   657,390
                                ==========   ============   ===========    ===========    ============   ===========

                See Notes to Consolidated Financial Statements.

                       GREYSTONE DIGITAL TECHNOLOGY, INC.
                                 AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                   YEARS ENDED MARCH 31, 2000, 1999 AND 1998

                                                                 2000           1999           1998
                                                              -----------    -----------    -----------
Operating activities:
  Net loss..................................................  $(4,487,226)   $(3,259,331)   $(4,608,801)
  Adjustments to reconcile net loss to net cash used in
    operating activities:
  Depreciation and amortization.............................      190,665        220,498        529,911
  Provision for (recovery of) bad debts.....................                     (45,000)        64,000
Compensation expense recorded upon issuance of warrants and
  compensatory stock options................................      599,800        408,866        548,940
  Debt conversion expense...................................                                    804,000
  Other.....................................................                                      8,576
  Changes in operating assets and liabilities:
        Accounts receivable.................................     (172,504)       242,379       (291,324)
        Other assets........................................      (74,330)        16,526         16,529
        Accounts payable and accrued expenses...............     (141,129)       (30,060)      (292,947)
                                                              -----------    -----------    -----------
          Net cash used in operating activities.............   (4,084,724)    (2,446,122)    (3,221,116)
                                                              -----------    -----------    -----------
Investing activities:
  Purchases of equipment and furniture......................     (291,913)        (5,772)      (115,484)
  Issuance of notes receivable..............................     (650,000)
                                                              -----------    -----------    -----------
          Net cash used in investing activities.............     (941,913)        (5,772)      (115,484)
                                                              -----------    -----------    -----------
Financing activities:
  Repayment of line of credit borrowings....................                                   (200,000)
  Proceeds from issuance of short-term notes payable........                     987,000        670,000
  Proceeds from (payments of) loans payable to officers.....     (140,810)       140,810
  Repayments of convertible notes payable...................                                   (107,500)
  Repayments of short-term notes payable....................     (402,000)      (335,000)
  Proceeds from (payments of) loans from principal
    stockholder.............................................      (58,000)        13,471       (313,469)
  Payments of capital lease obligations.....................                                    (74,603)
  Sales of common stock.....................................    3,250,470      2,424,610      3,153,031
  Proceeds from exercise of stock options and warrants for
    common stock............................................    1,703,796         11,400
  Proceeds from collection of subscription receivable.......       49,500
  Common stock cancelled upon exercise of rescission
    offer...................................................       (4,500)
                                                              -----------    -----------    -----------
          Net cash provided by financing activities.........    4,398,456      3,242,291      3,127,459
                                                              -----------    -----------    -----------
Net increase (decrease) in cash and cash equivalents........     (628,181)       790,397       (209,141)
Cash and cash equivalents, beginning of year................      795,480          5,083        214,224
                                                              -----------    -----------    -----------
Cash and cash equivalents, end of year......................  $   167,299    $   795,480    $     5,083
                                                              ===========    ===========    ===========
Supplemental disclosure of cash flow data:
  Interest paid.............................................  $    83,261    $    76,314    $    85,805
                                                              ===========    ===========    ===========
Supplemental disclosure of noncash investing and financing
  activities:
  Common stock issued upon conversion of convertible notes
    payable, net of debt conversion expense of $804,000 in
    1998....................................................  $    50,000    $    30,000    $ 3,206,500
                                                              ===========    ===========    ===========
  Common stock issued to pay for short-term notes payable...                 $   920,000
                                                                             ===========
  Common stock issued for subscriptions receivable..........  $ 1,232,792
                                                              ===========
  Common stock issued as settlement for:
  Notes payable to principal stockholder....................                 $    25,000    $   891,396
                                                                             ===========    ===========
  Accrued interest..........................................  $    19,332    $    23,693    $   731,287
                                                              ===========    ===========    ===========
  Services..................................................                 $   125,000    $   158,765
                                                                             ===========    ===========
  Additional paid-in capital contributed as a result of debt
    forgiveness by principal stockholder....................                 $    80,778
                                                                             ===========
  Change in par value of common stock.......................  $36,823,510
                                                              ===========

                See Notes to Consolidated Financial Statements.

                       GREYSTONE DIGITAL TECHNOLOGY, INC.
                                 AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 -- BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  Merger and principles of consolidation:

     On December 27, 1999 a merger between Express Capital Concepts, Inc. and GreyStone Technology, Incorporated was completed, whereupon Express Capital Concepts was renamed GreyStone Digital Technology, Inc., underwent a 1-for-41.66667 reverse stock split (which reduced its issued and outstanding common stock to 480,000 shares), changed the par value of the stock from $.0001 to $.001 per share, and reduced the total authorized common stock from 50,000,000 shares to 30,000,000 shares. Simultaneously, 15,211,627 shares of common stock were issued to GreyStone Technology, Inc. common stockholders. The transaction has been accounted for as a reverse acquisition, wherein GreyStone Technology, Incorporated, the operating company, is treated as the acquirer for reporting purposes. The balance sheets, statements of operations, stockholders' equity (deficiency) and cash flows are consolidated between GreyStone Digital Technology, Inc, and GreyStone Technology, Inc. (the "Company") as of March 31, 2000. All significant intercompany accounts and transactions are eliminated in consolidation.

  Description of operations:

     The Company is organized into two principal operating groups which operate as separate business segments. The Company designs, develops and markets real-time, interactive, and networked three dimensional, digital media content ("digital media"). The Company develops and delivers its 3-D digital media content principally for entertainment and defense (i.e., training and simulation) applications.

     The Company's Government Business Unit began operations in 1989 and works primarily as a contractor for U.S. defense customers. The Government Business Unit's engineers perform systems software engineering, specializing in the application of advanced software techniques for developing "smarter" systems that learn, reason and achieve some level of intelligence (i.e., artificial intelligence). Substantially all of the Company's revenue from its inception through March 31, 2000 have been derived from government contracts.

     The Company's Commercial Business Unit was established in 1993 to develop products to be sold primarily for entertainment centers and home entertainment. The Commercial Business Unit's engineers perform systems software engineering, specializing in the custom development and application of entertainment software for the coin-operated market. No significant revenue has been derived from the Commercial Business Unit through March 31, 2000.

  Cash and cash equivalents:

     The Company considers all highly-liquid investments with maturities of three months or less when acquired to be cash equivalents.

  Equipment, furniture, and leasehold improvements:

     Equipment, furniture, and leasehold improvements are stated at cost and are depreciated over their estimated useful lives of three to five years using the straight-line method.

  Impairment of long-lived assets:

     The Company has adopted the provisions of Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of ("SFAS 121"). Under SFAS 121, impairment losses on long-lived assets, such as property and equipment and intangible assets, are recognized when events or changes in circumstances indicate that the undiscounted

                       GREYSTONE DIGITAL TECHNOLOGY, INC.
                                 AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 -- BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED) cash flows estimated to be generated by such assets are less than their carrying value and, accordingly, all or a portion of such carrying value may not be recoverable. Impairment losses are then measured by comparing the fair value of assets to their carrying amounts.

  Revenue recognition:

     The revenues derived by the Government Business Unit are earned under a variety of cost reimbursement and fixed-price contracts with the U.S. Government, subcontracts with prime contractors and commercial contracts. Contract revenues on fixed price long-term contracts are recorded using the percentage of completion method, primarily based on contract costs incurred to date, compared with total estimated completion costs. Provisions for estimated losses on contracts are recorded as such losses become known. Because of the inherent uncertainties in estimating costs, it is at least reasonably possible that the estimates used will change within the near term. Contract revenues on cost reimbursement type contracts are recognized as the related costs are incurred. Revenues on time and material contracts are recognized as earned.

     The Commercial Business Unit recognizes revenues when products are shipped.

  Cost of revenues:

     Cost of revenues consist of direct labor, fringe benefits, direct costs and overhead. Overhead is allocated based on the amount of direct labor and fringe benefits incurred on revenue projects.

  Advertising:

     The Company expenses the cost of advertising and promotions as incurred. Advertising costs charged to operations were not material in 2000, 1999 and 1998.

  Research and development:

     Since the technological feasibility of software products has not been established, costs and expenses related to research and product development are expensed as incurred.

  Income taxes:

     The Company accounts for income taxes pursuant to the asset and liability method which requires deferred income tax assets and liabilities to be computed annually for temporary differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted laws and rates applicable to the periods in which the temporary differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized. The income tax provision or credit is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

  Segment reporting:

     Effective March 31, 1999, the Company adopted the provisions of Statement of Financial Accounting Standards No. 131, Disclosures about Segments of an Enterprise and Related Information ("SFAS 131"). SFAS 131 establishes standards for the way that public business enterprises report financial and descriptive information about reportable operating segments in annual financial statements and interim financial reports issued to stockholders. SFAS 131 supersedes SFAS 14, Financial Reporting for Segments of a Business Enterprise, but retains the requirement to report information about major customers.

                       GREYSTONE DIGITAL TECHNOLOGY, INC.
                                 AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 -- BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED) Earnings (loss) per share:

     Effective March 31, 1998, the Company adopted the provisions of Statement of Financial Accounting Standards No. 128 Earnings per Share ("SFAS 128"), which replaces the presentation of "primary" and "fully-diluted" earnings (loss) per common share required under previously promulgated accounting standards with the presentation of "basic" and "diluted" earnings (loss) per common share.

     Basic earnings (loss) per common share is calculated by dividing net income or loss by the weighted average number of common shares outstanding during the period. The calculation of diluted earnings per common share is similar to that of basic earnings per common share, except that dilutive earnings per common share reflects the amount of earnings for the period available to each share of common stock outstanding during the reporting period, while giving effect to all dilutive potential common shares that were outstanding during the period such as common shares that could result from the potential exercise or conversion of securities and debt into common stock.

     The computation of dilutive earnings per share does not assume conversion, exercise, or contingent issuance of securities that would have an antidilutive effect on per share amounts (i.e., increasing earnings per share or reducing loss per share). The dilutive effect of outstanding options and warrants are reflected in dilutive earnings per share by the application of the treasury stock method which recognizes the use of proceeds that could be obtained upon exercise of options and warrants in computing diluted earnings per share. It assumes that any proceeds would be used to purchase common stock at the average market price of common stock during the period. Option and warrants will have a dilutive effect only when the average market price of the common stock during the period exceeds the exercise price of the options and warrants. The Company's options and warrants and the Principal Stockholder's underlying convertible debt were not included because to do so would have been antidilutive.

     Such convertible debt, options and warrants, however could potentially dilute basic earnings per share in the future.

  Use of estimates:

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

  Reclassification:

     Certain amounts in the accompanying 1999 and 1998 consolidated financial statements have been reclassified to conform to the 2000 presentation.

NOTE 2 -- BASIS OF PRESENTATION AND MANAGEMENT'S PLANS:

     As shown in the accompanying consolidated financial statements, the Company had a working capital deficiency of $395,577 at March 31, 2000; net losses of $4,487,226, $3,259,331 and $4,608,801 in 2000, 1999 and 1998, respectively; and
an accumulated deficit from losses since its inception of $37,664,511 at March 31, 2000. These matters raise substantial doubt about the ability of the Company to continue as a going concern.

     Historically, the Company has funded its operations primarily through sales of common stock to and borrowings from its principal stockholder and sales of common stock and convertible notes payable to private investors pursuant to private placement memorandums and exemptions from registration under the Securities Act of 1933. The Company raised approximately $4,999,000, $3,577,000, and $3,823,000 during 2000, 1999,

                       GREYSTONE DIGITAL TECHNOLOGY, INC.
                                 AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 -- BASIS OF PRESENTATION AND MANAGEMENT'S PLANS: (CONTINUED) and 1998 respectively, through borrowings from its principal stockholder, private sales of common stock, the exercising of stock options and warrants and convertible notes payable. Management plans to obtain the funds needed to enable the Company to continue as a going concern through the public offering of debt or equity securities. However, management cannot provide any assurance that the Company will be successful in consummating any public offering.

     The accompanying consolidated financial statements have been prepared in conformity with generally accepted accounting principles which contemplates that the Company will continue as a going concern and continue operations, realization of assets and satisfaction of liabilities in the ordinary course of business. If the Company is unable to raise additional capital, it may be required to liquidate assets or take actions which may not be favorable to the Company in order to continue its operations. The consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.

     On May 22, 2000, the company completed a $5,000,000 private placement of preferred stock. Management is actively pursuing additional investments of capital through subsequent private placements.

     The company expects to generate new revenues from all business units. Government revenues are expected from the introduction and sale of new Government Products and associated engineering services. Commercial revenues are expected from the sale of the company's new motion-based entertainment system. The company's first Info-Space revenues are anticipated from potential clients such as an entertainment company, an airline, or a bank. Additionally, the Company hopes to produce revenues as a result of its association with its first acquisition candidate. See note 16.

NOTE 3 -- CONCENTRATION OF CREDIT RISK AND SALES TO MAJOR CUSTOMERS:

     The Company maintains its cash balances on deposit with a financial institution and in an unsecured money market account. At times, financial institution balances exceed the Federal Deposit Insurance Corporation limitation for coverage of $100,000 thereby exposing the Company to credit risk. The Company reduces its exposure to credit risk by maintaining such deposits with a high quality financial institution and investment company. At March 31, 2000, the Company has cash and cash equivalent balances in excess of Federally insured limits in the amount of approximately $94,000.

     Accounts receivable are financial instruments that also expose the Company to a concentration of credit risk. The Company routinely assesses the financial strength of its customers and maintains an allowance for doubtful accounts that management believes will adequately provide for credit losses.

NOTE 4 -- NOTES RECEIVABLE:

     Notes receivable at March 31, 2000 consists of two notes from an individual due February 20, 2000. The notes accrue interest at 9.00% and are collateralized by common stock in a company owned entirely by the individual. The notes were subsequently extended to May 20, 2000. See Note 16.

                       GREYSTONE DIGITAL TECHNOLOGY, INC.
                                 AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 -- EQUIPMENT, FURNITURE, AND LEASEHOLD IMPROVEMENTS, NET:

     Equipment, furniture, and leasehold improvements, net at March 31, 2000 and 1999 consisted of the following:

                                                                 2000          1999
                                                              ----------    ----------
Computer and other equipment................................  $2,535,351    $2,260,122
Furniture...................................................      29,040        29,040
Leasehold improvements......................................      16,683
                                                              ----------    ----------
                                                               2,581,074     2,289,162
Less accumulated depreciation and amortization..............   2,302,999     2,112,335
                                                              ----------    ----------
          Totals............................................  $  278,075    $  176,827
                                                              ==========    ==========

NOTE 6 -- LEASE COMMITMENT:

     The Company has a noncancelable lease for its office space which expires in 2004 and is classified as an operating lease. Rent expense approximated $332,000 in 2000, 1999 and 1998.

     At March 31, 2000, future minimum lease payments under the operating lease in years subsequent to March 31, 2000 are as follows:

                       YEAR ENDING
                        MARCH 31,                            AMOUNT
                       -----------                         ----------
  2001...................................................  $  331,919
  2002...................................................     331,919
  2003...................................................     331,919
  2004...................................................     248,940
                                                           ----------
          Total..........................................  $1,244,697
                                                           ==========

NOTE 7 -- SHORT-TERM NOTES PAYABLE:

     At March 31, 1999, the Company had outstanding notes payable with a principal balance of $402,000 that had initial maturities of six months or less. The notes were unsecured and bore interest at 9% or 10%. During the year ended March 31, 2000, these notes were paid in full including accrued interest of approximately $57,000.

     During the year ended March 31, 1999, 116,042 shares of common stock were issued to pay for $920,000 of short-term notes payable. The common shares were issued at the fair value of the common stock at the date of settlement, which varied from $6.00 to $8.00 per share.

NOTE 8 -- CONVERTIBLE NOTES PAYABLE:

     During the year ended March 31, 1999, convertible notes payable were converted at $4.50 per share into 6,667 shares of common stock as originally provided in the conversion terms of the debt.

     During the year ended March 31, 1998, convertible notes payable aggregating $3,206,500 were converted at $4.50 per share into 712,556 shares of common stock. $2,175,000 of these notes were originally convertible at $7.14 per share with the balance convertible at $4.50 per share. In connection with the $7.14 per share convertible notes, the Company recorded debt conversion expense of $804,000. In addition, the Company issued 87,084 shares of common stock at $4.50 per share to pay accrued interest on the notes of $391,877.

                       GREYSTONE DIGITAL TECHNOLOGY, INC.
                                 AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9 -- INFORMATION ON INDUSTRY SEGMENTS:

     The Company identifies its segments based on strategic business units that are in turn based along market lines. These strategic business units offer products and services to different markets in accordance with their customer base and product usage. Accordingly, the Company's two business segments are centered on the operations associated with the commercial and government sectors. The Company's operations are centered in the United States. The accounting policies of the segments are the same as those described in the summary of significant accounting policies. The Company evaluates performance of each segment based on profit or loss from operations before income taxes. The Company has no significant intersegment sales or transfers.

                                                                        COMMON/
                                         GOVERNMENT    COMMERCIAL      CORPORATE        TOTAL
                                         ----------    -----------    -----------    -----------
2000
Revenue................................  $1,850,883    $    57,299                   $ 1,908,182
Net loss...............................    (427,485)      (485,319)   $(3,574,422)    (4,487,226)
Identifiable assets, net...............     450,033         32,748      1,164,701      1,647,482
Depreciation and amortization..........      49,846         31,612        109,207        190,665
Research and development...............     568,063        441,860                     1,009,923
Interest income........................                                    94,667         94,667
Interest expense.......................                                    10,260         10,260
1999
Revenue................................  $2,090,902    $    14,615                   $ 2,105,517
Net loss...............................     (58,308)    (1,056,687)   $(2,144,336)    (3,259,331)
Identifiable assets, net...............     260,203         25,715        991,004      1,276,922
Depreciation and amortization..........      87,125         38,423         94,950        220,498
Research and development...............     232,653        860,492                     1,093,145
Interest expense.......................                                    99,944         99,944
1998
Revenue................................  $2,111,966    $       600                   $ 2,112,566
Net income (loss)......................     318,935     (1,304,897)   $(3,622,839)    (4,608,801)
Identifiable assets, net...............     526,746         60,783        327,627        915,156
Depreciation and amortization..........     132,714        130,532        266,665        529,911
Research and development...............     120,902      1,133,395                     1,254,297
Interest expense.......................                                   201,941        201,941

NOTE 10 -- WARRANTS:

     The Company has issued warrants in conjunction with the sale of convertible notes payable, assisting the Company in acquiring capital, the extending of loans, as an incentive to equity investors and as part of the consideration paid to various consultants. All of the warrants issued were for services or actions that had already been rendered at the date of issuance. In addition, the consideration received for the issuance of the warrants was not considered to be reliably measurable. Based on the provisions of Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation ("SFAS 123") using the Black-Scholes option-pricing model and assuming a risk-free interest rate of 6%, expected warrant lives of one to ten years, expected volatility of 5% to 60% and no dividends, the compensation expense relating to the warrants issued was $549,400, $392,066 and $84,140 in 2000, 1999 and 1998,
respectively. Each warrant entitles the

                       GREYSTONE DIGITAL TECHNOLOGY, INC.
                                 AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10 -- WARRANTS: (CONTINUED)
holder to purchase one share of common stock upon exercise. The warrants expire at various dates from 2002 through 2010. The following is a summary of warrant activity during 2000, 1999 and 1998:

                                                              NUMBER OF      EXERCISE
                                                              WARRANTS        PRICE
                                                              ---------    ------------
Outstanding at March 1, 1997................................  1,448,695     $7   to $12
  Granted...................................................  1,621,494    $4.95 to $12
  Cancelled.................................................   (330,849)   $4.95 to $12
                                                              ---------
Outstanding at March 31, 1998...............................  2,739,340    $4.95 to $12
  Granted...................................................  2,262,372     $6   to $10
  Exercised.................................................    (27,500)            $ 8
  Cancelled.................................................   (484,264)            $10
                                                              ---------
Outstanding at March 31, 1999...............................  4,489,948    $4.95 to $12
  Granted...................................................  3,363,200    $4.95 to $10
  Exercised.................................................   (584,052)   $4.95 to $10
  Cancelled.................................................    (60,000)            $10
                                                              ---------
Outstanding at March 31, 2000...............................  7,209,096    $4.95 to $12
                                                              =========
Warrants exercisable at March 31, 2000......................  5,622,297    $4.95 to $12
                                                              =========
Weighted average fair value of warrants granted during the
  year ended March 31, 2000.................................               $        .58
                                                                           ============
Weighted average fair value of warrants granted during the
  year ended March 31, 1999.................................               $        .15
                                                                           ============
Weighted average fair value of warrants granted during the
  year ended March 31, 1998.................................               $        .09
                                                                           ============

NOTE 11 -- INCOME TAXES:

     The Company had net operating loss carryforwards at March 31, 2000 of approximately $33,120,000 available to reduce future Federal taxable income and approximately $9,890,000 available to reduce state taxable income, if any. The Federal net operating losses begin to expire between 2006 and 2020. State net operating losses of approximately $2,825,000 expired in 2000 and will continue to expire in 2001. The Company has net deferred tax assets at March 31, 2000, 1999 and 1998 comprised of the following:

                                                    2000           1999          1998
                                                ------------   ------------   -----------
Deferred tax assets:
  Net operating loss carry-forwards...........  $ 12,155,000   $ 11,215,000   $ 8,839,000
  SFAS 123 stock option and warrant expense...       412,000        136,000       139,000
  Accrued salary and vacation expense.........        67,000        112,000
  Other.......................................        18,000         17,000        22,000
                                                ------------   ------------   -----------
          Totals..............................    12,652,000     11,480,000     9,000,000
Valuation allowance for deferred tax assets...   (12,652,000)   (11,480,000)   (9,000,000)
                                                ------------   ------------   -----------
          Net deferred tax assets.............  $         --   $         --   $        --
                                                ============   ============   ===========

                       GREYSTONE DIGITAL TECHNOLOGY, INC.
                                 AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11 -- INCOME TAXES: (CONTINUED)
     The Company has offset the net deferred tax assets by an equivalent valuation allowance due to the uncertainties related to the extent and timing of its future taxable income.

     The expected Federal income benefit, computed based on the Company's pre-tax losses in 2000, 1999 and 1998 and the statutory Federal income tax rate, is reconciled to the actual tax provision reflected in the accompanying consolidated financial statements as follows:

                                                 2000           1999           1998
                                              -----------    -----------    -----------
Expected tax benefit at statutory rates.....  $ 1,526,000    $ 1,108,000    $ 1,567,000
Decrease resulting from change in valuation
  allowance.................................   (1,526,000)    (1,108,000)    (1,567,000)
                                              -----------    -----------    -----------
          Totals............................  $        --    $        --    $        --
                                              ===========    ===========    ===========

NOTE 12 -- ISSUANCES OF COMMON STOCK:

     The Company sold shares of common stock to private investors pursuant to private placement memorandums and exemptions from registration under the Securities Act of 1933.

     During 2000, the Company sold 575,283 shares at $6.00 per share resulting in gross proceeds of $3,451,677. In connection with the 2000 sale of common stock, the Company recorded $201,207 for selling expenses which resulted in net proceeds to the Company of $3,250,470.

     In addition, the Company issued 10,000 shares of common stock upon exercise of warrants for a subscription receivable in the amount of $49,500. The $49,500 was collected in full during the last quarter of the year ended March 31, 2000.

     During 1999, the Company sold 400,288 shares of common stock at $6.00 to $8.00 per share resulting in proceeds of $2,424,610.

     During 1998, the Company sold 734,197 shares at $4.50 to $8.00 per share resulting in gross proceeds of $3,741,387. In connection with the 1998 sale of common stock, the Company recorded $588,356 for selling expenses which resulted in net proceeds to the Company of $3,153,031.

NOTE 13 -- STOCK OPTIONS:

     The Company has two incentive stock option ("ISO") plans -- the "1991 Plan" and the "1994 Plan". In addition, the Company issued nonqualified stock options ("NSOs") in 1994, 1995, 1997 and 1998. Information related to the plans and the other options granted follows:

                                                        OPTIONS
                                    OPTIONS          OUTSTANDING AT
        YEAR           TYPE        AUTHORIZED        MARCH 31, 2000
        ----           ----        ----------        --------------
1991.................  ISO         1,000,000             550,000
1994.................  NSO           200,000             200,000
1994.................  ISO         2,000,000           1,766,762
1995.................  NSO           200,000             200,000
1997.................  NSO           640,000             640,000
1998.................  NSO           750,000             750,000
                                                       ---------
          Total......                                  4,106,762
                                                       =========

                       GREYSTONE DIGITAL TECHNOLOGY, INC.
                                 AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13 -- STOCK OPTIONS: (CONTINUED)

     Generally, the plans specify that the options to purchase shares may be granted at prices which approximate their fair market value at the date of grant. At March 31, 2000, options to purchase 450,000 shares were available for future grant under the 1991 Plan. The 1991 Plan will terminate on August 16, 2001.

     In July 1997, the Company modified the 1994 grant to its then Vice President, Corporate Development and General Counsel of incentive stock options to purchase 800,000 shares of the Company stock to provide that in the event his employment was terminated for any reason, then he would have a period of thirty-six months from the date of termination to exercise his vested options. Accordingly, the 800,000 ISO options were cancelled and 800,000 of NSO options were issued. During 1999, 160,000 of non-vested NSO options were cancelled due to his employment termination.

     As of March 31, 2000, the Company had issued and outstanding options to purchase 1,766,762 shares and options to purchase 233,238 shares were available for future grant under the 1994 Plan. The 1994 Plan will terminate in July 2004 unless terminated as of an earlier date by the Board of Directors.

     Options issued under the plans and the other options granted vest over a five year period and are exercisable over a ten year period from the date of grant.

     The amount of compensation expense recognized for the year ended March 31, 1998 relating to the granting of NSO stock options under the provisions of APB No. 25 was $448,000.

     The amount of compensation expense recognized relating to the granting of stock options to non-employees based on the fair value of the options at the grant date under the provisions of SFAS 123 and assuming a risk-free interest rate of 6%, expected option lives of 5 years, expected volatility of 5%, and no dividends was $50,400, $16,800 and $16,800 in 2000, 1999 and 1998, respectively.

     In the opinion of management, if compensation cost for the stock options granted to employees had been determined based on the fair value of the options at the grant date under the provisions of SFAS 123 and assuming a risk-free interest rate of 6%, expected option lives of one to five years, expected volatility of 5% to 60% and no dividends, the Company's net loss and net loss per share would have been increased to the pro forma amounts set forth below:

                                                 2000           1999           1998
                                              -----------    -----------    -----------
Net loss -- as reported.....................  $(4,487,226)   $(3,259,331)   $(4,608,801)
Net loss -- pro forma.......................  $(7,815,226)   $(3,836,331)   $(5,500,801)
Net loss per common share -- as reported....  $      (.29)   $      (.23)   $      (.34)
Net loss per common share -- pro forma......  $      (.51)   $      (.27)   $      (.41)

                       GREYSTONE DIGITAL TECHNOLOGY, INC.
                                 AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13 -- STOCK OPTIONS: (CONTINUED)
     Additional information regarding options outstanding under the Company's stock option plans at March 31, 2000, 1999 and 1998 and changes in outstanding options in 2000, 1999 and 1998 follows:

                                     2000                        1999                        1998
                           -------------------------   -------------------------   -------------------------
                                            WEIGHTED                    WEIGHTED                    WEIGHTED
                               SHARES       AVERAGE        SHARES       AVERAGE        SHARES       AVERAGE
                              OR PRICE      EXERCISE      OR PRICE      EXERCISE      OR PRICE      EXERCISE
                             PER SHARE       PRICE       PER SHARE       PRICE       PER SHARE       PRICE
                           --------------   --------   --------------   --------   --------------   --------
Outstanding at beginning
  of year................       2,581,050    $3.81          3,063,550    $3.78          2,461,853    $ 3.52
Granted..................       1,624,750     5.10             48,500     6.80          1,710,000      4.30
Exercised................          (2,500)    3.83             (3,000)    3.80
Cancelled................         (96,538)    4.46           (528,000)    3.93         (1,108,303)     4.01
                           --------------              --------------              --------------
Outstanding at end of
  year...................       4,106,762     4.31          2,581,050     3.81          3,063,550      3.78
                           ==============              ==============              ==============
Price range at end of
  year...................  $.275 to $6.80              $.275 to $6.80              $.275 to $4.95
Exercisable at end of
  year...................       3,686,583     4.22          2,358,683     3.71          2,381,300      3.61
                           ==============              ==============              ==============
Available for grant at
  end of year............         683,238                   2,208,950                   1,886,450
                           ==============              ==============              ==============
Weighted average fair
  value of options
  granted during the
  year...................                    $1.91                       $1.79                       $  .81

     The following table summarizes information about stock options outstanding at March 31, 2000, all of which are at fixed prices:

                        WEIGHTED AVERAGE
                           REMAINING
            NUMBER        CONTRACTUAL        NUMBER
EXERCISE  OF OPTIONS    LIFE OF OPTIONS    OF OPTIONS
 PRICE    OUTSTANDING     EXERCISABLE      EXERCISABLE
--------  -----------   ----------------   -----------
$0.275..     200,000       1.37 years         200,000
1.000..      200,000       4.26 years         200,000
3.825..    1,054,762       3.41 years       1,037,562
4.950..    1,050,000       4.38 years         966,666
5.100..    1,577,000       9.45 years       1,267,355
6.800..       25,000       8.15 years          15,000
           ---------                        ---------
           4,106,762                        3,686,583
           =========                        =========

NOTE 14 -- RELATED PARTY TRANSACTIONS AND BALANCES:

     The Company had outstanding notes payable to its Principal Stockholder of $20,000 and $128,000 at March 31, 2000 and 1999, respectively, which were unsecured, nonconvertible and bore interest at 9%. Accrued interest of approximately $8,000 and $43,000 at March 31, 2000 and 1999, respectively, is included in accounts payable and accrued expenses in the accompanying consolidated balance sheets. On December 31, 1999, the Principal Stockholder agreed to extend the maturity date of the outstanding notes to December 31, 2000.

     The Principal Stockholder borrowed a portion of the funds used to make the loans to the Company from a group of investors by issuing notes (the "Smith Notes") with the same interest rates and due dates as the notes issued by the Company to the Principal Stockholder. In addition, the Principal Stockholder granted the

                       GREYSTONE DIGITAL TECHNOLOGY, INC.
                                 AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14 -- RELATED PARTY TRANSACTIONS AND BALANCES: (CONTINUED)

holders of the Smith Notes the right to convert the principal balance and accrued interest into shares of common stock that he owns at a conversion rate of $4.50 per share.

     During 2000, the Company reduced the principal balance of, and the accrued interest on, the notes payable to the Principal Stockholder by $50,000 and $19,332, respectively, by issuing 15,407 shares of common stock to certain holders of the Smith Notes. The conversions of the principal balances and accrued interest during 2000 were at $4.50 per share, as originally provided in the conversion terms of the debt.

     During 1999, the Company reduced the principal balance of, and the accrued interest on, the notes payable to the Principal Stockholder by $25,000 and $7,625, respectively, by issuing 7,251 shares of common stock to certain holders of the Smith Notes. The conversions of the principal balances and accrued interest during 1999 were at $4.50 per share, as originally provided in the conversion terms of the debt.

     During 1998, the Company reduced the principal balance of, and the accrued interest on, the notes payable to the Principal Stockholder by $891,396 and $339,410, respectively, by issuing 258,363 shares of common stock to certain holders of the Smith Notes. $743,896 of the principal balance was converted at $4.50 per share while $147,500 of the principal balance was converted at $7.14 per share, as originally provided in the conversion terms of the debt. The accrued interest was settled by the issuance of common stock at the per share fair value of the common stock at the date of settlement.

     The holders of the Smith Notes concurrently agreed to reduce the principal balance and the accrued interest owed by the Principal Stockholder by equivalent amounts.

     In addition, during 1999, the Principal Stockholder forgave $80,778 of the debt by contributing the amounts to additional paid-in capital.

     Loans payable to officers in the amount of $140,810 at March 31, 1999 were unsecured, non-interest bearing and due upon demand. These notes were paid in full during 2000.

     The subscriptions receivable from equity transactions of $327,500 that is reflected as a reduction of stockholders' equity in the accompanying consolidated balance sheet at March 31, 1999 is evidenced by notes received as part of the consideration for the sale of common stock in 1992 to three of the Company's founding stockholders who were, and remain, employees of the Company, two of whom are officers. The notes are secured by the shares of the Company's common stock, mature in August 2001 (except under certain specified circumstances) and bear interest at 8.2% which is payable at maturity.

     During 2000 the Company issued 238,147 shares of common stock upon exercise of warrants in exchange for cash and a subscription receivable from an entity owned by a stockholder of the Company. The receivable of $1,183,292 bears interest at 10% and is secured by a first deed of trust on residential property held by the entity. The subscription receivable which was originally due March 31, 2000, has been extended to September 23, 2000.

     In July 1999, a professional services agreement was entered into between the Company and the Pointe Force Company, Inc., an entity owned by a director of the Company. Pointe Force supports the Company in the areas of mergers and acquisitions, strategic planning, corporate financing and relations with the investment community. Under this one-year advisory services agreement, the director or Pointe-Force is compensated in the amount of $11,000 per month, exclusive of expenses. Additionally, the Company loaned $20,000 on August 6, 1999, $10,000 on September 22, 1999 and $20,000 on November 17, 1999 to the
Pointe Force Company, Inc. and its principal. All loans are for a one-year term and bear interest at 8.75% per year.

                       GREYSTONE DIGITAL TECHNOLOGY, INC.
                                 AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15 -- EMPLOYEE BENEFIT PLAN:

     The Company maintains a defined contribution "Section 401(k)" retirement plan which covers all full-time eligible employees. Employees may elect to contribute a portion of their wages directly to the plan, up to the maximum allowed by the Internal Revenue Code. The Company matches, on a discretionary basis, up to 50% of each participant's annual contributions to the plan; however, the Company's matching contribution may not exceed 8% of the participant's annual compensation. The Company made approximately $3,000 in contributions in 2000 and no contributions were made in 1999 and 1998.

NOTE 16 -- SUBSEQUENT EVENTS:

     On May 22, 2000, the Company completed the sale of $5,000,000 in convertible preferred stock to a group of private investors. The Company issued 5,000 shares of Series A Preferred Stock, convertible into common stock at a rate of the lower of (1) 250 shares of common stock per share of preferred stock (equivalent to an investment of $4.00 per share of common stock issued) or (2) 80% of the volume weighted average price for the previous 250,000 shares traded prior to submission by the preferred stockholder of a conversion notice to the Company. The preferred stock carries a dividend of 8% per year. The Series A investors also received warrants to purchase 1,250,000 shares of common stock at an exercise price of $5.38 per share, and registration rights on the conversion shares and the shares issuable upon the exercise of the warrants. After payment of a 10% commission for introducing the investors to the Company, and legal fees totaling approximately $50,000, the Company received net proceeds of $4,450,000 which it intends to use for general corporate purposes. Due to the issuance of the Series A Preferred Stock and the existence of a beneficial conversion feature, a portion of the proceeds equal to the intrinsic value of that feature will be allocated to additional paid-in-capital. The discount resulting from the allocation of the proceeds to the beneficial conversion feature will be recognized as a return to the preferred stockholders and will effect future earnings per share.

     In connection with the above sale of convertible preferred stock, the Company issued warrants to purchase 75,000 shares of common stock at an exercise price of $5.38 per share to the party who introduced the Company to the Series A private placement group. In addition, the Company issued 225,000 warrants to purchase common stock at an exercise price of $12.00 per share to two individuals who made short-term loans to the Company in May 2000. The loans have been repaid in full.

     On June 9, 2000 the Company purchased finished goods inventory in the amount of $330,000 from a target company which GreyStone has entered into a letter of intent to acquire. Additionally, the Company gave the target company $135,000 for the right to receive future payment on invoices to be generated by the target company upon the completion of work in progress. These transactions are in addition to $500,000 GreyStone loaned the acquisition candidate's president in November 1999 and an additional $100,000 in February 2000. Those notes, which were originally due in February and extended to May, are in the process of being further extended. These loans are collateralized by all of the Borrower's stock in the target company.

================================================================================

                                5,843,550 Shares



                       GREYSTONE DIGITAL TECHNOLOGY, INC.

                                  COMMON STOCK


                                   ----------

                                   PROSPECTUS

                                   ----------



                                   ----------

                                   July , 2000

                                   ----------


        You should rely only on information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We and the selling stockholders are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus.

        No action is being taken in any jurisdiction outside the United States to permit a public offering of our common stock or possession or distribution of this prospectus in that jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus applicable to that jurisdiction.

================================================================================

                                     Part II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 13. Other Expenses of Issuance and Distribution (Estimates)

SEC Registration Fee...........................................  $    9,249
Accounting Fees................................................  $    5,000
Legal Fees.....................................................  $   45,000
Printing, Engraving and Mailing................................  $   10,000
Blue Sky fees and expenses.....................................  $    2,000
Miscellaneous expenses.........................................  $    3,751
                                                                 -------------
         TOTAL.................................................  $   75,000
                                                                 =============


Item 14. Indemnification of Directors and Officers.

        Our bylaws provide that we will indemnify our directors and executive officers and may indemnify our other officers, employees and agents to the fullest extent permitted by Delaware law. In addition, our certificate of incorporation provides that, to the fullest extent permitted by Delaware law, our directors and executive officers will not be liable for monetary damages for breach of the directors' fiduciary duty to us and our stockholders. This provision of the certificate of incorporation does not eliminate the duty of care. In appropriate circumstances equitable remedies such as an injunction or other forms of non-monetary relief are available under Delaware law. This provision also does not affect a director's responsibilities under any other laws, such as the federal securities laws.

        Each director will continue to be subject to liability for:

        . breach of the director's duty of loyalty to GreyStone and its stockholders;

        . acts or omissions not in good faith or involving intentional misconduct;

        .       knowing violations of law;

        . any transaction from which the director derived an improper personal benefit;

        .       improper transactions between the director and GreyStone; and

        . improper distributions to stockholders and improper loans to directors and officers.

            The indemnification provisions contained in our Amended and Restated Certificate of Incorporation and Amended and Restate Bylaws are not exclusive of any other rights to which a person may be entitled by law, agreement, vote of stockholders or disinterested directors or otherwise. In addition, we maintain insurance on behalf of our directors and executive officers insuring them against any liability asserted against them in their capacities as directors or officers or arising out of such status.

        There is no pending litigation or proceeding involving any of our directors or officers as to which indemnification is being sought. We are not aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.

Item 15. Recent Sales of Unregistered Securities

            On May 22, 2000, the Company completed the sale of $5,000,000 in convertible preferred stock to a group of private accredited investors. The Company issued 5,000 shares of Series A Preferred Stock, convertible into common stock at a rate of the lower of (1) 250 shares of common stock per share of preferred stock (equivalent to an investment of $4.00 per share of common stock issued) or (2) 80% of the volume weighted average price for the previous 250,000 shares traded prior to submission by the preferred stockholder of a conversion notice to the Company. The preferred stock carries a dividend of 8% per year. The Series A investors also received warrants to purchase 1,250,000 shares of common stock at an exercise price of $5.38 per share, and registration rights on the conversion shares and the shares issuable upon the exercise of the warrants. After payment of a 10% commission for introducing the investors to the Company, and legal fees totaling approximately $50,000, the Company received net proceeds of $4,450,000 which it intends to use for general corporate purposes. The conversion shares and the shares issuable upon exercise of the warrants are being registered with this registration statement on Form S-1.

            During the last three years, Registrant's subsidiary, GreyStone Technology, Inc. issued unregistered securities in private placements to accredited investors. In December 1999, upon the completion of the reverse merger between a subsidiary of Registrant and GreyStone Technology, Inc. all of GreyStone Technology Inc.'s unregistered common stock was exchanged for registrant's common stock, which was registered on Form S-4 and declared effective on November 12, 1999. GreyStone Technology Inc.'s sales of securities were described in the registration statement on Form S-4 (file number 333-65963.)

        The above securities were issued in reliance on the exemption from registration under the exemption from securities registration afforded by Rule 506 of Regulation D or Section 4(2) as not involving any public offering. Claims of these exemptions are based upon the following: (1) all of the purchasers in these transactions were sophisticated investors with the requisite knowledge and experience in financial and business matters to evaluate the merits and risk of an investment in GreyStone, were able to bear the economic risk of an investment in GreyStone, had access to or were furnished with the kinds of information that registration under the Securities Act would have provided and acquired securities for their own accounts in transactions not involving any general solicitations or advertising, and not with a view to the distribution thereof, and (2) a restrictive legend was placed on each certificate evidencing the securities; (3) each purchaser acknowledged in writing that he knew the securities were not registered under the Securities Act or any State securities laws, and are restricted securities as that term is defined in Rule 144 under the Securities Act, that the securities may not be offered for sale, sold or otherwise transferred within the United States and except pursuant to an effective registration statement under the Securities Act and any applicable State securities laws, or pursuant to any exemption from registration under the Securities Act, the availability of which is to be established to the satisfaction of GreyStone.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

        ITEM 16(a) EXHIBITS

3.1*    Amended and Restated Certificate of Incorporation

3.2*    By-laws of the Company

4.1*    Specimen Common Stock Certificate

4.2**   Series A Convertible Preferred Stock Certificate of Designation of the
        Relative Rights and Preferences

4.3**   Series A Convertible Preferred Stock Form of a Warrant

4.4     Form of a Warrant with Registration Rights

5.1+    Opinion of Resch Polster Alpert & Berger LLP

10.1*   Agreement and Plan of Merger and Reorganization by and among Express
        Capital Concepts, Inc., Express Capital Acquisition Corp., GreyStone
        Technology, Incorporated and Mr. Earnest Mathis, Jr., dated as of August
        11, 1997, and the first and second amendments.

10.2**  Series A Convertible Preferred Stock Purchase Agreement

10.3**  Series A Convertible Preferred Stock Registration Rights Agreement

10.4    1991 Stock Option Plan

10.5    1994 Stock Option Plan

10.6+   2000 Stock Option Plan

10.7    Employment Agreement between GreyStone Technology, Inc. and Richard A
        Smith

23.1    Consent of J.H. Cohn LLP

23.2+   Consent of Counsel (Included in Exhibit 5.1)

-------------
* Previously filed as an exhibit to the Company's Registration Statement on Form S-4 (No. 333-65963) and is incorporated herein by reference.

** Previously filed as an exhibit to the Company's Current Report on Form 8-K on July 12, 2000, file number 000-28909.

+       To be filed by subsequent amendment

        ITEM 16(b) FINANCIAL STATEMENT SCHEDULES

        Schedules are omitted because of the absence of conditions under which they are required or because the required information is given in the financial statements or notes thereto.


ITEM 28. UNDERTAKINGS

The Undersigned Registrant hereby undertakes:

(1) To file, during any the undersigned Registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i) To include any prospectus required by Section 10(3a) of the Securities Act of 1933;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (Section 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to the information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933 each post-effective amendment shall be deemed to be a new registration statement relating to the securities being offered therein, and the offering of these securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering,

(4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the registrant's, Amended Articles of Incorporation by -Laws, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, this indemnifications against public policy as expressed in the act and its therefore unenforceable. In the event that a claim for indemnification against liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person in connection with the securities being registered), the Registrant will, unless in the opinion of its counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether this indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, California on July 21, 2000.


                                          GREYSTONE DIGITAL TECHNOLOGY, INC.

                                          By:     /S/ RICHARD A. SMITH
                                             -----------------------------------
                                                     Richard A. Smith
                                             President, Chief Executive Officer
                                                       and Chairman

July 21, 2000

        Pursuant to the requirements of the Securities Exchange Act of 1933, this registration statement has been signed below by the following persons on behalf of the registrant in the capacities and on the dates indicated.

              SIGNATURE                                      TITLE                        DATE
              ---------                                      -----                        ----
        /S/ RICHARD A. SMITH                      President, Chief Executive         July 21, 2000
----------------------------------------------      Officer and Chairman
          Richard A. Smith                       (Principal Executive Officer)


        /S/ MARSHALL GELLER                         Chief Financial Officer          July 21, 2000
----------------------------------------------     (Principal Financial and
          Marshall Geller                             Accounting Officer)


        /S/ THOMAS D. ALDERN                              Director                   July 21, 2000
----------------------------------------------
          Thomas D. Aldern


        /S/ JON M. REYNOLDS                               Director                   July 21, 2000
----------------------------------------------
          Jon M. Reynolds


                                                          Director                   July 21, 2000
----------------------------------------------
          James W. Johnston


                                                          Director                   July 21, 2000
----------------------------------------------
          Alan D. Stone


        /S/ MALCOLM R. CURRIE                             Director                   July 21, 2000
----------------------------------------------
       Malcolm R. Currie, Ph.D.